   As filed with the Securities and Exchange Commission on December 18, 1995
                                                   Registration No. 33-
================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                         -----------------------------

                                   FORM S-4
                            REGISTRATION STATEMENT
                                     under
                          THE SECURITIES ACT OF 1933

                         -----------------------------
                          WHITNEY HOLDING CORPORATION
            (Exact name of registrant as specified in its charter)
                         -----------------------------

         LOUISIANA                        6711                   72-6017893
(State or other jurisdiction   (Primary Standard Industrial   (I.R.S. Employer
     of incorporation or            Classification Code        Identification
        organization)                    Number)                     No.)

                         -----------------------------

                             228 St. Charles Avenue
                         New Orleans, Louisiana  70130
                                (504) 586-7117
              (Address, including zip code, and telephone number,
       including area code, of Registrant's principal executive office)

Joseph S. Schwertz, Jr., Esq.            Copies to:                           Copies to:
         Secretary                Patrick J. Butler, Jr., Esq.           W. Cleland Dade, Esq.
  Whitney Holding Corporation      Milling, Benson, Woodward,         Bracewell & Patterson, L.L.P.
228 St. Charles Ave. - Room 622    Hillyer, Pierson & Miller            South Tower Pennzoil Place
    New Orleans, LA  70130        909 Poydras Street, Suite 2300    711 Louisiana Street, Suite 2900
       (504) 586-3474               New Orleans, LA 70112                 Houston, TX 77002-2781
(Name, address, including zip
 code, and telephone number,
   including area code of
     agent for service)

      APPROXIMATE  DATE  OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
 Upon the effective date of the company merger described in this registration statement.

                         -----------------------------

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, please check the following box. [_]

                         -----------------------------

                        CALCULATION OF REGISTRATION FEE
===================================================================================================
                                                    PROPOSED          PROPOSED
   TITLE OF EACH CLASS OF           AMOUNT          MAXIMUM            MAXIMUM         AMOUNT OF
 SECURITIES TO BE REGISTERED        TO BE        OFFERING PRICE       AGGREGATE       REGISTRATION
                               REGISTERED/(1)/   PER UNIT/(2)/   OFFERING PRICE/(2)/      FEE
---------------------------------------------------------------------------------------------------
Common stock, no par value     2,627,451 shares          $24.80          $65,152,293       $22,466
===================================================================================================

(1) Based on the minimum closing sales price of a share of Whitney Holding Corporation common stock, no par value, of $25.50 that may be applied pursuant to the pricing formula described herein and the maximum aggregate dollar amount of such securities that may be issued in connection with the mergers described in this Registration Statement.
(2) Calculated in accordance with Rule 457(f)(1), based on the average of the high and low prices per share of the common stock, $1.00 par value, of First Citizens BancStock, Inc. on December 12, 1995, as reported on the American Stock Exchange and included herein solely for purposes of calculating the registration fee.

                         -----------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================


                          WHITNEY HOLDING CORPORATION
                             CROSS REFERENCE SHEET


Item of Form S-4                                      Location in Prospectus
----------------                                      ----------------------
A.  Information About the Transaction

    1.  Forepart of Registration Statement and        Cover Page
        Outside Front Cover Page of Prospectus

    2.  Inside Front and Outside Back Cover Pages     Inside Cover; Table of Contents
        of Prospectus

    3.  Risk Factors, Ratio of Earnings to Fixed      Summary
        Charges and Other Information

    4.  Terms of the Transaction                      Summary; The Plan of Merger

    5.  Pro Forma Financial Information               Unaudited Pro Forma Combined Financial
                                                      Information

    6.  Material Contacts with the Company            The Plan of Merger -- Background; The Plan
        Being Acquired                                of Merger -- Reasons for the Plan of Merger;
                                                      Recommendations of Citizens' Board of Directors

    7.  Additional Information Required for           *
        Reoffering by Persons and Parties
        Deemed to be Underwriters

    8.  Interests of Named Experts and Counsel        *

    9.  Disclosure of Commission Position on          *
        indemnification for Securities Act
        Liabilities

B.  Information About the Registrant

    10. Information with Respect to S-3               Inside Cover; Summary; Information about Whitney
        Registrants

    11. Incorporation of Certain                      Information about Whitney
        Information by Reference

    12. Information with Respect to S-2 or            *
        S-3 Registrants

    13. Incorporation of Certain Information by       *
        Reference

    14. Information with Respect to Registrants       *
        other than S-2 or S-3 Registrants

C.  Information About the Company Being Acquired

    15. Information with Respect to S-3 Companies     *

    16. Information with Respect to S-2 or S-3        *
        Companies


                           WHITNEY HOLDING CORPORATION
                             CROSS REFERENCE SHEET

Item of Form S-4                                      Location in Prospectus
----------------                                      ----------------------
    17. Information with Respect to Companies         Information about Citizens
        other than S-2 or S-3 Companies

D.  Voting and Management Information

    18. Information if Proxies, Consents or
        Authorizations are to be Solicitated

        (1)  Date, Time and Place Information         The Meeting - General

        (2)  Revocability of Proxy                    The Meeting - Solicitation, Voting and
                                                      Revocation of Proxies

        (3)  Dissenters' Rights of Appraisal          Dissenters' Rights

        (4)  Persons Making Solicitation              The Meeting - General; The Meeting -
                                                      Solicitation, Voting and Revocation of
                                                      Proxies

        (5)  Interests of Certain Persons in          Summary - Interests of Certain Persons in the
             Matters to be Acted upon; Voting         Mergers; The Plan of Merger - Interests of
             Securities and Principal Holders         Certain Persons in the Mergers; Information
             Thereof                                  About Citizens - Security Holdings of
                                                      Principal Shareholders and Management

        (6)  Vote Required for Approval               The Meeting - Shares Entitled to Vote;
                                                      Quorum; Vote Required

        (7)  Directors and Executive Officers;        Information About Citizens
             Executive Compensation; Certain
             Relationships and Related
             Transactions

     19. Information if Proxies, Consents or          *
         Authorizations are not to be Solicitated
         or in an Exchange Offer

-----------------------
*Not applicable or answer is in the negative.

                  [FIRST CITIZENS BANCSTOCK, INC. LETTERHEAD]



                                     , 1996



Dear Shareholder:

  You are cordially invited to attend a Special Meeting of Shareholders of First Citizens BancStock, Inc. ("Citizens"), to be held in the main office of The First National Bank in St. Mary Parish ("FNB"), 1100 Brashear Avenue, in the
City of Morgan City, Louisiana, on                                , February
     , 1996 at    :    .m., local time.

  The purpose of the Special Meeting will be to consider and vote upon the Amended and Restated Agreement and Plan of Merger and related merger agreements (the "Plan of Merger") among Citizens, FNB, Whitney Holding Corporation ("Whitney") and its wholly-owned subsidiaries Whitney National Bank ("Whitney Bank") and Whitney Acquisition Corporation (a company formed by Whitney to facilitate these mergers). Pursuant to the Plan of Merger (i) Citizens and Whitney would merge, (ii) each outstanding share of Citizens Common Stock would be converted into shares of Whitney Common Stock on the terms stated in the Plan of Merger, and (iii) FNB, Citizens' wholly-owned subsidiary, and Whitney Bank would merge. You are urged to read the enclosed Proxy Statement and Prospectus in its entirety for a more complete description of the terms of the Plan of Merger.

  The Board of Directors has unanimously approved the Plan of Merger as being in the best interests of Citizens' shareholders. The Robinson-Humphrey Company, Inc., an investment banking firm experienced in the valuation of banking institutions, has advised your Board of Directors that, in its opinion, the consideration to be received by Citizens' shareholders in the Plan of Merger is fair to Citizens' shareholders from a financial point of view. Upon approval of the Plan of Merger you would receive common stock of Whitney, one of the largest Louisiana bank holding companies. It is also a condition to the consummation of the merger that Citizens and Whitney receive an opinion that the merger will qualify as a tax-free reorganization for federal income tax purposes. We believe that the merger of Whitney and Citizens will create a company that is able to compete effectively in the changing economic and legal environment facing all financial institutions, while continuing to offer a broad range of banking services to the market areas currently served by FNB. Moreover, Whitney's Common Stock is quoted on the NASDAQ (National Market System), providing you with the continued liquidity of owning a publicly traded security.

  The accompanying Notice of Special Meeting and Proxy Statement and Prospectus contain information about the proposed mergers. Please read carefully these materials and the documents incorporated therein by reference, copies of which are available as indicated under the caption "Incorporation of Certain Documents by Reference."

  THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE PLAN OF MERGER AND URGES YOU TO SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ACCOMPANYING ENVELOPE IN ORDER TO ENSURE THAT YOUR VOTE IS REPRESENTED. Of course, if you attend the Special Meeting, you nevertheless may vote in person, even though you previously returned your proxy.


                                      Very truly yours,



                                      Milford L. Blum, Jr.
                                      President and Chief Executive Officer

                        FIRST CITIZENS BANCSTOCK, INC.
                             1100 Brashear Avenue
                         Morgan City, Louisiana 70380

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                          TO BE HELD           , 1996


To the Holders of Common Stock of First Citizens BancStock, Inc.:

     NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders (the "Meeting") of First Citizens BancStock, Inc. ("Citizens") will be held at the main office of its wholly-owned subsidiary, The First National Bank in St. Mary
Parish ("FNB"), 1100 Brashear Avenue, Morgan City, Louisiana on                ,
1996 at         .m, local time, for the following purposes:

     1. To consider and vote upon a proposal to approve an Amended and Restated Agreement and Plan of Merger and two related merger agreements (collectively, the "Plan of Merger") pursuant to which, among other things: (a) Whitney Acquisition Corporation (a wholly-owned subsidiary of Whitney Holding Corporation ("Whitney") formed for this purpose) would merge into Citizens, as a result of which Citizens would become a wholly-owned subsidiary of Whitney and each outstanding share of common stock of Citizens would be converted into shares of Whitney common stock as determined in accordance with the terms of the Plan of Merger, all as more fully described in the attached Proxy Statement and Prospectus; (b) Citizens would then be merged into Whitney; and (c) FNB would merge into Whitney National Bank, a wholly-owned bank subsidiary of Whitney.

     2. To transact such other business as may properly come before the Meeting or any adjournments thereof.

     Only shareholders of record at the close of business on           , 1996
are entitled to notice of and to vote at the Meeting or any adjournment thereof.

     Shareholders are cordially invited to attend the Meeting in person. Whether or not you plan to attend the Meeting, you are urged to complete, date and sign the enclosed proxy and to return it promptly.

                                        By order of the Board of Directors
                                        of First Citizens BancStock, Inc.



                                        Ira A. Breaux, Jr.
                                        Secretary

Morgan City, Louisiana
            , 1996

--------------------------------------------------------------------------------

                               I M P O R T A N T

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING REGARDLESS OF THE NUMBER THAT YOU HOLD. PLEASE PROMPTLY COMPLETE, SIGN AND MAIL THE ENCLOSED PROXY IN THE ACCOMPANYING POST-PAID ENVELOPE, WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE MEETING. YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS VOTED BY GIVING WRITTEN NOTICE OF REVOCATION TO THE SECRETARY OF CITIZENS OR BY EXECUTION OF A PROXY OF A LATER DATE FILED WITH THE SECRETARY OF CITIZENS AT OR BEFORE THE MEETING. IN ADDITION, IF YOU ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY BY VOTING IN PERSON.

--------------------------------------------------------------------------------

                        FIRST CITIZENS BANCSTOCK, INC.

              PROXY STATEMENT FOR SPECIAL MEETING OF SHAREHOLDERS
                         TO BE HELD            , 1996

                             --------------------

                          WHITNEY HOLDING CORPORATION

                                   PROSPECTUS

                           COMMON STOCK, NO PAR VALUE

     This Proxy Statement and Prospectus is being furnished to holders of common stock, par value $1.00 per share, of First Citizens BancStock, Inc. ("Citizens") in connection with the solicitation of proxies by Citizens' Board of Directors for use at a Special Meeting of Shareholders of Citizens (the "Meeting") to be
held on              1996 at   :   .m, local time, at The First National Bank in
St. Mary Parish ("FNB"), 1100 Brashear Avenue, Morgan City, Louisiana, and at any adjournment thereof. The purpose of the Meeting is to consider and vote upon a proposal to approve an Amended and Restated Agreement and Plan of Merger and two related merger agreements (collectively, the "Plan of Merger") between Citizens and FNB, on the one hand, and Whitney Holding Corporation ("Whitney"), Whitney Acquisition Corporation ("Acquisition") and Whitney National Bank ("Whitney Bank"), on the other hand. The Plan of Merger provides for, among other things, the merger of Acquisition, a wholly owned subsidiary of Whitney formed for this purpose, into Citizens (the "Company Merger") and the merger of FNB into Whitney Bank. Upon consummation of the Company Merger, each outstanding share of Citizens Common Stock (except for shares as to which dissenters' rights have been perfected and not withdrawn) would be converted into shares of common stock, no par value, of Whitney ("Whitney Common Stock") in the manner described herein, with cash being paid for any fractional share interest. See "The Plan of Merger--Description of the Plan of Merger-- Conversion of Citizens Common Stock." Consummation of the Company Merger requires the approval of the holders of at least two-thirds of the outstanding shares of Citizens Common Stock present at the Meeting in person or by proxy and is also subject to the satisfaction of certain other conditions, including obtaining necessary regulatory approvals.

     Whitney has filed a Registration Statement pursuant to the Securities Act of 1933, as amended (the "Securities Act"), covering up to 2,627,451 shares of Whitney Common Stock that may be issued upon consummation of the Company Merger, as determined on the basis of the pricing formula described herein. The actual number of shares of Whitney Common Stock to be issued will be determined in accordance with the terms of the Plan of Merger. See "The Plan of Merger-Description of the Plan of Merger--Conversion of Citizens Common Stock." This Proxy Statement and Prospectus constitutes a prospectus of Whitney relating to the shares of Whitney Common Stock that are issuable to the holders of Citizens Common Stock upon consummation of the Company Merger.

     This Proxy Statement and Prospectus, and the accompanying Notice of Special Meeting and form of proxy, are being first mailed to shareholders of Citizens on
or about            , 1996.

     The outstanding shares of Whitney Common Stock are, and the shares of Whitney Common Stock offered hereby will be, included for quotation on the NASDAQ National Market System. The outstanding shares of Citizens Common Stock are listed and traded on the American Stock Exchange, Inc. (the "AMEX"). The closing price per share of Whitney Common Stock on the NASDAQ National Market
System on            , 19   was $      and the closing price per share of
Citizens Common Stock on the AMEX on            , 19 was $     .

                             --------------------

THE SECURITIES TO BE ISSUED IN CONNECTION WITH THE PROPOSED COMPANY MERGER HAVE
  NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION
    OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE
      COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCU-
         RACY OR ADEQUACY OF THIS PROXY STATEMENT AND PROSPECTUS.  ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             --------------------

         This Proxy Statement and Prospectus is dated           , 1996

     No person has been authorized to give any information or to make any representations other than those contained in this Proxy Statement and Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by Whitney or Citizens. This Proxy Statement and Prospectus shall not constitute an offer by Whitney to sell or the solicitation of an offer by Whitney to buy nor shall there be any sale of the securities offered by this Proxy Statement and Prospectus in any state in which, or to any person to whom, it would be unlawful prior to registration or qualification under the laws of such state for Whitney to make such an offer or solicitation. Neither the delivery of this Proxy Statement and Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of Whitney or Citizens since the date hereof.

     All information contained herein with respect to Citizens has been provided by Citizens, and Whitney is relying on the accuracy of that information. All information contained herein with respect to Whitney has been provided by Whitney, and Citizens is relying on the accuracy of that information.


                             AVAILABLE INFORMATION

     Each of Whitney and Citizens is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith are required to file reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports, together with proxy statements and other information filed by Whitney and Citizens, can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at 7 World Trade Center, 13th Floor, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, such reports, proxy statements and other information concerning Citizens can be inspected at the offices of the AMEX, the stock exchange on which Citizens Common Stock (Symbol: FIR) is traded, 86 Trinity Place, New York, New York 10006. Whitney Common Stock is included for quotation on the NASDAQ National Market System (Symbol: WTNY), and such reports, proxy statements and other information concerning Whitney can be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

     Whitney has filed with the Commission a Registration Statement on Form S-4 ("Registration Statement") under the Securities Act with respect to the common stock offered by this Proxy Statement and Prospectus. This Proxy Statement and Prospectus does not contain all of the information set forth in the Registration Statement or the exhibits thereto. Statements contained in this Proxy Statement and Prospectus as to the contents of any documents are necessarily summaries of the documents, and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission. For further information with respect to Whitney, reference is made to the Registration Statement, including the exhibits thereto and any documents incorporated by reference therein.


                           INCORPORATION BY REFERENCE

     THIS PROXY STATEMENT AND PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE THAT ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. SEE "INFORMATION ABOUT WHITNEY--INCORPORATION OF CERTAIN INFORMATION ABOUT WHITNEY BY REFERENCE." WHITNEY HEREBY UNDERTAKES TO PROVIDE COPIES OF ANY SUCH DOCUMENTS, OTHER THAN EXHIBITS TO SUCH DOCUMENTS THAT ARE NOT SPECIFICALLY INCORPORATED BY REFERENCE THEREIN, WITHOUT CHARGE TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER OF CITIZENS COMMON STOCK, TO WHOM THIS PROXY STATEMENT AND PROSPECTUS IS DELIVERED, UPON THE WRITTEN OR ORAL REQUEST OF SUCH PERSON TO WHITNEY HOLDING CORPORATION,
ATTENTION: EDWARD B. GRIMBALL, CHIEF FINANCIAL OFFICER, 228 ST. CHARLES AVENUE, NEW ORLEANS, LOUISIANA 70130 (TELEPHONE: (504) 586-7252). IN ORDER TO ENSURE
TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY            ,
1996.

                               TABLE OF CONTENTS

SUMMARY..................................................................................................    ii
     The Companies and the Banks.........................................................................    ii
          Whitney........................................................................................    ii
          Citizens.......................................................................................    ii
     The Special Meeting.................................................................................    ii
          General........................................................................................    ii
          Purpose of the Meeting.........................................................................    ii
          Vote Required..................................................................................   iii
     Reasons for the Plan of Merger; Recommendation of Citizens' Board of Directors......................   iii
     Fairness Opinion of Robinson-Humphrey...............................................................   iii
     The Plan of Merger..................................................................................   iii
          Conversion of Citizens Common Stock............................................................   iii
          Exchange of Certificates.......................................................................    iv
          Regulatory Approvals and Other Conditions to Consummation of the Mergers.......................     v
          Waiver, Amendment and Termination..............................................................     v
          Certain Federal Income Tax Consequences........................................................     v
          Dissenters' Rights.............................................................................    vi
     Interests of Certain Persons........................................................................    vi
     Selected Financial Data of Citizens.................................................................   vii
     Selected Financial Data of Whitney..................................................................  viii
     Comparative Per Share Data (Unaudited)..............................................................    ix
     Market Prices.......................................................................................     x
     Comparative Rights of Shareholders..................................................................     x
THE MEETING..............................................................................................     1
     General.............................................................................................     1
     Purpose of the Meeting..............................................................................     1
     Shares Entitled to Vote; Quorum; Vote Required......................................................     1
     Solicitation, Voting and Revocation of Proxies......................................................     1
THE PLAN OF MERGER.......................................................................................     2
     General.............................................................................................     2
     Background..........................................................................................     2
     Reasons for the Plan of Merger; Recommendation of Citizens' Board of Directors......................     3
          General........................................................................................     3
          Whitney........................................................................................     3
          Citizens.......................................................................................     3
          Board Recommendation...........................................................................     4
     Fairness Opinion of The Robinson-Humphrey Company, Inc..............................................     4
          General........................................................................................     4
          Valuation Methodologies........................................................................     5
          Compensation of Robinson-Humphrey..............................................................     6
     Description of the Plan of Merger...................................................................     7
          Conversion of Citizens Common Stock............................................................     7
          Citizens Options...............................................................................     8
          Exchange of Certificates.......................................................................     9
          Transfer and Exchange Agents...................................................................    10
          Regulatory Approvals and Other Conditions of the Mergers.......................................    10
          Effective Date.................................................................................    10
          Conduct of Business Prior to the Effective Date................................................    10
          Waiver, Amendment and Termination..............................................................    11
          Expenses.......................................................................................    12
     Interests of Certain Persons........................................................................    12
          Employee Benefits..............................................................................    12
          Management.....................................................................................    12

          Citizens Option Plans..........................................................................    13
          Indemnification and Insurance..................................................................    14
     Status Under Federal Securities Laws; Certain Restrictions on Resales...............................    14
     Accounting Treatment................................................................................    15
CERTAIN FEDERAL INCOME TAX CONSEQUENCES..................................................................    15
DISSENTERS' RIGHTS.......................................................................................    16
UNAUDITED PRO FORMA
COMBINED FINANCIAL INFORMATION...........................................................................    18
INFORMATION ABOUT CITIZENS...............................................................................    26
     Description of Business.............................................................................    26
     Competition.........................................................................................    26
     Supervision and Regulation..........................................................................    27
     Market Prices and Dividends.........................................................................    28
     Property............................................................................................    29
     Employees...........................................................................................    29
     Security Holdings of Principal Shareholders and Management..........................................    29
     Legal Proceedings...................................................................................    31
CITIZENS MANAGEMENT'S DISCUSSION AND
ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS................................................    31
     Overview............................................................................................    31
     Years Ended December 31, 1994 and 1993..............................................................    32
     Nine Months Ended September 30, 1995................................................................    37
INFORMATION ABOUT WHITNEY................................................................................    40
     General.............................................................................................    40
     Market Prices of and Dividends Declared on Whitney Common Stock.....................................    40
     Incorporation of Certain Information about Whitney by Reference.....................................    41
COMPARATIVE RIGHTS OF SHAREHOLDERS.......................................................................    41
     Description of Whitney Common Stock.................................................................    41
     Comparison of Whitney Common Stock and Citizens Common Stock........................................    45
          Boards of Directors............................................................................    46
          Removal of Directors...........................................................................    46
          Supermajority Vote Requirements................................................................    46
          Reversion......................................................................................    46
          Shareholder Action by Consent..................................................................    46
LEGAL MATTERS............................................................................................    46
EXPERTS..................................................................................................    47
OTHER MATTERS............................................................................................    47
CITIZENS CONSOLIDATED FINANCIAL STATEMENTS...............................................................   F-1
     Appendix A - Amended and Restated Agreement and Plan of Merger......................................   A-1
     Appendix B - Fairness Opinion of The Robinson-Humphrey Company, Inc.................................   B-1
     Appendix C - Section 131 of the Louisiana Business Corporation Law..................................   C-1

                                    SUMMARY

     The following summary is not intended to be complete and is qualified in its entirety by the more detailed information appearing elsewhere herein, the appendices hereto and the documents incorporated herein by reference. Shareholders are urged to read carefully all such material.

THE COMPANIES AND THE BANKS

     Whitney. Whitney Holding Corporation ("Whitney") is a Louisiana bank holding company registered pursuant to the Bank Holding Company Act of 1956. Whitney became an operating entity in 1962 with Whitney National Bank ("Whitney Bank") as its only significant subsidiary. Whitney Bank, a national banking association, is a full-service commercial bank engaged in commercial and retail banking and in the trust business, including the taking of deposits, the making of secured and unsecured loans, the financing of commercial transactions, the issuance of credit cards, the performance of pension and personal trust services, and safe deposit rentals. Whitney Bank also is active as correspondent for other banks. At September 30, 1995, Whitney Bank had total assets of approximately $2.810 billion and total deposits of approximately $2.330 billion. Whitney Bank, which has its headquarters in Orleans Parish, Louisiana, has been engaged in general banking business in the City of New Orleans since 1883. It currently operates 45 offices in south Louisiana and a foreign branch on Grand Cayman in the British West Indies.

     In December 1994, Whitney established the Whitney Bank of Alabama and, through this new banking subsidiary, acquired the Mobile area operations of The Peoples Bank, Elba, Alabama on February 17, 1995. Whitney and its subsidiaries are sometimes referred to collectively herein as "Whitney's consolidated group." Whitney Acquisition Corporation ("Acquisition") is a wholly-owned subsidiary of Whitney that was organized under the laws of the State of Louisiana to facilitate the mergers described herein. See "The Meeting - Purpose of the Meeting" and "The Plan of Merger - General." At September 30, 1995, Whitney had total consolidated assets of approximately $2.939 billion and total consolidated deposits of approximately $2.425 billion. Whitney's principal executive offices are at 228 St. Charles Avenue, New Orleans, Louisiana 70130, and its telephone number is (504) 586-7117. See "Information About Whitney."

     Citizens. First Citizens BancStock, Inc., a Louisiana corporation ("Citizens"), is a bank holding company that owns all of the outstanding stock of The First National Bank in St. Mary Parish ("FNB"). At September 30, 1995, Citizens had total consolidated assets of approximately $239.5 million and total consolidated deposits of approximately $211.7 million. Citizens and FNB are sometimes referred to herein collectively as "Citizens' consolidated group." FNB, a national banking association and a wholly-owned subsidiary of Citizens, is a full service commercial bank offering consumer and commercial banking services at 12 locations in St. Mary, Iberia and East Baton Rouge Parishes, Louisiana. Citizens' and FNB's principal executive offices are at 1100 Brashear Avenue, Morgan City, Louisiana 70380, and its telephone number is (504) 385-0330. See "Information about Citizens."

     Whitney and Citizens are sometimes collectively referred to herein as the "Companies" and Whitney and FNB are sometimes collectively referred to herein as the "Banks."

THE SPECIAL MEETING

     General.  A special meeting of the shareholders of Citizens (the
"Meeting") will be held on                                 , February     , 1996
at the time and place set forth in the accompanying Notice of Special Meeting of Shareholders. Only record holders of the common stock, $1.00 par value per share, of Citizens ("Citizens Common Stock") at the close of business on
     , 1996 are entitled to notice of and to vote at the Meeting.  On that date,
there were                  shares of Citizens Common Stock issued and
outstanding, each of which is entitled to one vote on each matter properly to come before the Meeting.

     Purpose of the Meeting. The purpose of the Meeting is to vote upon a proposal to approve an Amended and Restated Agreement and Plan of Merger and two related merger agreements (collectively, the "Plan of Merger"), copies of which are attached hereto as Appendix A, pursuant to which, among other things, Acquisition will merge into Citizens (the "Company Merger"), Citizens will then immediately be merged into Whitney, and FNB will merge into Whitney Bank (the "Bank Merger" which, together with the Company Merger, are collectively called the "Mergers"), with the result that the business and properties of FNB will become the business and properties of Whitney Bank, the business and properties of Citizens will become the business and properties of Whitney and shareholders of Citizens will receive shares of Whitney Common Stock (and cash in lieu of fractional shares) as described below under "-- The Plan of Merger -- Conversion of Citizens Common Stock." See "The Meeting -- Purpose of the Meeting."

     Vote Required. The Plan of Merger must be approved by the affirmative vote of holders of at least two-thirds of the Citizens Common Stock present at the Meeting in person or by proxy. Directors and executive officers of Citizens and their affiliates beneficially own an aggregate of 263,777 shares, or approximately 20.29%, of the outstanding shares of Citizens Common Stock. On December 13, 1995, Whitney, as the sole shareholder of Acquisition, approved the Plan of Merger. Under Louisiana law, shareholders of Whitney are not required to approve the Plan of Merger. See "The Meeting -- Shares Entitled to Vote; Quorum; Vote Required."

REASONS FOR THE PLAN OF MERGER; RECOMMENDATION OF CITIZENS' BOARD OF DIRECTORS.

     The Board of Directors of Citizens believes that the approval of the Plan of Merger is in the best interests of Citizens and its shareholders. In reaching its decision, the Board considered a number of factors, including Citizens' and Whitney's business and prospects; the price to be received by Citizens' shareholders and the substantial premium that such price represented over the historical trading price for Citizens Common Stock; and the opinion of The Robinson-Humphrey Company, Inc. ("Robinson-Humphrey") that the consideration to be received by Citizens' shareholders upon the consummation of the Mergers is fair, from a financial point of view. See "The Plan of Merger -- Background" and "The Plan of Merger --Reasons for the Plan of Merger; Recommendation of Citizens' Board of Directors."

     THE BOARD OF DIRECTORS OF CITIZENS HAS UNANIMOUSLY APPROVED THE PLAN OF MERGER AND RECOMMENDS THAT ITS SHAREHOLDERS VOTE FOR APPROVAL OF THE PLAN OF MERGER.

FAIRNESS OPINION OF ROBINSON-HUMPHREY

     Robinson-Humphrey has rendered its opinion to Citizens' Board of Directors that, as of September 28, 1995, and based on and subject to the assumptions made, the factors considered, the review undertaken and the limitations stated, the consideration to be received by Citizens' shareholders under the Plan of Merger is fair to Citizens and its shareholders from a financial point of view. Robinson-Humphrey's opinion is directed only to the fairness of the terms of the Plan of Merger from a financial point of view and does not constitute a recommendation to any shareholder on how to vote at the Meeting. See "The Plan of Merger -- Fairness Opinion of The Robinson-Humphrey Company, Inc."

     A copy of the fairness opinion of Robinson-Humphrey is attached as Appendix B and should be read in its entirety.

THE PLAN OF MERGER

     Conversion of Citizens Common Stock. On the date on which the Company Merger becomes effective (the "Effective Date"), each issued and outstanding share of Citizens Common Stock (other than shares as to which dissenters' rights have been perfected and not withdrawn) will be converted into a number of shares of common stock, no par value, of Whitney ("Whitney Common Stock") with an aggregate market value of approximately $49.95; provided that the Average Market Price (as defined below) of Whitney Common Stock is not less than $25.50 or greater than $35.50 and none of the Citizens Options (defined below) are exercised. It is a condition to the parties' obligations, which condition may be waived, that the Average Market Price fall within that range. See "--Regulatory Approvals and Other Conditions to Consummation of the Mergers," below. The actual number of shares of Whitney Common Stock received by a Citizens shareholder on the Effective Date by reason of the Company Merger will vary depending on, among other things, the Average Market Price of Whitney Common Stock and the number of shares of Citizens Common Stock outstanding on the Effective Date. Whitney also will assume Citizens' obligations under options (the "Citizens Options") granted pursuant to Citizens' existing stock option plans (the "Citizens Option Plans"), with each such option being converted into an option to acquire shares of Whitney Common Stock as set forth in the Plan of Merger and the Citizens Option Plans. See "The Plan of Merger -- Description of the Plan of Merger -- Conversion of Citizens Common Stock."

     If no Citizens Options are exercised before the effectiveness of the Company Merger, Whitney Common Stock having an aggregate value (calculated on the basis of the Average Market Price) of $63,245,082 would be issued to Citizens' shareholders on the Effective Date by reason of the Company Merger. If all of the Citizens Options are exercised before the effectiveness of the Company Merger, Whitney Common Stock having an aggregate value (calculated on the basis of the Average Market Price) of $67,000,000 would be issued to Citizens' shareholders by reason of the Company Merger. The following table sets forth examples of the number of shares of Whitney Common Stock into which each share of Citizens Common Stock would be converted on the Effective Date, assuming that on such date the Average Market Price for Whitney Common Stock (as defined elsewhere in this Proxy Statement and Prospectus under the heading "The Plan of Merger - Description of the Plan of Merger") is as specified below and no Citizens Options are exercised on or prior to the Effective Date.

                                             Total Number of
                                                Shares of
        Assumed Average                          Whitney
 Market Price of Whitney Common                Common Stock                 Number of Whitney
           Stock                               To Be Issued              Shares Per Citizens Share*
-------------------------------              ---------------             --------------------------
           $25.50                                2,480,199                        1.9587
            28.00                                2,258,753                        1.7839
            30.50                                2,073,609                        1.6376
            33.00                                1,916,518                        1.5136
            35.50                                1,781,552                        1.4070
-------------

 * Based on 1,266,219 shares of Citizens Common Stock, the number of shares outstanding on September 30, 1995. Due to fluctuations in the trading prices of Whitney Common Stock, the actual number of shares to be received by Citizens shareholders cannot currently be determined.

    On                                      , 199   , the closing trading price
for a share of Whitney Common Stock was $                   , and if such date
had been the Effective Date, the Average Market Price would have been $       .
See "The Plan of Merger - Description of the Plan of Merger -- Conversion of Citizens Common Stock."

    Exchange of Certificates. Upon consummation of the Mergers, a letter of transmittal, together with instructions for the exchange of certificates representing shares of Citizens Common Stock for certificates representing shares of Whitney Common Stock, will be mailed to each person who was a shareholder of record of Citizens on the Effective Date. Shareholders are requested not to send in their Citizens Common Stock certificates until they have received a letter of transmittal and further written instructions.

     Citizens shareholders who cannot locate their stock certificates are urged to contact promptly:

                         First Citizens BancStock, Inc.
                              1100 Brashear Avenue
                          Morgan City, Louisiana 70380
                         Attention:  Cynthia G. Cutrera
                             Shareholder Relations
                                 (504) 385-0330

A new stock certificate will be issued to replace the lost certificate(s) only upon execution by the shareholder of an affidavit certifying that his certificate(s) cannot be located and an agreement to indemnify Citizens and Whitney against any claim that may be made against Citizens or Whitney by the owner of the certificate(s) alleged to have been lost or destroyed. Citizens or Whitney may also require the shareholder to post a bond in such sum as is sufficient to support the shareholder's agreement to indemnify Citizens and Whitney. See "The Plan of Merger - Description of the Plan of Merger -- Exchange of Certificates."

     Regulatory Approvals and Other Conditions to Consummation of the Mergers. In addition to approval by the shareholders of Citizens, consummation of the Mergers is conditioned upon, among other things, (i) the accuracy on the date of closing of the representations and warranties, and the compliance with covenants, made in the Plan of Merger by each party, and the absence of any material adverse change in the financial condition, results of operations, business or prospects of the other party's consolidated group, (ii) the receipt by Whitney, Acquisition and Whitney Bank of required regulatory approvals, (iii) the receipt by Whitney of assurances that the Mergers may be accounted for as a pooling-of-interests, (iv) the receipt by Whitney and Citizens of opinions as to the qualification of the Mergers as tax-free reorganizations under applicable law, and (iv) certain other conditions customary for agreements of this sort. It is a condition to Whitney's obligations to consummate the Mergers that the Average Market Price of the Whitney Common Stock (calculated without regard to the limitations contained in the definition of Average Market Price) shall not be more than $35.50, unless Whitney has executed a definitive merger or other acquisition agreement with a third party as a result of which Whitney would cease to be an independent, public company. It is a condition to Citizens' obligations that the Average Market Price of the Whitney Common Stock as so calculated shall not be less than $25.50. The Companies intend to consummate the Mergers as soon as practicable after all of the conditions to the Mergers have been met or waived.

     On December 8, 1995, Whitney filed an application seeking approval of the Bank Merger from the Office of the Comptroller of the Currency (the "Comptroller") and on the same day filed an application seeking the prior approval of the Company Merger from the Board of Governors of the Federal Reserve System (the "Reserve Board"). Whitney expects to receive such approvals prior to the Meeting; however, there can be no assurance that they will be obtained, or that the other conditions to consummation of the Mergers will be satisfied by such date or at all. See "The Plan of Merger - Description of the Plan of Merger -- Regulatory Approvals and Other Conditions of the Mergers."

     Waiver, Amendment and Termination. The Plan of Merger provides that each of the parties to the Plan of Merger may waive any of the conditions to its obligation to consummate the Mergers other than approval by the shareholders of Citizens, the receipt of all necessary regulatory approvals, the satisfaction of all requirements prescribed by law for consummation of the Mergers and Citizens' receipt of a letter from Robinson-Humphrey dated as of the date of the Meeting, in form and substance satisfactory to Citizens, confirming Robinson-Humphrey's fairness opinion to the Board of Directors of Citizens.

     The Plan of Merger may be amended, at any time before or after its approval by the shareholders of Citizens, by the mutual agreement of the Boards of Directors of the parties to the Plan of Merger; provided that, under the Louisiana Business Corporation Law ("LBCL") any amendment made subsequent to shareholder approval may not alter the amount or type of shares into which Citizens Common Stock will be converted, alter any term of the Articles of Incorporation of Citizens as the surviving entity in the Company Merger, or alter any term or condition of the Plan of Merger in a manner that would adversely affect any shareholder of Citizens.

     The Plan of Merger may be terminated at any time prior to the Effective Date (i) by the mutual consent of Whitney and Citizens; (ii) in the event of a breach of any representation, warranty or covenant in the Plan of Merger that cannot be cured by the earlier of 15 days after written notice of such breach or June 30, 1996; (iii) if the Mergers have not occurred by June 30, 1996; (iv) if the number of shares of Citizens Common Stock as to which the holders thereof are, on the Effective Date, legally entitled to assert dissenting shareholders rights plus the number of shares to which the holders thereof are entitled to receive cash payments in lieu of fractional shares, exceeds that number of shares of Citizens Common Stock that would preclude pooling-of-interests accounting for the Mergers (i.e., if, after the Meeting, the holders of more than 10% of the Citizens Common Stock would be entitled to receive all of their consideration in the Company Merger in the form of cash rather than Whitney Common Stock as the result of their exercise of dissenters' rights or by receiving cash in lieu of fractional shares); (v) if Citizens receives a written offer with respect to another acquisition transaction and the Board of Directors of Citizens determines in good faith, after consultation with its financial advisers and counsel, that such transaction is more favorable to Citizens' shareholders than the transactions contemplated by the Plan of Merger; or (vi) on the basis of certain other grounds specified in the Plan of Merger. The Plan of Merger provides for a termination fee of $3.0 million payable to Whitney if Citizens terminates the Plan of Merger under the circumstances described in clause (v) of the preceding sentence. See "The Plan of Merger - Description of the Plan of Merger -- Waiver, Amendment and Termination."

     Certain Federal Income Tax Consequences. Consummation of the Mergers is conditioned upon receipt by the Companies of an opinion from Arthur Andersen LLP to the effect that, among other things, each of the Mergers will qualify as a tax-free reorganization under applicable law and that each Citizens shareholder who receives Whitney Common Stock pursuant to the Company Merger will not recognize gain or loss except with respect to the receipt of cash (i) in lieu of fractional shares of Whitney Common Stock or (ii) pursuant to the exercise of dissenters' rights. BECAUSE OF THE COMPLEXITY OF THE TAX LAWS, EACH SHAREHOLDER SHOULD CONSULT HIS OR HER TAX ADVISOR CONCERNING THE APPLICABLE FEDERAL, STATE AND LOCAL INCOME TAX CONSEQUENCES OF THE MERGERS. See "Certain Federal Income Tax Consequences."

     Dissenters' Rights. By complying with the specific procedures required by the LBCL and described herein, shareholders of Citizens may have the right to dissent from the Company Merger if the Company Merger is effected with the approval of the holders of less than 80% of the total voting power of Citizens. Shareholders who perfect their dissenters' rights may be entitled to receive in cash the fair value of their shares of Citizens Common Stock. Failure to comply with statutory procedures in the exercise of dissenters' rights will nullify such rights. See "Dissenters' Rights."

INTERESTS OF CERTAIN PERSONS

     The executive officers and members of the Board of Directors of Citizens and FNB have interests in the Mergers that are in addition to their interest as shareholders of Citizens. These interests include, among others, payments to be received by Citizens' executive officers pursuant to agreements with FNB; the acceleration of vesting of Citizens Options held by directors and executive officers pursuant to the terms of the Citizens Option Plans; the continued employment of the executive officers by Whitney after the Effective Date; provisions in the Plan of Merger relating to indemnification of directors and officers of Citizens and FNB and the continuation of certain employee benefits generally.

     In addition, Whitney has agreed to create an advisory "city board" of Whitney Bank, consisting of those members of Citizens' current Board of Directors who agree to serve in such capacity, to promote business development and customer relations in St. Mary and Iberia Parishes, Louisiana. Whitney has also undertaken to appoint one of the members of the city board to Whitney's Board of Directors no later than October 1, 1996 and to recommend to its shareholders that such person be elected to the Board at Whitney's 1997 annual meeting of shareholders.

     See "The Plan of Merger - Interests of Certain Persons."

SELECTED FINANCIAL DATA OF CITIZENS

     The following selected financial data with respect to each of the fiscal years in the five-year period ended December 31, 1994 have been derived from Citizens' audited consolidated financial statements. The selected financial data for the nine months ended September 30, 1995 and 1994 have been derived from Citizens' unaudited financial statements, which, in the opinion of Citizens' management, reflect all adjustments that are necessary for a fair presentation of the results of operations for the interim periods presented. The results of operations for the nine-month period ended September 30, 1995 are not necessarily indicative of the results to be expected for the entire year. The information set forth below should be read in conjunction with Citizens' consolidated financial statements and notes thereto appearing elsewhere in this Proxy Statement and Prospectus.

                                            Nine months ended
                                              September 30,                           Years ended December 31,
                                           ---------------------     --------------------------------------------------------
                                             1995         1994         1994        1993        1992        1991        1990
                                           --------     --------     --------    --------    --------    --------    --------
                                                            (In thousands, except per share data, unaudited)
AVERAGE BALANCE SHEET DATA:
  Total assets.........................    $228,663     $224,259     $226,642    $229,177    $218,143    $176,917    $158,613

  Earning assets.......................     215,558      211,267      210,847     212,625     210,186     163,838     147,516
  Loans and leases, net of
   unearned income and allowance.......     128,881      113,683      117,418     104,441     100,553      93,502      83,784
  Investment securities................      78,118       82,402       81,716      90,767      80,293      55,635      53,491
  Interest bearing deposits............     168,556      168,292      168,207     172,297     167,854     135,891     122,641
  Noninterest bearing deposits.........      35,270       32,418       32,899      32,723      27,855      19,836      18,553
  Shareholders' equity.................      24,352       22,060       21,923      20,001      17,867      16,440      15,382

INCOME STATEMENT DATA:
  Total interest income................    $ 14,143     $ 12,520      $16,989    $ 16,575    $ 17,324    $ 16,525    $ 15,878
  Net interest income..................       8,906        8,388       11,353      10,910       9,891       8,114       7,239
  Provision for loan losses............        (250)        (135)        (135)       (375)     (1,065)     (1,035)       (885)
  Other income.........................       1,429        1,388        1,987       2,352       2,349       1,489       1,320
  Operating expenses...................      (6,137)      (5,979)      (8,301)     (8,271)     (7,992)     (6,500)     (5,908)
  Net income...........................       2,708        2,532        3,360       2,827       2,213       1,503       1,266

PER SHARE DATA:*
  Primary earnings per share...........    $   2.09     $   2.00      $  2.65    $   2.23    $   1.75    $   1.19    $   1.00
  Fully diluted earnings per share.....        2.02         2.00         2.65        2.23        1.75        1.19        1.00
  Cash dividends per share.............        0.39         0.27         0.54        0.45        0.36        0.29        0.26
  Book value per share, end of period..       20.51        17.69        17.67       17.32       14.80       13.41       12.52

KEY RATIOS:
  Net income as a percent of
    average assets.....................        1.18%        1.13%        1.48%       1.23%       1.01%       0.92%       0.86%
  Net income as a percent of
    average equity.....................       11.12        11.47        15.33       14.13       12.39        9.14        8.23
  Allowance for loan losses as
    a percent of loans and leases
    at period end......................        1.43         1.56         1.49         1.8        1.94        1.90        1.68
  Average equity as a percent of
    average total assets...............       10.65         9.84         9.67        8.73        8.19        9.29        9.70
  Dividend payout ratio................       20.50        12.50        20.30       20.18       20.57       24.37       26.00

______________________
*All per share data have been adjusted to reflect the five-for-one stock split in 1993 and a 10% stock dividend in October 1994.

SELECTED FINANCIAL DATA OF WHITNEY

     The following selected financial data with respect to each of the fiscal years in the five-year period ended December 31, 1994 and for the nine-month periods ended September 30, 1995 and 1994 have been derived from the consolidated financial statements of Whitney's consolidated group and should be read in conjunction with Whitney's 1994 Annual Report on Form 10-K and Whitney's Quarterly Report on Form 10-Q for the quarter ended September 30, 1995 that have been incorporated by reference in this Proxy Statement and Prospectus. The selected financial data for the nine months ended September 30, 1995 and 1994 have been derived from Whitney's unaudited financial statements, which, in the opinion of Whitney's management, reflect all adjustments that are necessary for a fair presentation of the results of operations for the interim periods presented. The results of operations for the nine-month period ended September 30, 1995 are not necessarily indicative of the results to be expected for the entire year.

                                    Nine months ended
                                      September 30,                          Years ended December 31,
                                   ----------------------  -----------------------------------------------------------
                                      1995        1994        1994        1993        1992        1991        1990
                                   ----------  ----------  ----------  ----------  ----------  ----------  ----------
                                                   (In thousands, except per share data, unaudited)
AVERAGE BALANCE SHEET DATA:
 Total assets....................  $2,932,950  $2,974,214  $2,956,032  $2,888,335  $2,843,833  $2,854,924  $2,701,872
 Total earning assets............   2,641,184   2,682,240   2,667,051   2,604,901   2,550,935   2,553,172   2,374,271
 Total loans.....................   1,141,124     963,469     979,254     952,238   1,124,993   1,356,995   1,439,047
 Total investment in securities..   1,448,616   1,646,605   1,622,971   1,547,701   1,281,713   1,040,451     783,131
 Interest bearing deposits.......   1,639,177   1,702,611   1,692,659   1,682,856   1,703,335   1,722,538   1,538,364
 Noninterest bearing deposits....     771,213     761,358     759,549     732,734     696,077     661,403     637,797
 Shareholders' equity............     311,676     273,900     276,219     219,662     175,413     168,090     198,593

INCOME STATEMENT DATA:
 Total interest income...........  $  142,085  $  131,395  $  175,761  $  169,530  $  177,755  $  206,778  $  219,472
 Net interest income.............      94,719      93,083     123,894     120,514     112,430      99,200      96,688
 Provision for (reduction in
   reserve for) possible loan
   losses........................     (10,000)    (16,139)    (26,139)    (60,000)      3,350      45,387      62,266
 Non-interest income.............      23,653      25,018      32,353      30,991      32,644      45,299      18,218
 Non-interest expense............      82,482      76,958     104,258     100,093     112,623     105,803      88,720
 Net income (loss)...............      31,365      38,703      52,838      76,401      20,202      (4,684)    (17,439)

PER SHARE DATA:
 Earnings (loss) per share.......  $     2.12  $     2.66  $     3.63  $     5.30  $     1.41  $    (0.33) $    (1.21)
 Dividends per share.............        0.60        0.47        0.64        0.43        0.07          --        0.85
 Book value per share, end of
   period........................       22.22       19.70       20.36       17.93       12.88       11.57       11.89

KEY RATIOS:
 Net income (loss) as a percent
   of average assets.............        1.43%       1.74%       1.79%       2.65%       0.71%      (0.16%)     (0.65%)
 Net income (loss) as a percent
   of average equity.............       13.45       18.89       19.13       34.78       11.52       (2.79)      (8.78)
 Net interest margin.............        4.93        4.74        4.79        4.75        4.52        3.99        4.03
 Allowance for loan losses as
   a percent of loans and leases
   at period end.................         2.7         4.1         3.3         4.6         9.4         8.5         6.1
 Average equity as a percent
   of average total assets.......       10.63        9.21        9.34        7.61        6.17        5.89        7.35
 Dividend payout ratio...........       28.27       17.66       17.66        8.18        4.75          --          --


COMPARATIVE PER SHARE DATA (UNAUDITED)

     The following table presents certain information for Whitney and Citizens on an historical, unaudited pro forma combined and unaudited pro forma equivalent basis. The unaudited pro forma combined information is based upon the historical financial condition and results of operations of the Companies and adjustments directly attributable to the Plan of Merger based on estimates derived from information currently available. This information does not purport to be indicative of the results that would actually have been obtained if the Plan of Merger had been consummated on the date or for the periods indicated below, or the results that may be obtained in the future. Whitney expects to account for the Mergers using the pooling-of-interests method applied in accordance with generally accepted accounting principles.


                                            Historical        Pro Forma      Pro Forma        Citizens           Citizens
                                       -------------------
                                       Whitney    Citizens  Combined/(1)/  Combined/(2)/  Equivalent/(3, 4)/  Equivalent/(4,5)/
                                       -------    --------  -------------  -------------  ------------------  -----------------
EARNINGS PER COMMON SHARE:

Years ended:
 December 31, 1994....................  $ 3.63     $ 2.65      $ 3.30          $ 3.44       $ 6.46              $ 4.84
 December 31, 1993....................    5.30       2.23        4.69            4.89         9.19                6.88
 December 31, 1992....................    1.41       1.75        1.33            1.39         2.60                1.96
Nine months ended September 30,
 1995/(6)/............................  $ 2.12     $ 2.09      $ 1.97          $ 2.05       $ 3.86              $ 2.89

DIVIDENDS DECLARED PER COMMON SHARE:

Years ended:
 December 31, 1994....................  $ 0.64     $ 0.54      $ 0.58          $ 0.61       $ 1.14              $ 0.86
 December 31, 1993....................    0.43       0.45        0.40            0.42         0.78                0.59
 December 31, 1992....................    0.07       0.36        0.08            0.09         0.16                0.13
Nine months ended September 30, 1995..  $ 0.60     $ 0.39      $ 0.54          $ 0.57       $ 1.05              $ 0.78

BOOK VALUE PER COMMON SHARE:

As of September 30, 1995..............  $22.22     $20.51       $20.53         $21.40       $40.21              $30.11
As of December 31, 1994...............  $20.36     $17.67       $18.70         $19.50       $36.63              $27.44

MARKET VALUE PER COMMON SHARE:

As of September 28, 1995/(7)/.........  $30.50     $31.25                                   $49.95              $49.95
As of       , 1996....................  $          $                                        $                   $

----------------
(1) Assuming an Average Market Price of Whitney Common Stock of $25.50 and the issuance of 2,480,199 shares of Whitney Common Stock to effect the Company Merger.
(2) Assuming an Average Market Price of Whitney Common Stock of $35.50 and the issuance of 1,781,552 shares of Whitney Common Stock to effect the Company Merger.
(3) Citizens equivalent is calculated by multiplying the amount in the pro forma combined column referenced to footnote 1 by the exchange ratio of
     1.9587 at the $25.50 Average Market Price.
(4) The Citizens Equivalent amounts are based on an aggregate value of $63,245,082 of Whitney Common Stock being issued to Citizens' shareholders on the Effective Date by reason of the Company Merger and a total of 1,266,219 shares of Citizens Common Stock outstanding on the Effective Date.
(5) Citizens equivalent is calculated by multiplying the amount in the pro forma combined column referenced to footnote 2 by the exchange ratio of
     1.4070 at the $35.50 Average Market Price.
(6) On a fully diluted basis, Citizens' historical earnings per share for the nine months ended September 30, 1995 were $2.02 per share. Fully diluted earnings per share do not differ significantly from that which is calculated on a primary basis for all other per share amounts presented.
(7) The trading day immediately preceding public announcement of the execution of the Plan of Merger. See " - Market Prices," below.

MARKET PRICES

     On September 28, 1995, the last trading day preceding the date that the Companies publicly announced that they had entered into the Plan of Merger, the closing sales price for a share of Whitney Common Stock, as quoted on the NASDAQ National Market System, was $30.50. No assurance can be given as to the market
price of Whitney Common Stock on the Effective Date.  On          , 1996, the
closing sales price for a share of Whitney Common Stock was $           and, if
such date had been the Effective Date of the Mergers, the Average Market
Price would have been $           .  See "The Plan of Merger -- Description of
the Plan of Merger -- Regulatory Approvals and Other Conditionsof the Mergers."

     The closing sales price for a share of Citizens Common Stock on the AMEX
was $31.25 on September 28, 1995. On          ,1996, the closing sales price
for a share of Citizens Common Stock was $        . No assurance can be given
as to the market price of the Citizens Common Stock on the Effective Date. See "Information About Citizens -- Market Prices and Dividends."

COMPARATIVE RIGHTS OF SHAREHOLDERS

     If the Mergers are consummated, all shareholders of Citizens, other than those exercising dissenters' rights, will become shareholders of Whitney, and their rights will be governed by and be subject to Whitney's Articles of Incorporation and Bylaws rather than those of Citizens. Whitney's Articles of Incorporation contain provisions that are different from those of Citizens, some of which may have the effect of discouraging a third party from seeking to obtain control of Whitney in a transaction not approved by Whitney's Board of Directors. See "Comparative Rights of Shareholders."

                                  THE MEETING


GENERAL

          This Proxy Statement and Prospectus is furnished to shareholders of First Citizens BancStock, Inc. ("Citizens") in connection with the solicitation of proxies on behalf of its Board of Directors for use at a special meeting of shareholders of Citizens (the "Meeting") to be held on the date and at the time and place specified in the accompanying Notice of Special Meeting of Shareholders, or any adjournments thereof.

          Citizens and Whitney Holding Corporation (collectively, the "Companies") have each supplied all information included herein with respect to it and its consolidated subsidiaries. Citizens and its subsidiary are sometimes collectively referred to herein as "Citizens' consolidated group" and Whitney Holding Corporation ("Whitney") and its subsidiaries are sometimes collectively referred to herein as "Whitney's consolidated group."

PURPOSE OF THE MEETING

          The purpose of the Meeting is to consider and vote upon a proposal to approve an Amended and Restated Agreement and Plan of Merger between Whitney, its wholly-owned banking subsidiary Whitney National Bank ("Whitney Bank") and Whitney Acquisition Corporation ("Acquisition"), a wholly-owned subsidiary of Whitney formed for this purpose, on the one hand, and Citizens and its wholly owned subsidiary, The First National Bank in St. Mary Parish ("FNB"), on the other, and a related Agreement of Merger between Whitney and FNB (the "Bank Merger Agreement") and a related Joint Agreement of Merger between Acquisition and Citizens (the "Company Merger Agreement" and, together with the Bank Merger Agreement and the Amended and Restated Agreement and Plan of Merger, the "Plan of Merger"). Pursuant to the Plan of Merger, Acquisition will merge into Citizens (the "Company Merger"), with the result that Citizens will become a wholly-owned subsidiary of Whitney, Citizens will then immediately be merged into Whitney and FNB will merge into Whitney Bank (the "Bank Merger" which, together with the Company Merger, are collectively called the "Mergers"). In consideration of the Company Merger, each outstanding share of common stock, $1.00 par value, of Citizens ("Citizens Common Stock") will be converted into a number of shares of common stock, no par value, of Whitney ("Whitney Common Stock") as described under the heading captioned "The Plan of Merger - Description of the Plan of Merger -- Conversion of Citizens Common Stock."

SHARES ENTITLED TO VOTE; QUORUM; VOTE REQUIRED

          Only holders of record of Citizens Common Stock at the close of
business on                                     , 1996 are entitled to notice of
and to vote at the Meeting. On that date, there were shares of Citizens Common Stock outstanding, each of which is each entitled to one vote on each matter properly brought before the Meeting.

          With respect to consideration of the Plan of Merger and any other matter properly brought before the Meeting, the presence at the Meeting, in person or by proxy, of the holders of a majority of the outstanding shares of Citizens Common Stock is necessary to constitute a quorum. The Plan of Merger must be approved by the affirmative vote of two-thirds of the total number of shares of Citizens Common Stock present in person or by proxy at the Meeting.
An abstention will have the effect of a vote against the Plan of Merger but will cause a shareholder otherwise entitled to dissenters' rights to forfeit any claim to such rights. Broker non-votes will not be counted for purposes of determining the presence of a quorum; accordingly, assuming the presence of a quorum at the Meeting, any broker non-votes will have no effect on the outcome of the vote on the Plan of Merger.

          Louisiana law does not require that shareholders of Whitney approve the Plan of Merger. Whitney, as the sole shareholder of Acquisition, approved
the Company Merger Agreement on                                    , 19   .

SOLICITATION, VOTING AND REVOCATION OF PROXIES

          The form of proxy for use at the Meeting accompanies this Proxy Statement and Prospectus . A shareholder may use a proxy whether or not he or she intends to attend the Meeting in person. Duly executed proxies will authorize the persons named therein to vote on all other matters that properly come before the Meeting. Where a shareholder specifies his choice on the proxy with respect to the proposal to approve the Plan of Merger, the shares represented by the proxy will be voted in accordance with such specification. If no such specification is made, the shares will be voted in favor of the Plan of Merger. If a shareholder does not sign and return a proxy and specify on the proxy an instruction to vote against the Plan of Merger, he or she will not be able to exercise dissenters' rights with respect to the Company Merger unless he attends the Meeting in person and votes against the Plan of Merger and gives written notice of his dissent from the Plan of Merger at or prior to the Meeting. See "Dissenters' Rights." A proxy may be revoked by (i) giving written notice of revocation at any time before its exercise to First Citizens BancStock, Inc., 1100 Brashear Avenue, Morgan City, Louisiana 70380, Attention: Secretary, or (ii) executing and delivering to the Secretary at any time before its exercise a later dated proxy. In addition, shareholders who attend the Meeting may revoke their proxies by voting in person.

          In addition to soliciting proxies by mail, directors, officers and employees of Citizens and FNB, without receiving additional compensation therefor, may solicit proxies by telephone and in person. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of shares of Citizens Common Stock, and Citizens will reimburse such parties for reasonable out-of-pocket expenses incurred in connection therewith. Citizens has also retained Georgeson & Company Inc. to assist in the solicitation of proxies, for a fee of
approximately $                               plus reasonable out-of-pocket
expenses. Citizens will pay the cost of soliciting proxies.

                               THE PLAN OF MERGER

GENERAL

          The transactions contemplated by the Plan of Merger are to be effected in accordance with the terms and conditions set forth in the Plan of Merger, which is incorporated herein by reference. The following brief description does not purport to be complete and is qualified in its entirety by reference to the Plan of Merger, a copy of which is attached hereto as Appendix A.

          The ultimate result of the transactions contemplated by the Plan of Merger will be that the business and properties of Citizens will become the business and properties of Whitney, the business and properties of FNB will become the business and properties of Whitney Bank and the shareholders of Citizens will become shareholders of Whitney. The steps taken to achieve this result involve the following transactions: (i) Acquisition will merge into Citizens and the separate existence of Acquisition will cease, with the result that Citizens will become a wholly-owned subsidiary of Whitney, (ii) Citizens will immediately thereafter be merged into Whitney in a "short form" merger permitted under the Louisiana Business Corporation Law (the "LBCL") and the separate existence of Citizens will cease; (iii) FNB will merge into Whitney Bank and the separate existence of FNB will cease and (iv) shareholders of Citizens will receive the consideration described below under the heading captioned " - Description of the Plan of Merger --Conversion of Citizens Common Stock."

BACKGROUND

          In April 1995, representatives of Whitney contacted Milford L. Blum, Jr., President and Chief Executive Officer of Citizens and FNB, to arrange a meeting at which they expressed Whitney's general interest in acquiring or merging with a banking institution in the market area served by FNB. There was no decision to go forward with a transaction at that time, and the parties engaged in no further discussions regarding any proposed combination until July 1995. On July 11, 1995, Citizens' Board of Directors authorized the Executive Committee of the Board of Directors to meet with representatives of Whitney to discuss Whitney's previous expression of interest and to retain such advisors as the committee deemed necessary in connection with such discussions. The Executive Committee met with representatives of Whitney on July 14, 1995 and the parties discussed the general terms of any proposal Whitney might make, including the range of suggested values for Citizens. The Executive Committee reported this meeting to the Board of Directors, which authorized further preliminary discussions with Whitney.

          Citizens decided on August 8, 1995 to retain Robinson-Humphrey as its financial advisor to provide advice and assistance with respect to strategic alternatives available to Citizens, to perform related valuation analyses and to assist Citizens in the event of a merger or other business combination. The Board selected Robinson-Humphrey based on its knowledge of financial institutions in general and its experience as a financial advisor in mergers and acquisitions of financial institutions, particularly in the southern region of the U.S. On August 22 and August 31, 1995, Robinson-Humphrey made presentations to Citizens' Executive Committee and Board of Directors, respectively. Robinson-Humphrey presented a detailed financial analysis of several banks in the State of Louisiana who had been active in acquisitions, including Whitney, and an analysis of Citizens, assuming that it remained independent. At these presentations Robinson-Humphrey also reviewed the financial terms of recent Louisiana bank acquisitions.

          Representatives of the parties and their respective counsel negotiated terms of the proposed Mergers through August and September. On September 13, 1995, Whitney and Citizens executed a Confidentiality Agreement in anticipation of Whitney commencing its preliminary due diligence review of Citizens' operations. A meeting of Citizens' Board was held on September 27, 1995, at which Robinson-Humphrey and Citizens' counsel and independent auditors reviewed the terms of the proposed merger agreement. Robinson-Humphrey compared the financial terms of the proposed transaction to comparable transactions and orally expressed its opinion to the Board of Directors that the proposed consideration to be received by Citizens shareholders was fair, from a financial point of view, to Citizens and Citizens' shareholders. Robinson-Humphrey thereafter confirmed its advice by delivering its written opinion dated September 28, 1995. After approval by Whitney's Board on September 27 and by Citizens' Board on September 28, Whitney and Citizens executed an agreement and plan of merger on September 28, 1995, which was amended and restated on December 15, 1995.

          On November 3, 1995, Whitney delivered to Citizens notice required under the Plan of Merger that Whitney had completed its initial due diligence examination of Citizens and FNB and, subject to satisfaction of the other conditions to closing, Whitney intended to proceed to closing.

REASONS FOR THE PLAN OF MERGER; RECOMMENDATION OF CITIZENS' BOARD OF DIRECTORS

          General. The financial and other terms of the Plan of Merger are the result of arm's-length negotiations between representatives of the Companies. Determination of the consideration to be received by Citizens' shareholders was based upon many factors considered by the Boards of Directors of Whitney and Citizens, including the comparative financial condition, historical results of operations, current business and future prospects of the Companies and the Banks, the market price and historical earnings per share of the common stock of the Companies, and the desirability of combining the financial and managerial resources of the Banks to pursue consumer and commercial banking business in the markets currently served by FNB.

          Whitney. Whitney's business strategy includes expansion in the Gulf Coast region. One component of this strategy is the development of a significant banking presence in the Acadiana region of Louisiana and an increase in Whitney's market share in the Baton Rouge, Louisiana market. Whitney's management identified FNB as an institution that fit well with this strategy. FNB, headquartered in Morgan City, Louisiana, a sizeable city and metropolitan area in Acadiana, has market presences in that region and in Baton Rouge and New Iberia, Louisiana that Whitney's management determined would complement Whitney Bank's existing branch network.

          In deciding to pursue an acquisition of FNB and Citizens, Whitney's management and the Executive Committee of Whitney's Board of Directors noted, among other things, the following: (i) FNB's position as the largest depository institution in St. Mary Parish; (ii) FNB's stable, experienced management team and staff; (iii) FNB's performance during the economic downturns of the 1980's in Louisiana; and (iv) FNB's capitalization, reserves and asset quality. Other opportunities for expansion such as de-novo branching or affiliation with other financial institutions in the area were also considered and determined to be less desirable than a merger with FNB because of factors including its size and location.

          Citizens.   The Board of Directors of Citizens believes that approval
of the Plan of Merger is in the best interests of Citizens and its shareholders. In reaching its decision to approve the terms of the Plan of Merger, the Board of Directors of Citizens considered a number of factors, including, without limitation, the following:

          1. The Board's familiarity with Citizens' business, operations, financial condition, earnings and prospects, and its investigation of similar matters concerning Whitney.

          2. The current and prospective economic environment and competitive constraints facing Citizens, including specifically the increasing regulatory burdens on small, community based banks and the greater variety of products and services which larger competitors can offer to customers.

          3. The price to be received by the Citizens shareholders, including the substantial premium which that price represented over the historical trading prices for Citizens Common Stock and the highly favorable comparison to prices recently received by shareholders of other similarly situated banks, and the relation of such price to the Boards's view of alternatives to the Mergers.

          4. The financial presentations and advice of Robinson-Humphrey, Citizens' independent financial advisors, and the opinion of Robinson-Humphrey that the consideration to be received by Citizens shareholders pursuant to the Plan of Merger is fair from a financial point of view. A copy of such opinion, updated through the date of this Proxy Statement and Prospectus, is attached hereto as Appendix B and is incorporated herein by reference. See "Fairness Opinion of the Robinson-Humphrey Company, Inc." below.

          5. The expectation that the receipt of the Whitney Common Stock will be a tax-free transaction to Citizens shareholders.

          6. The continued liquidity that the Company Merger would provide to current Citizens shareholders.

          7. The "market risk" protection afforded to Citizens shareholders pursuant to the Plan of Merger in the event of a decline in the price of Whitney Common Stock before the fifth trading day prior to the Effective Date.

          8. The effects of the Mergers on customers and employees of Citizens and FNB.

          The discussion of the information and factors considered and given weight by the Board of Directors of Citizens is not intended to be exhaustive. In view of the variety of factors considered in connection with its evaluation of the Plan of Merger, the Board did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, individual members of the Board may have given different weights to different factors.

          Board Recommendation. THE BOARD OF DIRECTORS OF CITIZENS HAS UNANIMOUSLY APPROVED THE PLAN OF MERGER AND UNANIMOUSLY RECOMMENDS THAT CITIZENS' SHAREHOLDERS VOTE FOR APPROVAL OF THE PLAN OF MERGER.

FAIRNESS OPINION OF THE ROBINSON-HUMPHREY COMPANY, INC.

          General. Citizens retained Robinson-Humphrey to act as its financial adviser in connection with the Mergers. As part of its investment banking business, Robinson-Humphrey is regularly engaged in the valuation of securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. Citizens' Board of Directors decided to retain Robinson-Humphrey based on its experience as a financial advisor in mergers and acquisitions of financial institutions, particularly transactions in the southern region of the United States. Robinson-Humphrey has rendered an opinion to Citizens' Board of Directors that, based on the matters set forth therein, the consideration to be received pursuant to the Company Merger is fair, from a financial point of view, to Citizens and its shareholders. The text of such opinion is set forth in Appendix B to this Proxy Statement and Prospectus and should be read in its entirety.

          The consideration to be received by Citizens shareholders pursuant to the Plan of Merger was determined by Citizens and Whitney in their negotiations. No limitations were imposed by the Board of Directors or management of Citizens upon Robinson-Humphrey with respect to the investigations made or the procedures followed by Robinson-Humphrey in rendering its opinion.

          In connection with rendering its opinion to Citizens' Board of Directors, Robinson-Humphrey performed a variety of financial analyses. However, the preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances, and, therefore, such an opinion is not readily susceptible to summary description.

          In conducting its analyses and in arriving at its opinion, Robinson-Humphrey has not conducted a physical inspection of any of the properties or assets of Citizens, and has not made or obtained any independent valuation or appraisals of any properties, assets or liabilities of Citizens. Its opinion is based on economic, market and other conditions as in effect on, and the information made available to it as of the date of, its analyses. In connection with rendering its opinion, Robinson-Humphrey reviewed, and has assumed and relied upon the accuracy and completeness of, the financial and other information that was provided to it by Citizens or that was publicly available, including Citizens' financial results for fiscal years
1990 through 1994 and the quarter ended June 30, 1995 and held discussions with senior management of Citizens. Robinson-Humphrey also studied published financial data concerning certain other publicly traded banks comparable to Citizens, certain financial data relating to comparable transactions and certain information and data relating to Whitney, including its financial statements from the fiscal years 1990 through 1994 and the quarter ended June 30, 1995.

          Valuation Methodologies. In connection with its opinion on the Company Merger and the presentation of that opinion to Citizens' Board of Directors, Robinson-Humphrey performed two valuation analyses with respect to
Citizens: (i) an analysis of prices and terms of recent comparable transactions involving banks purchasing banks; and (ii) a discounted cash flow analysis. For purposes of the comparable transaction analyses, Whitney Common Stock was valued at $31.00 per share. Each of these methodologies is discussed briefly below.

          Comparable Transaction Analysis. Robinson-Humphrey performed three analyses of premiums paid for selected banks with comparable characteristics to Citizens. Comparable transactions were considered to be (i) transactions since January 1, 1994, where the seller was a bank located in Louisiana, (ii) transactions since January 1, 1995 where the seller was a bank located in the Southeast with total assets between $100 million and $500 million, and (iii) transactions since January 1, 1994, where the seller was a bank located in the Southwest with total assets between $100 and $500 million.

          Based on the first of the foregoing classes of transactions, financial institutions purchasing banks in Louisiana since January 1, 1994, the analysis yielded a range of transaction values to book value of 1.24 times to 3.73 times, with a mean of 2.09 times and a median of 2.14 times. These compare to a transaction value for the Company Merger of approximately 2.52 times Citizens' book value as of June 30, 1995.

          The analysis yielded a range of transaction values as a multiple of tangible book value for the comparable transactions ranging from 1.24 times to
3.73 times, with a mean of 2.11 times and a median of 2.17 times. These compare to a transaction value to tangible book value at June 30, 1995 of approximately
2.52 times for the Company Merger.

          The analysis yielded a range of transaction values as a multiple of trailing twelve month earnings per share. These values ranged from 6.41 times to
26.20 times, with a mean of 13.93 times and a median of 12.98 times. These compare to a transaction value to Citizens' last twelve months earnings as of June 30, 1995 of approximately 17.90 times for the Company Merger.

          The analysis yielded a range of transaction values as a percent of total assets. These values ranged from 10.74 percent to 30.69 percent, with a mean of 18.24 percent and a median of 18.46 percent. These compare to a transaction value to the June 30, 1995 total assets of 28.92 percent for the Company Merger.

          Based on transactions since January 1, 1995, where the seller was a bank located in the Southeast with total assets between $100 and $500 million, the analysis yielded a range of transaction values to book value of 1.17 times to 3.04 times, with a mean of 2.00 times and a median of 2.15 times. These compare to a transaction value for the Company Merger of approximately 2.52 times Citizens' book value as of June 30, 1995.

          The analysis yielded a range of transaction values as a multiple of tangible book value for the comparable transactions ranging from 1.17 times to
3.29 times, with a mean of 2.10 times and a median of 2.15 times. These compare to a transaction value to tangible book value at June 30, 1995 of approximately 2.52 times for the Company Merger.

          The analysis yielded a range of transaction values as a multiple of trailing twelve month earnings per share. These values ranged from 6.87 times to
23.79 times, with a mean of 16.41 times and a median of 17.80 times. These compare to a transaction value to Citizens' last twelve months earnings as of June 30, 1995 of approximately 17.90 times for the Company Merger.

          The analysis yielded a range of transaction values as a percent of total assets. These values ranged from 6.19 percent to 26.53 percent, with a mean of 15.77 percent and a median of 14.79 percent. These compare to a transaction value to the June 30, 1995 total assets of 28.92 percent for the Company Merger.

          Based on transactions since January 1, 1994, where the seller was a bank located in the Southwest with total assets between $100 and $500 million, the analysis yielded a range of transaction values to book value of 1.26 times to 3.73 times, with a mean of 1.99 times and a median of 1.95 times. These compare to a transaction value for the Company Merger of approximately 2.52 times Citizens' book value as of June 30, 1995.

          The analysis yielded a range of transaction values as a multiple of tangible book value for the comparable transactions ranging from 1.12 times to
3.73 times, with a mean of 2.05 times and a median of 2.10 times. These compare to a transaction value to tangible book value at June 30, 1995 of approximately
2.52 times for the Company Merger.

          The analysis yielded a range of transaction values as a multiple of trailing twelve month earnings per share. These values ranged from 7.70 times to
22.22 times, with a mean of 12.21 times and a median of 12.02 times. These compare to a transaction value to Citizens' last twelve months earnings as of June 30, 1995 of approximately 17.90 times for the Company Merger.

          The analysis yielded a range of transaction values as a percent of total assets. These values ranged from 10.30 percent to 30.69 percent, with a mean of 17.14 percent and a median of 17.19 percent. These compare to a transaction value to the June 30, 1995 total assets of 28.92 percent for the Company Merger.

          No company or transaction used in the comparable transaction analyses is identical to Citizens. Accordingly, an analysis of the foregoing necessarily involves complex considerations and judgments, as well as other factors that affect the public trading value or the acquisition value of the company to which it is being compared.

          Discounted Cash Flow Analysis. Using discounted cash flow analysis, Robinson-Humphrey estimated the present value of the future stream of after-tax cash flows that Citizens could produce through 1999, under various circumstances, assuming that Citizens performed in accordance with the earnings/return projections of management at the time that Citizens entered into acquisition discussions in July 1995. Robinson-Humphrey estimated the terminal value for Citizens at the end of the period by applying multiples of earnings ranging from 11.0 to 13.0x and then discounting the cash flow streams, dividends paid to shareholders and terminal value using differing discount rates ranging from 8.0 percent to 10.0 percent chosen to reflect different assumptions regarding the required rates of return of Citizens and the inherent risk surrounding the underlying projections. This discounted cash flow analysis indicated a reference range of $46.2 million to $54.3 million, or $36.48 to $42.88 per share, for Citizens.

          Compensation of Robinson-Humphrey. Citizens has paid Robinson-Humphrey $85,000 for its services to date, including the delivery of its fairness opinion to the Board of Directors of Citizens. If the Company Merger is consummated, Citizens will pay Robinson-Humphrey a fee equal to .875% of the aggregate value of the transaction (less amounts previously paid). Citizens also has agreed to reimburse Robinson-Humphrey for certain expenses reasonably incurred in connection with their engagement and to indemnify Robinson-Humphrey against certain liabilities arising in connection with its engagement, including certain liabilities arising under federal securities laws.

DESCRIPTION OF THE PLAN OF MERGER

          Conversion of Citizens Common Stock. Under the terms of the Plan of Merger, on the date the Company Merger becomes effective (the "Effective Date"), by virtue of the Company Merger and without any action on the part of the holders thereof, each issued and outstanding share of Citizens Common Stock (other than shares as to which dissenters' rights have been perfected and not withdrawn) will be converted into a number of shares of Whitney Common Stock equal to the quotient of (a) (i) the Closing Amount (as defined below) divided by (ii) the Average Market Price (as defined below) of a share of Whitney Common Stock, divided by (b) the number of shares of Citizens Common Stock issued and outstanding on the Effective Date (such quotient being referred to herein as the "Exchange Ratio"). Whitney will also assume Citizens' obligations under options (the "Citizens Options") granted pursuant to Citizens' existing stock option plans (the "Citizens Option Plans"), with each such option being converted into an option to acquire shares of Whitney Common Stock as set forth in the Plan of Merger and the Citizens Option Plans. See, " - Citizens Options."

          The "Closing Amount" is the aggregate value of the Whitney Common Stock to be issued to the holders of Citizens Common Stock outstanding on the Effective Date. It is subject to adjustment based upon the number of shares of Citizens Common Stock that are subject to Citizens Options outstanding on the
Effective Date.  As of                   , 1996, there were 120,000 shares of
Citizens Common Stock reserved for issuance upon exercise of the Citizens Options. If none of the Citizens Options are exercised on or prior to the Effective Date, then the Closing Amount will be $63,245,082; if all of the Citizens Options are so exercised, the Closing Amount will be $67,000,000. The Closing Amount will fall somewhere within this range if some, but not all, of the Citizens Options are exercised, based upon a formula set forth in Section 2.01(a)(iii) of the Amended and Restated Agreement and Plan of Merger attached as Appendix A. In no event will the value of the shares of Whitney Common Stock to be issued at the closing of the Company Merger exceed $67,000,000, except as otherwise provided in the Plan of Merger. See, " - Regulatory Approvals and Other Conditions of the Mergers."

          The "Average Market Price" is defined as the average of the closing per share trading prices of Whitney Common Stock (adjusted appropriately for any stock split, stock dividend, recapitalization, reclassification or similar transaction) on the 20 trading days preceding the fifth trading day immediately prior to the Effective Date, as reported in the Wall Street Journal; provided, however, that if the Average Market Price as so calculated is less than $25.50 or greater than $35.50, the "Average Market Price" to be used in calculating the Exchange Ratio shall be $25.50 or $35.50, as the case may be. It is a condition to the parties' obligations to consummate the Mergers that the Average Market Price calculated without regard to the foregoing proviso not be more than $35.50 nor less than $25.50.

          The following table sets forth examples of the number of shares of Whitney Common Stock into which each share of Citizens Common Stock would be converted on the Effective Date, assuming that no Citizens Options are exercised on or prior to the Effective Date (resulting in a Closing Amount of $63,245,082).

                                            TOTAL NUMBER OF
                                                SHARES OF
       ASSUMED AVERAGE                          WHITNEY
MARKET PRICE OF WHITNEY COMMON                COMMON STOCK                      NUMBER OF WHITNEY
           STOCK                              TO BE ISSUED                 SHARES PER CITIZENS SHARE*
------------------------------              ---------------                --------------------------
          $25.50                               2,480,199                             1.9587

           28.00                               2,258,753                             1.7839

           30.50                               2,073,609                             1.6376

           33.00                               1,916,518                             1.5136

           35.50                               1,781,552                             1.4070
----------------


* Based on 1,266,219 shares of Citizens Common Stock, the number of shares outstanding on September 30, 1995. Due to fluctuations in the trading prices of Whitney Common Stock, the number of shares to be received by Citizens shareholders cannot currently be determined.

          On             , 1996, the closing trading price for a share of
Whitney Common Stock was $          , and if such date had been the Effective
Date, the Average Market Price would have been $            .

          Shareholders who perfect dissenters' rights will not receive Whitney Common Stock but instead would be entitled to receive the "fair cash value" of their shares as determined under Section 131 of the LBCL if the Company Merger is effected by the approval of less than 80% of the total voting power of Citizens. See "Dissenters' Rights."

          In lieu of the issuance of any fractional share of Whitney Common Stock to which a holder of Citizens Common Stock may be entitled, each shareholder of Citizens, upon surrender of the certificate or certificates that immediately prior to the Effective Date represented Citizens Common Stock held by such shareholder, will be entitled to receive a cash payment (without interest) equal to such fractional share multiplied by the Average Market Price.

          For information regarding restrictions on the transfer of securities received pursuant to the Plan of Merger that may be applicable to certain Citizens shareholders, see "-Status under Federal Securities Laws; Certain Restrictions on Resales." For information regarding principal differences between the rights of shareholders of Whitney and Citizens, see "Comparative Rights of Shareholders."

          Citizens Options. As of December 15, 1995, options to purchase a total of 120,000 shares of Citizens Common Stock had been granted under Citizens Option Plans, of which options to purchase 34,000 shares were exercisable. The vesting of all outstanding Citizens Options will accelerate in connection with the consummation of the Company Merger. To the extent that shares of Citizens Common Stock are issued pursuant to the exercise of such options in accordance with their terms prior to the effective time of the Company Merger (the "Effective Time"), they will be converted into shares of Whitney Common Stock in the same manner as other outstanding shares of Citizens Common Stock, and the "Closing Amount" (as defined above) will be increased by an amount based on the formula set forth in Section 2.01(a)(iii) of the Amended and Restated Agreement and Plan of Merger. Under the terms of the Plan of Merger, Whitney will assume the rights and obligations of Citizens pursuant to the Citizens Options outstanding immediately prior to the Effective Time under the Citizens Option Plans (each such assumed stock option existing immediately after the Effective Time is herein referred to as a "Replacement Option"). Each Replacement Option would entitle the holder to purchase the number of whole shares of Whitney Common Stock equal to the product obtained by multiplying the number of shares of Citizens Common Stock subject to such option immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole number of shares of Whitney Common Stock. The per share exercise price for the shares of Whitney Common Stock issuable upon the exercise of Replacement Options will be equal to the quotient obtained by dividing the exercise price per share of Citizens Common Stock specified under the applicable plan or option agreement immediately prior to the Effective Time by the Exchange Ratio, rounding the resulting exercise price down to the nearest whole cent. Each Replacement Option will constitute a continuation of the Citizens Option substituting (where applicable) Whitney for Citizens and employment by Whitney or any of its subsidiaries for employment by Citizens or any of its subsidiaries. Notwithstanding any of the foregoing, as to any Citizens Option held by executive officers of Citizens, the terms of any Replacement Option shall be such that substitution of the Replacement Option for the Citizens Option would not constitute a modification of the Citizens Option within the meaning of
Section 425(h)(3) of the Internal Revenue Code of 1986, as amended, and regulations promulgated thereunder, if such apply to the Citizens Option. Replacement Options issued in respect of Citizens Options granted to non-employee directors will expire 90 days after the Effective Time in accordance with the terms of such Citizens Options. See "--Interests of Certain Persons-- Citizens Option Plans."

          Whitney is required to reserve for issuance the number of shares of Whitney Common Stock that will become issuable upon the exercise of the Replacement Options. As soon as practicable after the Effective Time, Whitney will execute a document evidencing the assumption by Whitney of the Citizens Options, will file with the Commission a registration statement with respect to the issuance or resale of shares of Whitney Common Stock subject to the Replacement Options and will use its best efforts to have such registration statement declared effective and thereafter to maintain the effectiveness of such registration statement for so long as such options remain outstanding.

          Exchange of Certificates. On the Effective Date, each Citizens shareholder will cease to have any rights as a shareholder of Citizens and his sole rights will pertain to the shares of Whitney Common Stock into which his shares of Citizens Common Stock have been converted pursuant to the Company Merger, except for any such shareholder who is entitled to statutory dissenters' rights pursuant to Section 131 of the LBCL and except for the right to receive cash for any fractional shares. See "Dissenters' Rights."

          Promptly after the consummation of the Mergers, Whitney is required
(a) to deposit with the exchange agent selected by Whitney for the Company Merger certificates representing the shares of Whitney Common Stock and the cash in lieu of fractional shares to be issued and paid in exchange for shares of Citizens' Common Stock and (b) send or cause to be sent to each person who was a shareholder of record of Citizens on the Effective Date (excluding holders of shares as to which dissenters' rights have been perfected and not withdrawn or otherwise forfeited under Section 131 of the LBCL) a letter of transmittal, together with instructions for the exchange of certificates representing shares of Citizens Common Stock for certificates representing shares of Whitney Common Stock. Shareholders are requested not to send in their Citizens Common Stock certificates until they have received a letter of transmittal and further written instructions.

          After the Effective Date and until surrendered, certificates representing Citizens Common Stock will be deemed for all purposes, other than the payment of dividends or other distributions, if any, in respect of Whitney Common Stock, to represent the number of whole shares of Whitney Common Stock into which such shares of Citizens Common Stock have been converted. Whitney, at its option, may decline to pay former shareholders of Citizens who become holders of Whitney Common Stock pursuant to the Company Merger any dividends or other distributions that may have become payable to holders of record of Whitney Common Stock following the Effective Date until they have surrendered their certificates evidencing ownership of shares of Citizens Common Stock.

          Citizens shareholders who cannot locate their stock certificates are urged to contact promptly:

                         First Citizens BancStock, Inc.
                              1100 Brashear Avenue
                          Morgan City, Louisiana 70380
                         Attention:  Cynthia G. Cutrera
                             Shareholder Relations
                                 (504) 385-0330

A new stock certificate will be issued to replace the lost certificate(s) upon execution by the shareholder of an affidavit certifying that his or her certificate(s) cannot be located and an agreement to indemnify Citizens and Whitney against any claim that may be made against Citizens or Whitney by the owner of the certificate(s) alleged to have been lost or destroyed. Citizens or Whitney may also require the shareholder to post a bond in such sum as is sufficient to support the shareholder's agreement to indemnify Citizens and Whitney.

          Transfer and Exchange Agents. Boatmen's Trust Company serves as Transfer Agent and Registrar for Whitney Common Stock and will act as Exchange Agent in connection with the Company Merger. Chemical Mellon Shareholder Services acts as Transfer Agent and Registrar for Citizens Common Stock.

          Regulatory Approvals and Other Conditions of the Mergers. In addition to approval by the shareholders of Citizens and satisfaction of the other conditions described below, consummation of the Mergers will require the approvals of the Board of Governors of the Federal Reserve System (the "Reserve Board") and the Office of the Comptroller of the Currency (the "Comptroller"). On December 8, 1995, Whitney filed an application seeking the approval of the Bank Merger from the Comptroller and on the same day filed an application seeking the prior approval of the Reserve Board with respect to the Company Merger. Whitney expects to receive the required approvals prior to the Meeting; however, there can be no assurance that they will be obtained by that time or at all.

          The obligations of the parties to the Plan of Merger are also subject to other conditions set forth in the Plan of Merger, including, among others:
(i) the accuracy on the date of closing of the representations and warranties, and the compliance with covenants, made in the Plan of Merger by each party, and the absence of any material adverse change in the financial condition, results of operations, business or prospects of the other party's consolidated group,
(ii) the receipt by Whitney, Acquisition and Whitney Bank of required regulatory approvals, (iii) the receipt by Whitney of assurances that the Mergers may be accounted for as a pooling-of-interests, (iv) the receipt by Whitney and Citizens of opinions as to qualification of the Mergers as tax-free reorganizations under applicable law and (v) certain other conditions customary for agreements of this sort. In addition, it is a condition to Whitney's obligations that the Average Market Price of the Whitney Common Stock (calculated without regard to the limitations contained in the definition of Average Market Price) shall not be more than $35.50, unless Whitney has executed a definitive merger or other acquisition agreement with a third party as a result of which Whitney would cease to be an independent, public company. It is also a condition to Citizens' obligations that the Average Market Price of the Whitney Common Stock as so calculated shall not be less than $25.50.

          The Companies intend to consummate the Mergers as soon as practicable after all of the conditions to the Mergers have been met or waived; however, there can be no assurance that the conditions to the Mergers will be satisfied.

          Effective Date. The Company Merger Agreement and the Bank Merger Agreement have been executed by the Boards of Directors of the Companies and the Banks, respectively. The Company Merger Agreement will be executed on behalf of the Companies and filed for recordation with the Secretary of State of Louisiana as soon as practicable after shareholder approval is obtained and all other conditions to the consummation of the Mergers have been satisfied or waived and the Company Merger will be effective at the date and time specified in a certificate issued by the Secretary of State. The Bank Merger Agreement will be executed on behalf of the Banks and filed with the Comptroller, and the Bank Merger will be effective at the time and date specified in a certificate or other written record issued by the Comptroller. The Plan of Merger contemplates that the Bank Merger will be consummated immediately after consummation of the Company Merger and the subsequent merger of Citizens into Whitney. Whitney and Citizens are not able to predict the effective date of the Company Merger or the Bank Merger and no assurance can be given that the transactions contemplated by the Plan of Merger will be effected at any time. See "--Regulatory Approvals and Other Conditions of the Mergers."

         Conduct of Business Prior to the Effective Date. Citizens and FNB have agreed pursuant to the Plan of Merger that, prior to the Effective Date, each will conduct its business only in the ordinary course consistent with past practices and that, without the prior written consent of the chief executive officer of Whitney or his duly authorized designee, and except as otherwise provided in the Plan of Merger, each will not, among other things, (a) declare or pay any dividend, declare or make any distribution on or directly or indirectly combine, redeem, reclassify, purchase or otherwise acquire any shares of capital stock or authorize the creation or issuance of or issue any additional shares of capital stock or securities or obligations convertible into or exchangeable therefor except (i) a 1995 year-end dividend that, when combined with the other four dividends previously or contemporaneously paid during 1995, will not exceed 22% of net income after taxes for Citizens' consolidated group,
(ii) the payment of regular quarterly dividends during 1996 in the amount of 15c per share until the Effective Date and (iii) the issuance of shares of Citizens Common Stock upon exercise of options granted prior to September 28, 1995 under the Citizens Option Plans; (b) amend its Articles of Incorporation or Association or By-Laws or adopt or amend any resolution or agreement concerning indemnification of directors or officers, (c) enter into or modify any agreement requiring the payment of any salary, bonus, extra compensation, pension or severance payment to any of its current or former directors, officers or employees except (i) such agreements as are terminable at will without penalty or other payment or increase the compensation of any such person in any manner inconsistent with its past practices, (ii) after consultation with Whitney's chief executive officer, bonuses may be paid to non-executive officers in amounts in an aggregate not to exceed $150,000 and (iii) December 1995 bonuses may be paid to employees (including executive officers) in amounts not to exceed in the aggregate $525,000; (d) except in the ordinary course of business consistent with past practices, place or suffer to exist on any of its assets or properties any mortgage, pledge, lien, charge or other encumbrances (except as allowed under the Plan of Merger) or cancel any material indebtedness owing to it or any claims it may have possessed, or waive any right of substantial value or discharge or satisfy any material non-current liability; (e) acquire another business or merge or consolidate with another entity or sell or otherwise dispose of a material part of its assets except in the ordinary course of business consistent with past practices; (f) commit any act that is intended or reasonably may be expected to result in any of its representations and warranties becoming untrue in any material respect or in any of the conditions to the Mergers not being satisfied or in a violation of any provision of the Plan of Merger, except as may be required by applicable law; (g) commit or fail to take any action that is intended or reasonably may be expected to result in a material breach or violation of any applicable law, statute, rule, governmental regulation or order; (h) fail to maintain its books, accounts and records in the usual manner on a basis consistent with that previously employed; (i) fail to pay or to make adequate provision in all material respects for the payment of all taxes, interest payments and penalties due and payable, except those being contested in good faith by appropriate proceedings and for which sufficient reserves have been established; (j) dispose of investment securities in amounts or in a manner inconsistent with past practices, or make investments in non-investment grade securities or which are inconsistent with past investment practices; (k) enter into any new line of non-banking business; (l) charge off (except as required by law or regulatory authorities or generally accepted accounting principles consistently applied) or sell (except for a price not materially less than the value thereof) any of its portfolio of loans, discounts or financing leases, or sell any asset held as other real estate or other foreclosed assets for an amount materially less than 100% of its book value as of June 30, 1995; (m) make any extension of credit that, when added to all other extensions of credit to a borrower and its affiliates, would exceed Citizens' or FNB's applicable regulatory lending limits; (n) take or cause to be taken any action that would disqualify the Mergers as a "pooling-of-interests" for accounting purposes or as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code; or (o) agree or commit to do any of the foregoing.

          In addition, Citizens and FNB have agreed that neither of them will, without the prior approval of Whitney, solicit or initiate inquiries or proposals with respect to, or, except to the extent determined by Citizens' Board of Directors in good faith after consultation with its financial advisers and legal counsel to be required to discharge properly the directors' fiduciary duties to Citizens' consolidated group and its shareholders, furnish any information relating to, or participate in any negotiations or discussions concerning, any merger, consolidation, share exchange, business combination or other similar transaction (other than as contemplated by the Plan of Merger), any sale, lease, transfer or other disposition of all or substantially all of the assets of any member of Citizens' consolidated group or any acquisition by any person or group of the beneficial ownership of 15% or more of any class of Citizens' capital stock. Citizens and FNB have also agreed that in no event will any such information be supplied except pursuant to a confidentiality agreement in form and substance as to confidentiality substantially the same as the confidentiality agreement previously executed between Citizens and Whitney, that they will each instruct their respective officers, directors, agents and affiliates to refrain from doing any of the foregoing and that they will notify Whitney immediately if any such inquiries or proposals are received by, any such information is requested from or any discussions or negotiations are sought to be initiated with, Citizens, FNB or any of their officers, directors, agents or affiliates. Notwithstanding the foregoing, nothing contained in the Plan of Merger shall be deemed to prohibit any officer or director of Citizens or FNB from taking any action that the Board of Directors of Citizens or FNB, as the case may be, determines, in good faith after consultation with and receipt of an opinion of counsel, is required by law or is required to discharge his fiduciary duties to Citizens' consolidated group and its shareholders.

          Waiver, Amendment and Termination. The Plan of Merger provides that the parties thereto may waive any of the conditions to their respective obligations to consummate the Mergers other than approval by the shareholders of Citizens, the receipt of all necessary regulatory approvals, the satisfaction of all requirements prescribed by law for consummation of the Mergers and Citizens' receipt of letters from Robinson-Humphrey dated as of the date of the Meeting, in form and substance satisfactory to Citizens, confirming Robinson-Humphrey's fairness opinion to the Board of Directors of Citizens. A waiver must be in writing.

          The Plan of Merger, including all related agreements, may be amended or modified at any time, before or after its approval by the shareholders of Citizens, by the mutual agreement in writing of the Boards of Directors of the parties to the Plan of Merger; provided that, under the LBCL, any amendment made subsequent to such shareholder approval may not alter the amount or type of shares into which Citizens' stock will be converted, alter any term of the Articles of Incorporation of Citizens as the surviving entity, or alter any term or condition of the Plan of Merger in a manner that would adversely affect any shareholder of Citizens. Additionally, the Plan of Merger may be amended at any time by the sole action of the chief executive officers of the respective parties to the Plan of Merger to correct typographical errors or to change erroneous references or cross-references, or in any other manner that is not material to the substance of the transactions contemplated by the Plan of Merger.

          The Plan of Merger may be terminated at any time prior to the Effective Date by (i) the mutual consent of the respective Boards of Directors of Whitney and Citizens; (ii) the Board of Directors of either Whitney or Citizens in the event of a breach by any member of the consolidated group of the other of them of any representation, warranty or covenant in the Plan of Merger that cannot be cured by the earlier of 15 days after written notice of such breach or June 30, 1996; (iii) the Board of Directors of either Whitney or Citizens if by June 30, 1996 all the conditions to closing required by the Plan of Merger have not been met or waived, cannot be met or the Mergers have not occurred; (iv) Whitney, if the number of shares of Citizens Common Stock as to which the holders thereof are, on the Effective Date, legally entitled to assert dissenting shareholders rights plus the number of shares to which the holders thereof are entitled to receive cash payments in lieu of fractional shares, exceeds that number of shares of Citizens Common Stock that would preclude pooling-of-interests accounting for the Mergers (i.e., if, after the Meeting, the holders of more than 10% of the Citizens Common Stock would be entitled to receive all of their consideration in the Company Merger in the form of cash rather than Whitney Common Stock as the result of their exercise of dissenters' rights or by receiving cash in lieu of fractional shares); (v) Whitney or Acquisition if the Plan of Merger fails to receive the requisite vote of Citizens' shareholders; (vi) the Board of Directors of either Whitney or Acquisition if Citizens' Board of Directors (A) withdraws, modifies or changes its recommendation to its shareholders as contained herein or resolves to do so,
(B) recommends to its shareholders any other merger, consolidation, share exchange, business combination or other similar transaction, any sale, lease, transfer or other disposition of all or substantially all of the assets of any member of Citizens' consolidated group or any acquisition of 15% or more of any class of Citizens' capital stock or (C) makes any announcement of a proposal, plan or intention to do any of the foregoing; or (vii) Citizens, if Citizens receives a written offer with respect to any transaction described in (vi) above and the Board of Directors of Citizens determines in good faith, after consultation with its financial advisers and counsel, that such transaction is more favorable to Citizens' shareholders than the transactions contemplated by the Plan of Merger. The Plan of Merger provides for a termination fee of $3.0 million payable to Whitney if Citizens terminates the Plan of Merger under the circumstances described in clause (vii) of the preceding sentence.

          Expenses. The Plan of Merger provides that regardless of whether the Mergers are consummated, expenses incurred in connection with the Plan of Merger and the transactions contemplated thereby shall be borne by the party that has incurred them.

INTERESTS OF CERTAIN PERSONS

          Employee Benefits. Whitney has agreed that, at the effective time of the Mergers, all persons then employed by Citizens and FNB shall be eligible for such employee benefits as are generally available to employees of Whitney Bank having like tenure, officer status and compensation levels, except that all subsequent executive and senior level management bonuses, stock options, restricted stock and similar benefits will be at the discretion of Whitney Bank's Compensation Committee. Full credit will be given for prior eligibility and vesting purposes for years of service with Citizens or FNB under all of Whitney Bank's benefit plans and policies; prior service with Citizens and FNB will not be credited for purposes of determining benefits under Whitney Bank's defined benefit pension plan. See "The Plan of Merger - Interests of Certain Persons --Employee Benefits."

          Management. On December 14, 1995, Whitney, Whitney Bank and Acquisition entered into an agreement with Citizens and FNB pursuant to which, among other things, Whitney has agreed to create an advisory "city board" of Whitney Bank consisting of members of Citizens' current Board of Directors who agree to serve in such capacity to promote business development and customer relations in St. Mary and Iberia Parishes, Louisiana, subject to Whitney Bank's right to expand or reduce such areas in accordance with its expansion and marketing plans. Members of the city board will be appointed for three-year terms commencing on the Effective Date. They will serve solely in an advisory capacity and will have no authority to bind Whitney Bank or to act on its behalf. Each member of the city board will be compensated at the rate of $500 per month for each month in which such member attends a meeting of the city board. Whitney Bank has agreed to indemnify the members of the city board for their actions in such capacity to the same extent that Whitney Bank's directors and officers are entitled to be defended and indemnified under the Articles of Association of Whitney Bank.

          In addition, pursuant to that agreement, Whitney has undertaken to appoint one of the members of the city board to Whitney's Board of Directors no later than October 1, 1996 and to recommend to its shareholders that such person be elected to the Board at Whitney's 1997 annual meeting of shareholders (the "1997 Meeting"). As of the date hereof, it is not known whether all of the members of Citizens' Board of Directors will agree to serve on the city board, and Whitney does not intend to select the member who would be appointed to Whitney's Board of Directors until after the Effective Date. Information regarding the nominee so selected will be included in Whitney's proxy materials for the 1997 Meeting.

          Upon completion of the Mergers, Milford L. Blum, Jr., President and Chief Executive officer of Citizens and FNB, will be appointed as a Senior Vice President of Whitney Bank and City President of its Morgan City/New Iberia division. Whitney Bank and Mr. Blum will enter into an employment agreement on substantially the same terms and conditions as Whitney Bank's employment agreements with other senior vice presidents having responsibilities substantially similar to those of Mr. Blum. Discussions are continuing regarding the possibility of similar agreements being offered to the other executive officers of Citizens; however, no such agreements have been reached as of the date hereof.

          FNB has entered into an Employment Agreement with Mr. Blum. Upon the occurrence of a "change of control" (including the Mergers), FNB is obligated to pay to Mr. Blum a sum equivalent to two times the gross income he received from FNB for the calendar year immediately preceding the year in which the change of control occurs. Upon the consummation of the Mergers, under the terms of the Employment Agreement, FNB will be obligated to pay to Mr. Blum the sum of approximately $400,000, less deductions required by law. In addition, under the terms of the Employment Agreement and a Split-Dollar Endorsement ancillary thereto, FNB has purchased a $250,000 life insurance policy (the "Policy") on the life of Mr. Blum. The Employment Agreement requires FNB to assign to Mr. Blum the ownership of the Policy, including the cash value thereof, upon the consummation of the Mergers. The estimated value of the policy is approximately $37,700.

          In March 1995, FNB entered into agreements with Ira A. Breaux, Jr., James S. Corbett, Goldie C. Cardinale and Charles L. Roy, each of whom is an executive officer of Citizens and FNB. Each of these agreements provides that, in the event of a "change in control," the officer shall be entitled to receive a sum equivalent to the gross income which such officer received from FNB for the calendar year immediately preceding the year in which the "change in control" occurs. Citizens estimates that the payments to Mr. Breaux, Mr. Corbett, Ms. Cardinale and Mr. Roy would be approximately $400,000 in the aggregate.

          No director or executive officer of Citizens owns any shares of Whitney Common Stock other than Camille A. Cutrone, a director of Citizens, who owns 500 shares of Whitney Common Stock. No director or executive officer of Whitney has any personal interest in the Mergers other than by reason of his or her holdings of Whitney Common Stock, nor do such directors or executive officers own any shares of Citizens Common Stock.

          Citizens Option Plans. The directors and executive officers of Citizens have been granted stock options to purchase an aggregate of 120,000 shares of Citizens Common Stock pursuant to the Citizens Option Plans. All options outstanding under the Citizens Option Plans have an exercise price equal to the fair market value of Citizens Common Stock on the date the options were granted. In accordance with the terms of the respective Citizens Option Plans and the Plan of Merger, each Citizens Option outstanding under the Citizens Option Plans on the Effective Date will become immediately exercisable and be converted into a Replacement Option.

          Each of Citizens' non-employee directors holds options to purchase 5,000 shares of Citizens Common Stock under the Citizens Option Plans. The exercise price of Bernard E. Boudreaux's Citizens Options is $23.375 per share; the exercise price of each of the other Citizens Options granted to non-employee directors is $20.50 per share.

Assuming an Average Market Price of $25.50 per share of Whitney Common Stock, on the Effective Date each non-employee director would receive Replacement Options to purchase 9,794 shares of Whitney Common Stock at an exercise price of $10.47 per share ($11.93 per share in the case of Mr. Boudreaux).

          The executive officers of Citizens hold options to purchase a total of 55,000 shares of Citizens Common Stock pursuant to the Citizens Option Plans, each with an exercise price of $16.25 per share. The following table presents the number and exercise price of Replacement Options each executive officer would receive on the Effective Date, based on the number of Citizens Options held by such officer as of December 15, 1995, and assumes that no Citizens Options will be exercised by any director or executive officer prior to the Effective Date.


                                      Citizens Options               Replacement Options/(2)/
                             ----------------------------------     ------------------------------
Executive Officer            No. of Shares/(1)/  Exercise Price     No. of Shares   Exercise Price
                             ------------------  --------------     --------------  --------------
Milford L. Blum, Jr.               22,000           $16.25             43,091           $8.30

Ira A. Breaux, Jr.                  9,900            16.25             19,391           $8.30

Charles L. Roy                      8,250            16.25             16,159           $8.30

James S. Corbett                    8,250            16.25             16,159           $8.30

Goldie Cardinale                    6,600            16.25             12,927           $8.30
------------------------

(1) Represents the total number of shares subject to option. As of December 15, 1995, 40% of such options were vested; vesting of all Citizens Options will accelerate in connection with the Company Merger in accordance with the terms of the Citizens Options Plans. See "Information about Citizens --Security Holdings of Principal Shareholders and Management."

(2) Based on an Average Market Price of Whitney Common Stock on the Effective Date of $25.50 per share. The actual number of shares subject to Replacement Options and the exercise price thereof will be determined based on, among other things, the Average Market Price of Whitney Common Stock on the Effective Date. See "--Description of the Plan of Merger-- Conversion of Citizens Common Stock."

          Indemnification and Insurance. Whitney has agreed that all rights to indemnification and all limitations of liability existing in favor of indemnified parties under Citizens' Articles of Incorporation and By-Laws and in the Articles of Association and By-Laws of FNB (as the case may be) as in effect on September 28, 1995 with respect to matters occurring prior to or on the Effective Date will survive the Mergers for three years. Whitney has also agreed to use its best efforts to cause those persons serving as officers and directors of Citizens and FNB on the Effective Date to be covered for three years thereafter by the directors and officers liability insurance policy maintained by Citizens and FNB (or a substitute policy) with respect to acts or omissions occurring prior to or on the Effective Date, subject to certain conditions. In addition, Whitney has agreed to indemnify, under certain conditions, Citizens' and FNB's directors, officers and controlling persons against certain expenses and liabilities, including certain liabilities arising under federal securities laws.

STATUS UNDER FEDERAL SECURITIES LAWS; CERTAIN RESTRICTIONS ON RESALES

          The shares of Whitney Common Stock to be issued to shareholders of Citizens pursuant to the Plan of Merger have been registered under the Securities Act of 1933 (the "Securities Act") thereby allowing such shares to be freely traded without restriction by persons who will not be "affiliates" (as that term is defined in the Securities Act and the rules and regulations thereunder) of Whitney or who were not "affiliates" of Citizens.

          Directors and certain officers of Citizens may be deemed to be "affiliates" of Citizens. Such persons may resell Whitney Common Stock received by them pursuant to the Company Merger only if the shares are registered for resale under the Securities Act or an exemption from the registration requirements of the Securities Act is available. All such persons should carefully consider the limitations imposed by Rules 144 and 145 promulgated under the Securities Act prior to effecting any resales of Whitney Common Stock. Each such affiliate has entered into an agreement not to sell shares of Whitney Common Stock received by him or her in violation of the Securities Act.

          Further, in accordance with the requirements for using the pooling-of-interests method of accounting, Citizens shareholders who may be deemed "affiliates" of Citizens have agreed not to sell the shares of Whitney Common Stock received by them in the Company Merger until at least 30 days of post-closing combined earnings of Whitney and Citizens have been published by Whitney. Whitney has agreed to publish such an earnings release as promptly as practicable following receipt of such financial results.

ACCOUNTING TREATMENT

          It is a condition to Whitney's obligation to consummate the Mergers that it receive assurances from its and Citizens' independent public accountants that the Mergers may be accounted for as a pooling-of-interests under the requirements of Opinion No. 16 of the Accounting Principles Board of the American Institute of Certified Public Accountants and the published rules and regulations of the Securities and Exchange Commission (the "Commission") for accounting and financial reporting purposes. Under the pooling-of-interests method of accounting, after certain adjustments necessary to conform the basis of presentation of the Whitney and Citizens information, the recorded assets and liabilities of Whitney and Citizens will be carried forward to Whitney's consolidated financial statements at their recorded amounts, the consolidated earnings of Whitney will include earnings of Whitney and Citizens for the entire fiscal year in which the Mergers occur and the reported earnings of Whitney and Citizens for prior periods will be combined and restated as consolidated earnings of Whitney. See "- Regulatory Approvals and Other Conditions of the Mergers" and "- Status Under Federal Securities Laws; Certain Restrictions on Resales."

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

          The following is a summary of the opinion of Arthur Andersen LLP that the Companies expect to receive concerning the material federal income tax consequences to holders of Citizens Common Stock resulting from the Plan of Merger. Consummation of the Mergers is conditioned upon receipt by the Companies of such opinion dated the date set for consummation of the Plan of Merger. The following is based upon applicable federal law and judicial and administrative interpretations on the date hereof, any of which is subject to change at any time, and representations of management of Whitney and of Citizens.

          (a) The Mergers will qualify as reorganizations under Sections 368(a)(1)(A) and 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended (the "Code"). Citizens, FNB, Whitney and Whitney Bank each will be a "party to a reorganization" within the meaning of Section 368(b) of the Code.

          (b) No gain or loss will be recognized by Citizens, FNB, Whitney or Whitney Bank as a result of the Mergers.

          (c) No gain or loss will be recognized by a shareholder of Citizens on the receipt solely of Whitney Common Stock in exchange for his shares of Citizens Common Stock.

          (d) The tax basis of the shares of Whitney Common Stock to be received by Citizens' shareholders pursuant to the Company Merger will be the same as the basis of the shares of Citizens Common Stock surrendered in exchange therefor, decreased by the amount of basis allocated to any cash received in lieu of fractional shares that are hypothetically received by the shareholder and redeemed for cash, and increased by any gain recognized in the exchange.

          (e) The holding period of the shares of Whitney Common Stock to be received by Citizens' shareholders pursuant to the Company Merger will, in each instance, include the holding period of the respective shares of Citizens Common Stock exchanged therefor, provided that the shares of Citizens Common Stock are held as capital assets on the Effective Date.

          (f) The payment of cash to Citizens' shareholders in lieu of fractional share interests of Whitney Common Stock will be treated as if the fractional shares were distributed as part of the exchange and then redeemed by Whitney.

These cash payments will be treated as having been received as a distribution in redemption of that fractional share interest subject to the conditions and limitations of Section 302 of the Code. If a fractional share of Whitney Common Stock would constitute a capital asset in the hands of a redeeming shareholder, any resulting gain or loss will be characterized as capital gain or loss in accordance with the provisions and limitations of Subchapter P of Chapter 1 of the Code.

          (g) A Citizens shareholder who perfects his statutory right to dissent to the Company Merger and who receives solely cash in exchange for his Citizens Common Stock will be treated as having received such cash payment as a distribution in redemption of his shares of Citizens Common Stock, subject to the provisions and limitations of Section 302 of the Code. After such distribution, if the former Citizens shareholder does not actually or constructively own any Citizens Common Stock, the redemption will constitute a complete termination of interest and be treated as a distribution in full payment in exchange for the Citizens Common Stock redeemed.

          The opinion of Arthur Andersen LLP is not binding on the Internal Revenue Service, which could take positions contrary to the conclusions in such opinion.

          AS A RESULT OF THE COMPLEXITY OF THE TAX LAWS, AND BECAUSE THE TAX CONSEQUENCES TO ANY PARTICULAR SHAREHOLDER MAY BE AFFECTED BY MATTERS NOT DISCUSSED HEREIN, IT IS RECOMMENDED THAT EACH SHAREHOLDER OF CITIZENS CONSULT HIS PERSONAL TAX ADVISOR CONCERNING THE APPLICABLE FEDERAL, STATE AND LOCAL INCOME TAX CONSEQUENCES OF THE MERGERS.

                               DISSENTERS' RIGHTS

          Unless the Plan of Merger is approved by the holders of at least 80% of the total voting power of Citizens, Section 131 of the LBCL may allow a shareholder of Citizens who objects to the Company Merger and who complies with the provisions of that section to dissent from the Company Merger and to have paid to him in cash the fair cash value of his shares of Citizens Common Stock as of the day before the Meeting, as determined by agreement between the shareholder and Whitney or by the Civil District Court, Parish of Orleans, if the shareholder and Whitney are unable to agree upon the fair cash value.

          To exercise the right of dissent, a shareholder (i) must file with Citizens a written objection to the Plan of Merger prior to or at the Meeting and (ii) must also vote his shares (in person or by proxy) against the Plan of Merger at the Special Meeting. Neither a vote against the Plan of Merger nor a specification in a proxy to vote against the Plan of Merger will in and of itself constitute the necessary written objection to the Plan of Merger. Moreover, by voting in favor of, or abstaining from voting on, the Plan of Merger, or by returning the enclosed proxy without instructing the proxy holders to vote against the Plan of Merger, a shareholder waives his rights under
Section 131. The right to dissent may be exercised only by the record owners of the shares and not by persons who hold shares only beneficially. Beneficial owners who wish to dissent to the Company Merger should have the record ownership of the shares transferred to their names or instruct the record owner to follow the Section 131 procedure on their behalf.

          If the Plan of Merger is approved by less than 80% of the total number of shares of Citizens Common Stock outstanding, then promptly after the Effective Date written notice of the consummation of the Company Merger will be given by Whitney by registered mail to each former shareholder of Citizens who filed a written objection to the Plan of Merger and voted against it at such shareholder's last address on Citizens' records. Within 20 days after the mailing of such notice, the shareholder must file with Whitney a written demand for payment for his shares at their fair cash value as of the day before the Meeting and must state the amount demanded and a post office address to which Whitney may reply. He must also deposit the certificate(s) formerly representing his shares of Citizens Common Stock in escrow with a bank or trust company located in Orleans Parish, Louisiana. The certificates must be duly endorsed for transfer to Whitney upon the sole condition that they be delivered to Whitney upon payment of the value of the shares in accordance with Section 131. With the above-mentioned demand, the shareholder must also deliver to Whitney the written acknowledgment of such bank or trust company that it holds the certificate(s), duly endorsed as described above.

          Unless the shareholder objects to and votes against the Plan of Merger (including the Company Merger), demands payment, endorses and deposits his certificates and delivers the required acknowledgment in accordance with the procedures and within the time periods set forth above, the shareholder will conclusively be presumed to have acquiesced to the Company Merger and will forfeit any right to seek payment pursuant to Section 131.

          If Whitney does not agree to the amount demanded by the shareholder, or does not agree that payment is due, it will, within 20 days after receipt of such demand and acknowledgment, notify such shareholder in writing at the designated post office address of either (i) the value it will agree to pay or
(ii) its belief that no payment is due. If the shareholder does not agree to accept the offered amount, or disagrees with Whitney's assertion that no payment is due, he must, within 60 days after receipt of such notice, file suit against Whitney in the Civil District Court for the Parish of Orleans for a judicial determination of the fair cash value of the shares. Any shareholder entitled to file such suit may, within such 60-day period but not thereafter, intervene as a plaintiff in any suit filed against Whitney by another former shareholder of Citizens for a judicial determination of the fair cash value of such other shareholder's shares. If a shareholder fails to bring or to intervene in such a suit within the applicable 60-day period, he will be deemed to have consented to Whitney's statement that no payment is due or, if Whitney does not contend that no payment is due, to accept the amount specified by Whitney in its notice of disagreement.

          If upon the filing of any such suit or intervention Whitney deposits with the court the amount, if any, which it specified in its notice of disagreement, and if in that notice Whitney offered to pay such amount to the shareholder on demand, then the costs (not including legal fees) of the suit or intervention will be taxed against the shareholder if the amount finally awarded to him, exclusive of interest and costs, is equal to or less than the amount so deposited; otherwise, the costs (not including legal fees) will be taxed against Whitney.

          Upon filing a demand for the value of his shares, a shareholder ceases to have any rights of a shareholder except the rights created by Section 131. The shareholder's demand may be withdrawn voluntarily at any time before Whitney gives its notice of disagreement, but thereafter only with the written consent of Whitney. If his demand is properly withdrawn, or if the shareholder otherwise loses his dissenters' rights, he will be restored to his rights as a shareholder as of the time of filing of his demand for fair cash value.

          Prior to the Effective Date, dissenting shareholders of Citizens should send any communications regarding their rights to First Citizens BancStock, Inc., 1100 Brashear Avenue, Morgan City, Louisiana 70380, Attention:
Cynthia G. Cutrera, Shareholder Relations. On or after the Effective Date, dissenting shareholders should send any communications regarding their rights to Joseph S. Schwertz, Jr., Secretary, Whitney Holding Corporation, 228 St. Charles Avenue, New Orleans, Louisiana 70130. All such communications should be signed by or on behalf of the dissenting shareholder in the form in which his shares are registered on the books of Citizens. Whitney has the right to terminate the Plan of Merger if the number of shares of Citizens Common Stock as to which the holders thereof are, on the Effective Date, legally entitled to assert dissenting shareholders rights plus the number of shares to which the holders thereof are entitled to receive cash payments in lieu of fractional shares, exceeds that number of shares of Citizens Common Stock that would preclude pooling-of-interests accounting for the Mergers. See "The Plan of Merger - Waiver, Amendment and Termination."

          The foregoing summary of Section 131 of the LBCL is qualified in its entirety by reference to that section set forth herein as Appendix C.

                              UNAUDITED PRO FORMA
                        COMBINED FINANCIAL INFORMATION

          The following unaudited pro forma combined financial information should be read in conjunction with the consolidated financial statements and notes thereto of Whitney's consolidated group incorporated herein by reference and of Citizens' consolidated group included elsewhere in this Proxy Statement and Prospectus. The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the Mergers had been consummated in accordance with the assumptions set forth under "Notes to Unaudited Pro Forma Combined Financial Statements," nor is it necessarily indicative of future operating results or financial position.

          As discussed in the Notes to the Unaudited Pro Forma Combined Financial Statements, Whitney Common Stock is assumed to have an Average Market Price of $30.50 per share, which, assuming 1,266,219 shares of Citizens Common Stock outstanding on the Effective Date, would result in the issuance of 2,073,609 shares of Whitney Common Stock (an exchange ratio of 1.6376) pursuant to the Plan of Merger. See "The Plan of Merger -- Description of the Plan of Merger -- Conversion of Citizens Common Stock." The primary and fully diluted weighted average shares of 2,126,284 and 2,192,553, respectively, reflected for Citizens on a pro forma basis for the nine months ended September 30, 1995 include the effect of Citizens' outstanding stock options calculated using the treasury stock method for earnings per share presentation.

          The unaudited pro forma combined balance sheet at September 30, 1995, set forth below, gives effect to the Mergers under the pooling-of-interests accounting method as if the Mergers had occurred on September 30, 1995.

          The unaudited pro forma combined statements of income for the years ended December 31, 1994, 1993 and 1992 and the nine months ended September 30, 1995 and 1994 combine the historical statements of income of Whitney and Citizens as if the Mergers had been effective as of January 1, 1992. The cost associated with the Mergers, estimated to be in a range of up to $2,000,000, will be accounted for as a current period expense upon consummation of the Mergers and has not been reflected in the pro forma financial statements.

                                                    WHITNEY HOLDING CORPORATION

                                                 PRO FORMA COMBINED BALANCE SHEET
                                                            (Unaudited)

                                                        September 30, 1995
                                                          (In Thousands)



                                                                      Whitney            Citizens        Pro Forma
                                                                   (Consolidated)     (Consolidated)      Combined
                                                                   --------------     --------------     ----------
ASSETS

Cash and due from financial institutions.........................     $  175,568           $  7,179      $  182,747
Interest-bearing deposits in financial institutions..............              0                150             150
Securities available for sale....................................        131,669             65,703         197,372
Securities held to maturity......................................      1,237,348              9,439       1,246,787
Federal funds sold...............................................         11,300             11,602          22,902
Loans and leases.................................................      1,259,609            138,937       1,398,546
Less: reserve for possible loan losses...........................         34,112              2,026          36,138
                                                                      ----------           --------      ----------
Net loans and leases.............................................      1,225,497            136,911       1,362,408
Bank premises and equipment (net)................................         69,248              6,301          75,549
Other real estate owned (net)....................................          5,136                168           5,304
Other assets.....................................................         82,996              2,092          85,088
                                                                      ----------           --------      ----------
    TOTAL ASSETS.................................................     $2,938,762           $239,545      $3,178,307
                                                                      ==========           ========      ==========
LIABILITIES
Deposits.........................................................     $2,425,229           $211,695      $2,636,924
Federal funds purchased and other borrowings.....................        157,886                  0         157,886
Accrued expenses and other liabilities...........................         26,120              1,883          28,003
                                                                      ----------           --------      ----------
    TOTAL LIABILITIES............................................     $2,609,235           $213,578      $2,822,813
                                                                      ----------           --------      ----------
EQUITY
Capital stock....................................................     $    2,800           $  1,308      $    2,800
Capital surplus..................................................         56,164              4,010          61,482
Retained earnings................................................        278,507             20,804         299,311
Net unrealized holding gains on available-
  for-sale securities............................................             16                 88             104
Less: Treasury stock.............................................          7,960                243           8,203
    TOTAL EQUITY.................................................     $  329,527           $ 25,967      $  355,494
                                                                      ----------           --------      ----------

    TOTAL LIABILITIES AND
    SHAREHOLDERS' EQUITY.........................................     $2,938,762           $239,545      $3,178,307
                                                                      ==========           ========      ==========

                                                      See accompanying notes.

                                                    WHITNEY HOLDING CORPORATION

                                                PRO FORMA COMBINED INCOME STATEMENT
                                                            (Unaudited)

                                               Nine Months Ended September 30, 1995
                                               (In Thousands, except for share data)



                                                                    Whitney              Citizens          Pro Forma
                                                                 (Consolidated)       (Consolidated)        Combined
                                                                 --------------       --------------      ------------
Interest income............................................      $   142,085           $   14,143          $   156,228
Interest expense...........................................           47,366                5,237               52,603
                                                                 -----------           ----------          -----------
Net interest income........................................           94,719                8,906              103,625
Provision for (reduction in reserves for)
  possible loan losses.....................................          (10,000)                 250               (9,750)
                                                                 -----------           ----------          -----------
Net interest income after provision
  for possible loan losses.................................          104,719                8,656              113,375
Non-interest income........................................           23,653                1,429               25,082
Non-interest expense.......................................          (82,482)             ( 6,137)             (88,619)
                                                                 -----------           ----------          -----------
Income before income taxes.................................           45,890                3,948               49,838
Income taxes...............................................          (14,525)              (1,240)             (15,765)
                                                                 -----------           ----------          -----------
Net income.................................................      $    31,365           $    2,708          $    34,073
                                                                 ===========           ==========          ===========

Weighted average shares outstanding:
  Primary..................................................       14,774,735            2,126,284           16,901,019
  Filly diluted............................................       14,782,130            2,192,553           16,974,683

Earnings per share:
  Primary..................................................            $2.12                                     $2.02
  Fully diluted............................................            $2.12                                     $2.01



                                                      See accompanying notes.

                                                    WHITNEY HOLDING CORPORATION

                                                PRO FORMA COMBINED INCOME STATEMENT
                                                            (Unaudited)

                                               Nine Months Ended September 30, 1994
                                               (In Thousands, except for share data)



                                                                         Whitney               Citizens           Pro Forma
                                                                      (Consolidated)        (Consolidated)         Combined
                                                                      --------------        --------------        -----------
Interest income............................................           $   131,395            $   12,520           $   143,915
Interest expense...........................................                38,312                 4,132                42,444
                                                                      -----------            ----------           -----------
Net interest income........................................                93,083                 8,388               101,471
Provision for (reduction in reserves for)
  possible loan losses.....................................               (16,139)                  135               (16,004)
                                                                      -----------            ----------           -----------
Net interest income after provision
  for possible loan losses.................................              (109,222)               (8,253)             (117,475)
Non-interest income........................................                25,018                 1,388                26,406
Non-interest expense.......................................               (76,958)               (5,979)              (82,937)
                                                                      -----------            ----------           -----------
Income before income taxes.................................                57,282                 3,662                60,944
Income taxes...............................................               (18,579)               (1,130)              (19,709)
                                                                      -----------            ----------           -----------
Net income.................................................           $    38,703            $    2,532           $    41,235
                                                                      ===========            ==========           ===========

Weighted average shares outstanding........................            14,533,596             2,073,609            16,607,205

Earnings per share.........................................                 $2.66                                       $2.48


                                                      See accompanying notes.

                                                    WHITNEY HOLDING CORPORATION

                                                PRO FORMA COMBINED INCOME STATEMENT
                                                            (Unaudited)

                                                   Year Ended December 31, 1994
                                               (In Thousands, except for share data)



                                                                         Whitney          Citizens         Pro Forma
                                                                      (Consolidated)   (Consolidated)      Combined
                                                                      --------------   --------------    ------------
Interest income..................................................       $ 175,761          $16,989          $ 192,750
Interest expense.................................................          51,867            5,636             57,503
                                                                        ---------          -------          ---------
Net interest income..............................................         123,894           11,353            135,247
Provision for (reduction in reserves for) loan losses............         (26,139)             135            (26,004)
                                                                        ---------          -------          ---------
Net interest income after provision
  for loan losses................................................         150,033           11,218            161,251
Non-interest income..............................................          32,353            1,987             34,340
Non-interest expense.............................................        (104,258)          (8,301)          (112,559)
                                                                        ---------          -------          ---------
Income before income taxes.......................................          78,128            4,904             83,032
Income taxes.....................................................         (25,290)          (1,544)           (26,834)
                                                                        ---------          -------          ---------
Net income.......................................................       $  52,838          $ 3,360          $  56,198
                                                                        =========          =======          =========

Weighted average shares outstanding..............................      14,557,008        2,073,609         16,630,617

Earnings per share...............................................           $3.63                               $3.38

                                                      See accompanying notes.

                                                    WHITNEY HOLDING CORPORATION

                                                PRO FORMA COMBINED INCOME STATEMENT
                                                            (Unaudited)

                                                   Year Ended December 31, 1993
                                               (In Thousands, except for share data)



                                                                            Whitney              Citizens           Pro Forma
                                                                        (Consolidated)       (Consolidated)          Combined
                                                                        --------------       --------------        ------------
Interest income....................................................       $ 169,530               $16,575             $ 186,105
Interest expense...................................................          49,016                 5,665                54,681
                                                                          ---------               -------             ---------
Net interest income................................................         120,514                10,910               131,424
Provision (reduction in reserve for) for loan losses...............         (60,000)                  375               (59,625)
                                                                          ---------               -------             ---------
Net interest income after provision
  for loan losses..................................................         180,514                10,535               191,049
Non-interest income................................................          30,991                 2,352                33,343
Non-interest expense...............................................        (100,093)               (8,271)             (108,364)
                                                                          ---------               -------             ---------
Income before income taxes and cumulative
  effect of changes in accounting principles.......................         111,412                 4,616               116,028
Income taxes.......................................................         (35,645)               (1,500)              (37,145)
                                                                          ---------               -------             ---------
Income before cumulative effect of changes
  in accounting principles.........................................          75,767                 3,116                78,883
Cumulative effect of changes in accounting
  principles.......................................................             634                  (289)                  345
                                                                          ---------               -------             ---------
Net income.........................................................       $  76,401               $ 2,827             $  79,228
                                                                          =========               =======             =========

Weighted average shares outstanding................................      14,425,007             2,073,609            16,498,616

Earnings per share.................................................           $5.30                                       $4.80


                                                      See accompanying notes.

                                                    WHITNEY HOLDING CORPORATION

                                                PRO FORMA COMBINED INCOME STATEMENT
                                                            (Unaudited)

                                                   Year Ended December 31, 1992
                                               (In Thousands, except for share data)



                                                                  Whitney                 Citizens             Pro Forma
                                                              (Consolidated)           (Consolidated)          Combined
                                                              --------------           --------------          ---------
Interest income.....................................            $ 177,755                $17,324               $ 195,079
Interest expense....................................               65,325                  7,433                  72,758
                                                                ---------                -------               ---------
Net interest income.................................              112,430                  9,891                 122,321
Provision for loan losses...........................                3,350                  1,065                   4,415
                                                                ---------                -------               ---------
Net interest income after provision
  for loan losses...................................              109,080                  8,826                 117,906
Non-interest income.................................               32,644                  2,349                  34,993
Non-interest expense................................             (112,623)                (7,992)               (120,615)
                                                                ---------                -------               ---------
Income before income taxes..........................               29,101                  3,183                  32,284
Income taxes........................................               (8,899)                  (970)                 (9,869)
                                                                ---------                -------               ---------
Net income..........................................            $  20,202                $ 2,213               $  22,415
                                                                =========                =======               =========

Weighted average shares outstanding.................           14,368,052              2,073,609              16,441,661

Earnings per share..................................                $1.41                                          $1.36


                                                      See accompanying notes.

                          WHITNEY HOLDING CORPORATION

               NOTES TO PRO FORMA COMBINED FINANCIAL STATEMENTS
                                  (Unaudited)


          Whitney will issue Whitney Common Stock with an aggregate value at the date of the Mergers of approximately $63,245,082 (calculated on the basis of the Average Market Price and assuming none of the Citizens Options are exercised prior to the Effective Date). The number of shares of Whitney Common Stock to be exchanged in the Mergers will be determined by the Average Market Price of Whitney Common Stock, as defined in the Plan of Merger, which will be no less than $25.50 per share nor exceed $35.50 per share, except as otherwise provided in the Plan of Merger. For purposes of the accompanying pro forma financial statements, the Whitney Common Stock is assumed to have an Average Market Price of $30.50 per share resulting in the issuance of 2,073,609 shares of Whitney Common Stock for all the outstanding Citizens Common Stock (an exchange ratio of 1.6376) if no Citizens Options are exercised prior to the Effective Date. There is no stated par value of Whitney Common Stock. In accordance with the pooling-of-interests method of accounting, the historical equities of the merged companies are combined.

                           INFORMATION ABOUT CITIZENS

DESCRIPTION OF BUSINESS

     Citizens is a Louisiana corporation and a registered bank holding company under the Bank Holding Company Act of 1956 (the "BHCA"). Citizens was incorporated in 1984 and acquired all of the stock of FNB in January 1988 pursuant to a reorganization in which the shareholders of FNB became shareholders of Citizens and FNB became Citizens' wholly owned subsidiary. From that date to the present, FNB has been Citizens' only subsidiary. At September 30, 1995, Citizens had total consolidated assets of approximately $239.5 million and total consolidated deposits of approximately $211.7 million.

     FNB, a national banking association, opened for business in 1933. FNB offers a wide range of financial services (not including trust services and international banking services) to commercial, industrial, and individual customers. The credit services provided by FNB include inventory and accounts receivable financing, equipment financing, letters of credit, lease financing and loans for a number of purposes, including real estate, installment, Small Business Administration, short-term and other personal loans. FNB also offers a variety of deposit services, including savings accounts, individual retirement accounts, money market deposit accounts, and interest and non-interest bearing checking accounts. Other services FNB offers include night depository service, safe deposit boxes, federal tax depository and bank-issued Visa credit cards.

     In addition to its main Morgan City, Louisiana location, FNB has eleven other full-service branches in St. Mary, Iberia and East Baton Rouge Parishes. FNB also maintains an office in New Orleans, Louisiana that is solely devoted to loan production. See "--Property."

     FNB's loan portfolio generally reflects the economy of the southern region of the State of Louisiana. While FNB attempts to maintain a relatively diversified loan portfolio, a substantial portion of its borrowers are dependent upon the oil and gas and related services industries. FNB's business is not materially affected by seasonal variances.

COMPETITION

     FNB experiences considerable competition in both attracting deposits and lending funds. Competition in lending comes principally from other commercial banks and savings and loan associations located in FNB's market area and, to a lesser extent, from finance companies, insurance companies, credit unions, credit card organizations and other financial institutions located both in Louisiana and in other areas of the United States. Banks generally compete for loan customers based on interest charges, restrictions on borrowers and compensating balances, as well as other services offered. Competition for deposits comes principally from other commercial banks, savings and loan associations and credit unions in addition to government and private debt obligation issues and other investment alternatives such as cash management accounts and mutual funds. The primary factors in competition for deposits are interest rates paid on accounts, convenience of office locations and the range of services offered. Certain of FNB's competitors, some of which are affiliated with large bank holding companies, have substantially greater resources and lending limits, and offer services that FNB currently does not provide.

     As of September 30, 1995, the Riegle-Neal Interstate Banking and Branching Act of 1994 (the "Interstate Banking Act") allows adequately capitalized and managed bank holding companies to acquire banks in any state, subject to certain limitations, regardless of whether the acquisition would be prohibited by applicable state law. The Interstate Banking Act in certain circumstances will also allow out-of-state branches through interstate mergers commencing June 1, 1997, provided that each bank involved in the merger is adequately capitalized and managed. The Interstate Banking Act further provides for transactions involving an out-of-state bank's acquisition of a branch of an insured bank without the acquisition of the entire bank, if permitted under the laws of the state where the branch is located. To date, Louisiana has not opted out of these provisions of the Interstate Banking Act. The Interstate Banking Act also permits an out-of-state bank to establish de novo branches in a state if that state expressly elects to permit de novo branching on a non-discriminatory basis. A "de novo branch" is defined as a branch office of a national or state bank that is originally established as a branch and does not become a branch as a result of an acquisition, conversion, merger or consolidation. The Interstate Banking Act may materially increase the competition to Citizens from out-of-state bank holding companies with significantly greater resources.

SUPERVISION AND REGULATION

     General. In addition to the generally applicable state and federal laws governing businesses and employers, Citizens and FNB are extensively regulated by special state and federal laws and regulations applicable only to financial institutions and their parent companies. Virtually all aspects of Citizens' and FNB's operations are subject to specific requirements or restrictions and general regulatory oversight, from laws regulating consumer finance transactions, such as the Truth in Lending Act, the Home Mortgage Disclosure Act and the Equal Credit Opportunity Act, to laws regulating collections and confidentiality, such as the Fair Debt Collection Practices Act, the Fair Credit Reporting Act and the Right to Financial Privacy Act. With few exceptions, state and federal banking laws have as their principal objective either the maintenance of the safety and soundness of financial institutions and the federal deposit insurance system or the protection of consumers or classes of consumers, rather than the protection of shareholders of Citizens. Any change in applicable laws, regulations or policies of various regulatory authorities may have a material effect on the business, operations and prospects of Citizens.

     Citizens. As a bank holding company, Citizens is subject to regulation by the Reserve Board and is required to file with the Reserve Board both quarterly and annual reports and to furnish such additional information as the Reserve Board may require pursuant to the BHCA. The Reserve Board also may conduct examinations of Citizens and FNB.

     Pursuant to the BHCA, prior approval is a condition to any merger or consolidation with any other bank holding company, or the acquisition of all or substantially all of the assets of or control of a bank or bank holding company. On December 8, 1995, Whitney filed applications seeking approval of the Bank Merger from the Comptroller and approval of the Company Merger from the Reserve Board. See "The Plan of Merger -- Description of the Plan of Merger --Regulatory Approvals and Other Conditions of the Mergers." Citizens also is prohibited from engaging directly or indirectly in activities other than those of banking, managing or controlling banks or furnishing services to its subsidiary banks, except that it may engage in and may own shares of companies engaged in certain activities found by the Reserve Board to be so closely related to banking or managing and controlling banks as to be a proper incident thereto.

     FNB. FNB is a national banking association subject to the National Bank Act, a member of the Federal Reserve system and has its deposits insured up to $100,000 per depositor by the FDIC. FNB is regulated and subject to periodic examination by the FDIC, the Comptroller and the Reserve Board and Louisiana banking authorities as to, among other things, the reserves it maintains against deposits. Regulations promulgated by these agencies also impose restrictions on the nature and amount of loans and investments which FNB may make. In addition, FNB is subject to the Community Reinvestment Act, pursuant to which the Comptroller assesses the record of each financial institution it regulates, including FNB, to determine if the institution meets the credit needs of its entire community, including low- and moderate-income neighborhoods served by the institution.

     Substantially all of the funds used by Citizens to pay dividends to its shareholders are derived from dividends from FNB. FNB's ability to declare dividends to Citizens is governed by regulations of the Comptroller. Under such regulations, FNB may pay each year, without prior approval of the Comptroller, dividends which do not exceed the total of undistributed earnings retained for the current year plus its retained net profits for the preceding two years. At September 30, 1995, there was an aggregate of approximately $4.5 million available for the payment of dividends without prior approval. The Comptroller also has the power to restrict FNB's dividend payments if such payments are deemed an unsafe or unsound banking practice or if the Comptroller deems FNB's capital inadequate.

     Monetary Policy. In addition to general and local economic conditions, the monetary policies of regulatory authorities, including the Reserve Board, have a significant effect on the business of Citizens and FNB. The Reserve Board supervises and regulates the national supply of bank credit through the sale of U.S. Government securities, changes in the discount rate on bank borrowings from the Reserve Board and changes in reserve requirements with respect to member bank deposits. The Reserve Board also regulates the types of loans and investments in which banks may participate. These means are used in varying combinations to influence overall growth and distribution of bank loans, investments and deposits, and their use may affect interest rates charged on loans or paid for deposits. Reserve Board monetary policies have materially affected the operating results of commercial banks in the past and are expected to continue to do so in the future. The nature of future monetary policies and the effect of such policies on the business and earnings of Citizens and FNB cannot be predicted with certainty.

     Capital Adequacy Guidelines. Capital management consists of providing equity to support both current and future operations. Citizens is subject to capital adequacy requirements issued by the Reserve Board, and FNB is subject to similar requirements imposed by the OCC.

     The Reserve Board and the OCC have adopted risk-based capital requirements for assessing bank holding company and bank capital adequacy. These standards define capital and establish minimum capital requirements in relation to assets and off-balance sheet exposure, adjusted for credit risk. The risk-based capital standards are designed to be more sensitive to differences in risk profile among bank holding companies and banks, to account for off-balance sheet exposure and to minimize disincentives for holding liquid assets. Assets and off-balance sheet items are assigned to broad risk categories, each with appropriate relative risk weights. The resulting capital ratios represent capital as a percentage of total risk-weighted assets and off-balance sheet items.

      The Reserve Board together with the FDIC and the OCC have promulgated rules implementing an interest rate risk component to the risk-based standards as required by the Federal Deposit Insurance Corporation Improvements Act of 1991. The minimum standard for the ratio of capital to risk-weighted assets (including certain off-balance sheet obligations, such as standby letters of credit) is 8.0%. At least half of the risk-based capital must consist of common equity, retained earnings, and qualifying perpetual preferred stock, less deductions for goodwill and various other intangibles ("Tier I capital"). The remainder may consist of a limited amount of subordinated debt, certain hybrid capital instruments and other debt securities, preferred stock, and a limited amount of the general valuation allowance for loan losses ("Tier II capital"). The sum of Tier I capital and Tier II capital is "total risk-based capital." See "Citizens Management's Discussion and Analysis of Financial Condition and Results of Operations."

MARKET PRICES AND DIVIDENDS

     Market Prices. Since September 21, 1993, Citizens Common Stock has traded on the AMEX under the symbol FIR. The following table sets forth the high and low reported closing sale prices per share of Citizens Common Stock as reported on the AMEX and the quarterly dividends declared for the periods indicated.

              PRICE RANGE OF COMMON STOCK AND QUARTERLY DIVIDENDS

                                   HIGH      LOW    DIVIDEND
                                  -------  -------  --------
1994
  First Quarter*................  $ 17.11  $ 16.14    $0.09
  Second Quarter*...............    18.86    16.82     0.09
  Third Quarter*................    20.23    18.64     0.09
  Fourth Quarter................    20.00    19.25     0.27

1995
  First Quarter.................  $ 24.50  $19.625    $0.12
  Second Quarter................   24.625    22.75     0.12
  Third Quarter.................    50.75    24.25     0.15
  Fourth Quarter................      [ ]      [ ]      [ ]

1996
  First Quarter
    (through __________, 1996)..  $        $          $
----------------------

*Adjusted to reflect a 10% stock dividend declared on October 14, 1994.

     Holders. As of December 15, 1995, there were approximately 620 record shareholders of Citizens.

     Cash Dividends. Citizens' revenues are derived principally from dividends paid by FNB, and regulations issued by the Comptroller limit the amount of dividends the FNB may declare. See "--Supervision and Regulation--Capital Adequacy Requirements." Citizens has agreed in the Plan of Merger that it will not declare, set aside or pay cash dividends except in specified amounts. See "The Plan of Merger--Description of the Plan of Merger--Conduct of Business Prior to the Effective Date."

PROPERTY

     FNB owns the buildings in which all but one of its 12 branches are located. FNB leases the building that houses one of its Baton Rouge branches and its New Orleans loan production office. All of the properties owned by FNB are located in St. Mary, Iberia and East Baton Rouge Parishes; and FNB considers all of the properties it owns or leases to be in good condition.

EMPLOYEES

     FNB employs approximately 150 persons full-time and considers its relationship with its employees to be good.

SECURITY HOLDINGS OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT

     Principal Shareholders. To the knowledge of Citizens, as of December 15, 1995 no person owned beneficially more than 5% of the outstanding voting securities of Citizens.

     Directors and Executive Officers. The following table sets forth certain information as of December 15, 1995 concerning the beneficial ownership of Citizens Common Stock by each director of Citizens, each executive officer of Citizen whose total annual salary and bonus exceeds $100,000, and by all directors and executive officers of Citizens and FNB as a group, determined in accordance with Rule 13d-3 promulgated by the Commission. Unless otherwise indicated, each person listed in the table has sole voting and investment power with respect to the shares set forth opposite his name.


                                                Number of Shares           Percent of Class
Name and Address of Beneficial Owner           Beneficially Owned        Beneficially Owned(1)
------------------------------------           ------------------        ---------------------

Milford L. Blum, Jr.                                17,645(1)                    1.38%
 P.O. Drawer 2090
 Morgan City, LA 70381

Bernard E. Boudreaux, Jr.                            1,000                         *
 Courthouse, Suite 200
 300 Iberia Street
 New Iberia, LA 70560

Norman H. Breaux, Jr.                                7,125(2)                      *
 1501 Front Street
 Morgan City, LA 70380

Camille A. Cutrone                                  41,903(2)(3)                 3.31%
 1207 Whitney Building
 New Orleans, LA 70130

John M. Dilsaver, Jr.                               29,380(2)(4)                 2.22%
 P.O. Box 2264
 Morgan City, LA 70381

Kenneth B. Dupont                                    4,575(2)                      *
 P.O. Box 50280
 New Orleans, LA 70150-0280

Bernhardt J. Hunter                                  2,100(2)                      *
 Rt. 4, Box 710
 Morgan City, LA 70380



                                                Number of Shares           Percent of Class
Name and Address of Beneficial Owner           Beneficially Owned        Beneficially Owned(1)
------------------------------------           ------------------        ---------------------

Alfred S. Lippman                                 51,413(2)(5)                   4.05%
 P.O. Box 2526
 Morgan City, LA 70381

Louis J. Mahfouz                                  10,559(2)(6)                     *
 220 Hogan Street
 Berwick, LA 70342

Edward A. Olivier                                  9,310(2)                        *
 2202 Chatsworth Road
 Franklin, LA 70538

Gerald D. Roy                                      8,425(2)                        *
 P.O. Box 507
 Baldwin, LA 70538

Charles A. Savoie                                  6,500(2)                        *
 279 Ceylon Street
 Berwick, LA 70342

Robert J. Terrebonne, Jr.                         12,990(2)                      1.03%
 205 Mako Nako Drive
 Mandeville, LA 70448

C. G. Whitley, M.D.                               37,657(2)(7)                   2.97%
 1201 N. Prescott Drive
 Morgan City, LA 70380

Directors and executive officers
 as a group (18 persons)                         263,777(8)                     20.29%
---------------------------

* Less than 1%.

(1) Includes currently exercisable options to acquire 8,800 shares of Citizens Common Stock.

(2) Includes currently exercisable options to acquire 1,000 shares of Citizens Common Stock.

(3) Includes 6,251 shares held in a trust for the benefit of Mr. Cutrone's grandchildren, of which he is a co-trustee; 2,750 shares held in a trust for the benefit of Mr. Cutrone's children for which he is trustee; and 7,500 shares held in testamentary trusts for the benefit of Mr. Cutrone's children for which he is trustee. Mr. Cutrone disclaims beneficial ownership of all such shares.

(4) Includes 15,400 shares in the name of his spouse, as to which shares Mr. Dilsaver disclaims beneficial ownership.

(5) Includes 2,376 shares in the name of a corporation of which Mr. Lippman is president and sole shareholder and 23,441 shares in a 401(k) Savings and Retirement Plan and held for the benefit of Mr. Lippman.

(6) Includes 2,860 shares in the name of Mr. Mahfouz's deceased spouse, of whose estate Mr. Mahfouz is the executor, as to which shares Mr. Mahfouz disclaims beneficial ownership.

(7) Includes 550 shares in the name of his spouse, as to which shares Dr. Whitley disclaims beneficial ownership, and 19,365 shares in the name of a corporation of which Dr. Whitley is the president and a director and in which he owns approximately 33% of the outstanding capital stock. Dr. Whitley disclaims beneficial ownership of two-thirds, or approximately 12,906, of the shares held by such corporation.

(8) Includes currently exercisable options to acquire 34,000 shares of Citizens Common Stock that have been granted to Citizens' directors and executive officers pursuant to the Citizens Option Plans, but excludes options to purchase an additional 86,000 shares, which options would become exercisable in connection with the consummation of the Company Merger. See "The Plan of Merger--Description of the Plan of Merger--Conversion of Citizens Common Stock."

LEGAL PROCEEDINGS

     On November 14, 1995, Dean Witter Reynolds, Inc. ("Dean Witter") filed a Third-Party Demand against FNB and two other unrelated parties as third-party defendants in each of 37 state court cases and in one consolidated federal court case in which the plaintiffs (one of whom, Bernhardt J. Hunter, is a director of Citizens and FNB) have sued Dean Witter for damages allegedly incurred as a result of an investment scheme conducted by a former Dean Witter investment broker. The plaintiffs have brought these lawsuits against Dean Witter in the 16th Judicial District Court in and for St. Mary Parish, Louisiana, and the Federal District Court for the Western District of Louisiana (Lafayette Division) seeking an aggregate of approximately $13.2 million in damages. Dean Witter alleges that its former broker used accounts at FNB, which were both in his name and in the name of Dean Witter, in connection with his investment scheme, and that FNB therefore knew or should have known of the scheme and was under an alleged duty to advise its customer, Dean Witter, of the scheme. In its third-party pleadings, Dean Witter has asked that, in the event of any judgment against Dean Witter, its former broker, as a co-defendant, and FNB and others, as third-party defendants, either be held liable to the plaintiffs jointly or severally with Dean Witter or, alternatively liable to Dean Witter for contribution and indemnity. FNB has denied Dean Witter's allegations, and Citizens does not expect these lawsuits to have a material adverse effect on its financial condition or results of operations.


                     CITIZENS MANAGEMENT'S DISCUSSION AND
           ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     Introduction

     Management's discussion and analysis of financial condition and results of operations is presented to provide insight into the current financial condition and factors affecting the recent earnings of Citizens and should be read in conjunction with the consolidated financial statements, the related notes, and the consolidated selected financial data presented elsewhere herein.

     The following discussion provides certain information concerning the financial condition and results of operations of Citizens for the years ended December 31, 1994 and 1993, and the nine months ended September 30, 1995. The financial position and results of operations of Citizens were due primarily to its banking subsidiary, FNB. Unless the context otherwise requires, Citizens and FNB are collectively referred to herein as "Citizens."

     Liquidity and Interest Rate Sensitivity Management

     The primary functions of asset/liability management are to assure adequate liquidity and maintain an appropriate balance between interest-earning assets and interest-bearing liabilities. The objective of liquidity management is to meet the cash flow requirements of customers and of Citizens. Customer requirements for funds include depositors who desire to withdraw funds, as well as borrowers who need assurance that sufficient funds will be available to meet their credit requirements. Interest rate sensitivity management seeks to avoid fluctuating net interest margins and to enhance consistent growth of net interest income through periods of changing interest rates.

     Citizens closely monitors liquidity and seeks to invest excess funds to increase the profitability of Citizens. In 1993, Citizens revised its methodology for calculating its liquidity ratio to eliminate certain nonliquid assets and capital balances. The target range under this method is 8% or better.

     Management regularly monitors the investment securities market in order to secure the best possible investments for the portfolio which will generate an acceptable spread over the prices paid for purchased liabilities (interest bearing deposits). Citizens carefully monitors the pricing of its liabilities in order to help maintain this spread. Citizens' investments in mortgage-backed securities have affected Citizens liquidity to the extent that scheduled maturities on these securities tend to be long-term, yet principal prepayments may result in significantly shorter actual maturities. Citizens monitors the actual maturities of its investments in mortgage-backed securities in order to minimize the effects on Citizens overall liquidity.

     Interest rate sensitivity varies with different types of interest-earning assets and interest-bearing liabilities. Overnight federal funds on which rates change daily and loans which are tied to the prime rate differ considerably from long-term investment securities and fixed-rate loans. Similarly, time deposits over $100,000 and money market certificates are much more interest sensitive than passbook savings accounts. The interest sensitivity gap is the difference between total interest-sensitive assets and total interest-sensitive liabilities. If this gap is matched, the effect on net interest income due to interest rate movements is theoretically reduced. Citizens has an asset and liability management policy designed to provide a proper balance between interest rate sensitive assets and liabilities, to attempt to maximize interest margins and to provide adequate liquidity for anticipated needs. See the related discussions under "Liquidity and Interest Rate Sensitivity" below.

YEARS ENDED DECEMBER 31, 1994 AND 1993

     Financial Condition

     Citizens functions as a financial intermediary and, as such, its financial condition should be reviewed in terms of trends in its sources and uses of funds. The following comparison of average daily balances for selected accounts indicates how Citizens has managed its sources and uses of funds:


                                                         1994                                1993                  1992
                                        --------------------------------------  --------------------------------  --------
                                                         Increase (Decrease)               Increase (Decrease)
                                           Average      ----------------------  Average   ----------------------  Average
                                           Balance       Amount         %       Balance    Amount         %       Balance
                                        --------------  ---------  -----------  --------  ---------  -----------  --------
                                                                          (In Thousands)
Uses:
       Net loans......................    $117,418      $ 12,977     12.4%      $104,441   $  3,888      3.9%     $100,553
       Securities.....................           -             -        -              -    (80,293)    (100%)      80,293
       Available-for-sale securities..      72,116       (14,041)   (16.3%)       86,157     86,157      100%            -
       Held-to-maturity securities....       9,600         4,990    108.2%         4,610      4,610      100%            -
       Federal funds sold.............       9,557        (5,264)   (35.5%)       14,821     (2,110)   (12.5%)      16,931
       Interest-bearing deposits in
       other banks....................       2,156          (440)   (16.9%)        2,596       (796)   (23.5%)       3,392
                                          --------      --------    -----       --------   --------    -----      --------
       Total uses.....................    $210,847      $ (1,778)    (0.8%)     $212,625   $ 11,456      5.7%     $201,169
                                          ========      ========                ========   ========               ========
Sources:
       Demand deposits................    $ 32,899      $    176      0.5%      $ 32,723   $  4,868     17.5%     $ 27,855
       Savings deposits...............      86,560           650      0.8%        85,910     16,876     24.4%       69,034
       Time deposits..................      81,647        (4,740)    (5.5%)       86,387    (12,433)   (12.6%)      98,820
       Other..........................       9,741         2,136     28.1%         7,605      2,145     39.3%        5,460
                                          --------      --------    -----       --------   --------    -----      --------
       Total sources..................    $210,847      $ (1,778)    (0.8%)     $212,625   $ 11,456      5.7%     $201,169
                                          ========      ========    =====       ========   ========    =====      ========

     Citizens uses its funds primarily to support its lending activities. Citizens experienced growth of 12.4% in average net loan balances in 1994 compared to growth of 3.9% experienced in 1993. The growth in average loan balances in 1994 was primarily attributable to an increase in loans processed by the loan production office in New Orleans and as a result of new loans made in the Baton Rouge market. The loan growth in 1993 was due to the increase in Small Business Administration (SBA) loans and new loans generated through the New Orleans loan production office which was opened in 1993.

     The quality of Citizens' loan portfolio continued to improve in 1994 with the watch list loan's decreasing by $1,754,000 in 1994 to a balance of $2,402,000 at December 31, 1994. In 1993, the balance of watch list loans decreased by $4,649,000 to $4,156,000.

     Effective October 31, 1991, Citizens acquired an insolvent Baton Rouge bank in a Federal Deposit Insurance Corporation (FDIC)-assisted purchase and assumption. Loans acquired from the Baton Rouge bank were recorded net of discount. The unamortized discount totaled $773,000 and $938,000 at December 31, 1994 and 1993, respectively. Citizens has continued to monitor and evaluate the performance of these loans in 1994. Citizens recognized gains of $195,000 in 1994 and $519,000 in 1993 on discounted loans through the settlement and payout of these loans. No accretion of the discount was recorded on loans that are currently being serviced, as Citizens has not evaluated the ultimate collectibility as probable and is unable to reasonably estimate the amounts and timing of collections.

     Generally, the accrual of income is discontinued when the full collection of principal is in doubt, or when the payment of principal or interest has become contractually 90 days past due unless the obligation is both well collateralized and in the process of collection. The following is a reconciliation of the contractual balance to the recorded balance for all non accrual loans as of December 31, 1994, other than $598,000 in nonaccrual Baton Rouge loans (in thousands):

                                        Contractually Past Due           Contractually Current
                                 -----------------------------------     ---------------------      Total
                                        Payment Performance:             Collection                Nonaccrual
                                 Substantial     Marginal    Minimal      Doubtful       Other        Loans
                                 -----------     --------    -------     ---------       -----     ----------
Contractual balance...........      $219            $-         $ 78          $-            $-          $297
Charge-offs...................         -             -          (19)          -             -           (19)
Interest payments applied to
  principal...................       (72)            -           (1)          -             -           (73)
                                    ----           ---         ----         ---           ---          ----
Recorded balance..............      $147            $-         $ 58          $-            $-          $205
                                    ====           ===         ====         ===           ===          ====

     For nonaccrual loans outstanding at December 31, 1994, no interest payments were received or recognized as income in 1994 subsequent to the time the loans were placed on nonaccrual status. Additionally, no interest income was recognized in 1994 for payments received on loans which were on nonaccrual status at some time during the year but not at December 31, 1994.

     For purposes of the above disclosures, the following definitions have been established by Citizens management:

     "Substantial Performance" --During the most recent twelve months, the cash proceeds received by FNB exceeded 85% of the aggregate principal and interest payments contractually due on the loan during the same time period.

     "Marginal Performance" --During the most recent twelve months, the cash proceeds received by FNB were less than necessary to meet the definition of "substantial performance," but exceeded 25% of the aggregate principal and interest contractually due on the loan during the same time period.

     "Minimal Performance" --During the most recent twelve months, the cash proceeds received by FNB were less than necessary to meet the definition of "marginal performance."

     "Collection Doubtful"--The loan is not contractually past due at December 31, 1994. However, the loan has been placed on nonaccrual status due to management's doubt as to the full collectibility of principal or interest. Accordingly, interest payments on such loans are being applied to reduce principal to the extent necessary to eliminate doubt as to full collectibility.

     "Other" --The loan is not contractually past due at December 31, 1994 nor does management have substantial doubt as to the eventual full collectibility of principal or interest. However, management has elected to account for receipt of interest income on a cash basis until the ability of the debtor to satisfactorily meet contractual terms is better established.

     Citizens' did not make or participate in any highly leveraged loans in 1994 or 1993.

     In October 1994, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 118, Accounting by Creditors for Impairment of a Loan--Income Recognition and Disclosures, that amends SFAS 114 and eliminates its provisions regarding how a creditor should report income on an impaired loan. Originally, SFAS 114 would have required creditors to apply one of two allowable methods. As a result of the amendment, creditors may now continue to use existing methods for recognizing income on impaired loans, including methods that are required by certain industry regulators. Citizens was required to comply with the new rules beginning in 1995. The effect of adopting the new rules has not been material to Citizens' financial position or results of operations.

     Historically, Citizens used funds to purchase securities or federal funds sold. However, management used these financial instruments as sources of funds during 1994 to fund loan growth and deposit repayments. The average balances decreased in 1994 by a total of $14,315,000 and increased in 1993 by a total of $8,364,000. In 1993, Citizens used funds from the increase in deposits to purchase additional securities.

     Average total deposits decreased by $3,914,000 or 1.9% and increased by $9,311,000 or 4.8% in 1994 and 1993, respectively. The decrease in 1994 primarily relates to the decline in average time deposits resulting from FNB's interest rates not following the general increase in interest rates during the year causing customers to transfer maturing deposits to higher yielding investments in other institutions. The increase for 1993 primarily related to an increase in demand and savings deposits while the growth in time deposits slowed due to an overall decline in interest rates during the prior year.

     Liquidity and Interest Rate Sensitivity

     Citizens' liquidity ratio was 11.0% at December 31, 1994 and 19.7% at December 31, 1993. For 1994 and 1993, the ratios are higher than Citizens' target levels of approximately 8%, thus reducing profitability slightly.

     As noted in Citizens' Consolidated Statements of Cash Flows, funds in 1994 were primarily used in investing activities to fund loan growth. In 1993, funds were provided from investing activities from the proceeds of maturing investments which were used to purchase additional securities and fund new loans. Also in 1993, funds were used in financing activities as a result of a decline in deposits.

     In 1993, Citizens adopted FASB SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities. Under SFAS No. 115, debt securities that Citizens has both the positive intent and ability to hold to maturity may be carried at amortized cost. Debt securities that Citizens does not have the positive intent and ability to hold to maturity are classified either as available-for-sale or trading and carried at fair value. Unrealized gains and losses on securities classified as available-for sale are carried as a separate component of shareholders' equity, net of taxes. Unrealized gains and losses on securities classified as trading are reported in earnings. Citizens has the positive intent and ability to hold to maturity all municipal securities and certain obligations of U. S. Government corporations and agencies in the portfolio. Citizens held no trading securities in 1994 or 1993. Therefore, the remaining portfolio has been classified as available-for-sale. The unrealized loss on available-for-sale securities was $1,287,000 net of income taxes of $663,000 at December 31, 1994. The unrealized gain on available-for-sale securities was $943,000 net of income taxes of $486,000 at December 31, 1993.

     Demand for loans, which generate the optimum spread for Citizens, increased in 1994 primarily due to an increase in mortgage loans generated through the New Orleans loan production office and the Baton Rouge branches. Management expects that the loan portfolio will continue to grow at a gradual pace with the increase in loans to be funded by reductions in investment securities and deposit growth.

     The table below sets forth the interest rate sensitivity analysis for Citizens as of December 31, 1994 and is based on the repricing frequencies of both interest-earning assets and interest-bearing liabilities for the time intervals shown. The dollar amount of the gap, as well as the percentage that the cumulative gap bears to total interest-earning assets, is shown for each time frame.

                                              0-90     91-360      1-5      Over 5
                                              Days      Days      Years     Years      Total
                                            -------   --------   -------   -------   --------
                                                             (In Thousands)
INTEREST-EARNING ASSETS
Available-for-sale securities.............  $38,259   $ 14,730   $16,327   $    --   $ 69,316
Held-to-maturity securities...............    3,498      2,178     2,658     4,567     12,901
Loans.....................................   43,485     26,308    56,712       350    126,855
Federal funds sold........................    2,225         --        --        --      2,225
Interest-earning deposits in other banks..      274        100        --        --        374
                                            -------   --------   -------   -------   --------
                                             87,741     43,316    75,697     4,917    211,671
INTEREST-BEARING LIABILITIES
Interest-bearing demand deposits..........    1,665      4,995    15,537        --     22,197
Savings deposits..........................   22,983     28,526     8,873        --     60,382
Time deposits.............................   28,793     31,774    26,927        --     87,494
                                            -------   --------   -------   -------   --------
                                             53,441     65,295    51,337        --    170,073
                                            -------   --------   -------   -------   --------
GAP.......................................  $34,300   $(21,979)  $24,360   $ 4,917   $ 41,598
                                            =======   ========   =======   =======   ========
Cumulative GAP............................  $34,300   $ 12,321   $36,678   $41,598
                                            =======   ========   =======   =======
Cumulative GAP as a Percentage of
 Interest-Earning Assets..................    16.20%      5.82%    17.33%    19.65%
                                            =======   ========   =======   =======

     Management did not use derivative financial instruments to adjust Citizens' risk level to interest rate changes during 1994 or 1993.

     See also "-- Overview -- Liquidity and Interest Rate Sensitivity Management" above.

     Capital Resources

     In October 1994, Citizens' Board of Directors approved a 10% stock dividend on Citizens' common stock. All share and per share amounts have been adjusted to reflect this dividend.

     At December 31, 1994, Citizens' shareholders' equity totaled $22,378,000, an increase of 2.0% from $21,937,000 in 1993. The increase is due to internally-generated earnings less dividends declared and the change in unrealized gains/losses on available-for sale securities of $2,230,000. Citizens declared cash dividends of $0.54 per share in 1994 compared with $0.45 per share in 1993, for dividend payout ratios of 20.4% in 1994 and 20.2% in 1993. Citizens' book value per share increased from $17.32 per share at December 31, 1993 to $17.67 per share at December 31, 1994.

     On December 15, 1994, Citizens' Board of Directors adopted, subject to shareholders' approval the Non-employee Directors Stock Option Plan, under which a maximum of 100,000 shares were reserved for issuance. Options under the plan may not be issued at less than fair market value at the date of the grant. Citizens' shareholders approved the plan at the 1995 shareholders' meeting.

     Certain restrictions exist regarding the ability of FNB to transfer funds to Citizens in the form of cash dividends, loans or advances. The approval of the Comptroller of the Currency is required to pay dividends in excess of FNB's earnings retained in the current year plus retained net profits for the preceding two years. Beginning January 1,

1995, FNB had retained earnings of $19,574,000 of which $3,912,000 was available for distribution to Citizens as dividends without prior regulatory approval. Under Federal Reserve regulations, FNB also is limited as to the amount it may loan to Citizens. At December 31, 1994, the maximum amount available for transfer from FNB to Citizens in the form of loans approximated $306,000.

     Under the current risk-based capital computations, risk distinctions are made among various items both on and off Citizens' balance sheet by assigning risk weights to these items. The minimum risk-based capital level is 8%. The guidelines also require a Tier I capital ratio of at least 50% of total risk-based capital. Selected capital adequacy measures for Citizens as of December 31 are as follows:

                           December 31,
                          --------------
                           1994    1993
                          ------  ------
   Risk-based capital:
       Tier I             18.18%  18.11%
       Tier II             1.25%   1.25%
                          -----   -----
   Total                  19.43%  19.36%
                          =====   =====
   Leverage Ratio          9.94%   9.87%
                          =====   =====

     The increase in these capital ratios in 1994 was due to the retention of net earnings less dividends declared. The 1994 and 1993 risk-based capital calculations do not include the unrealized gain/loss on available-for sale securities in accordance with current limitations established by the regulators. See also "Information About Citizens - Supervision and Regulation -- Capital Adequacy Guidelines."

     Results of Operations

     Overview. Citizens' consolidated net income of $3,360,000 in 1994 represents an increase of 18.9% over the $2,827,000 earned in 1993. This follows an increase of $614,000 or 28% in the prior year. On a per share basis, earnings increased 18.8% to $2.65 in 1994 after an increase of 27.8% in 1993. The improved operating results are attributed to continuing efforts to improve operating efficiencies, an increase in net interest margin and a decrease in the provision for loan losses.

     A key measure of profitability used in the banking industry is the return on average equity ratio ("ROAE"). In 1994, Citizens' ROAE was 15.3% in comparison to an ROAE of 14.1% in 1993. The increase in 1994 ROAE is due primarily to an increase in the net interest margin due to favorable interest rate trends. The increase in 1993 ROAE was due to an increase in the volume of average interest-earning assets partially offset by a decrease in the overall yield of those assets.

     Net Interest Income. The primary source of Citizens' earnings growth in both 1994 and 1993 was net interest income, the amount by which interest and fees on loans and securities exceed the interest expense on deposits and borrowings. Net interest income in 1994 increased by $443,000 or 4.1% from 1993 compared to an increase of $1,019,000 or 10.3% in the preceding year. The increase in the net interest income in 1994 was due to the increase in loans which were funded by maturing investments with lower yields. In 1993, the increase in net interest income was the result of an increase in available funds, primarily from savings and time deposits, which was channeled into mortgage-backed securities, partially off-set by the effects of a decline in average yield due to a decline in interest rates.

     Provision for Possible Loan Losses. The provision for possible loan losses is a charge to earnings to maintain the reserve for possible loan losses at a level consistent with management's assessment of the loan portfolio in light of current and expected economic conditions, growth or decline in the portfolio, and the current level of charge-offs.

     Citizens has a loan review department which regularly monitors the loan portfolio, giving special emphasis to problem loans and loans with large balances. The loan review department computes an allowance for loan losses on specific loans as well as a general allowance on all other loans in the portfolio, the latter using a computation based primarily on past loss experience. On a quarterly basis, the loan review department recommends to management an allowance for loan losses based on their monthly computation. Based on the loan review department's recommendation, management will adjust, if necessary, the amount to be contributed to the provision for possible loan losses.

     The provision for possible loan losses was $135,000 in 1994, a decrease of $240,000 over the 1993 amount. The provision for possible loan losses in 1993 decreased $690,000 over the 1992 amount. The decreases in the 1994 and 1993 provisions were primarily related to the results of the re-evaluation of reserves on certain watch list loans, favorable experience with respect to the loans acquired from the Baton Rouge bank, the payout of loans during the year, and a reduction in net loan charge-offs. The balance of the reserve for possible loan losses was $1,919,000 or 1.5% of loans in 1994, compared to $1,978,000 or 1.8% of loans in 1993. The slight decrease in the dollar amount of the reserve in 1994 and 1993 reflects management's opinion that the credit quality of the portfolio continues to improve.

     Loan net charge-offs in 1994 of $194,000 have decreased as compared to the 1993 amount of $409,000. The decrease in the net charge-offs in 1994 and 1993 can be attributed to the decrease in nonaccrual loans. Nonaccrual loans decreased $117,000 to $205,000 in 1994 and decreased $1,098,000 to $322,000 in
1993. In 1994 and 1993, commercial loan and lease financing receivable net charge-offs accounted for the majority of total loan net charge-offs. Management believes that adequate provisions have been recorded for potential losses in the loan portfolio as of December 31, 1994.

     Other Income and Expenses. Other income decreased by $365,000 or 15.5% in 1994, as compared to an increase of $4,000 or 0.2% in 1993. The decrease in 1994 was due primarily to the decrease in gain on settlement of acquired assets. Citizens realized gains of $195,000 in 1994 as compared to $519,000 in 1993 on the settlement of discounted assets which were acquired in connection with the acquisition of the insolvent Baton Rouge bank.

     Other expenses increased $30,000 or 0.4% in 1994 and by $279,000 or 3.5% in 1993. The increase in 1993 is primarily attributed to an increase in salary and employee benefits expense.

     Income Taxes. Citizens adopted SFAS No. 109, Accounting for Income Taxes, effective January 1, 1993. The cumulative effect of adopting SFAS No. 109 decreased net income in 1993 by $289,000. Under SFAS No. 109, Citizens is required to use the liability method of accounting for income taxes as opposed to the deferred method used in 1992.

     Income tax expense totaled $1,544,000 in 1994 compared to $1,500,000 in 1993. Citizens' effective tax rates were 31.5% in 1994 and 32.5% in 1993. The decrease in the effective tax rate is due to an increase in tax-exempt interest income.

     Citizens' net deferred tax asset at December 31, 1994 was $520,000. In the prior year, Citizens recorded a net deferred tax liability of $630,000. The change from the net deferred liability to the net deferred asset position was due to the unrealized loss on securities recognized in 1994. The net deferred tax asset consisted of deferred tax assets of $1,168,000 and deferred tax liabilities of $648,000. Significant components of Citizens' deferred tax position as of December 31, 1994 and 1993 were the unrealized gain/loss on available-for-sale securities, book reserve for loan losses greater than the tax reserve and tax over book depreciation. At December 31, 1994, no valuation allowance has been recognized to offset the deferred tax asset.

NINE MONTHS ENDED SEPTEMBER 30, 1995

     Financial Condition

     Citizens' loan demand began showing signs of improvement during 1994 and this improvement has continued into the third quarter of 1995. The increase in loans of $13,078,000 for the period ending September 30, 1995 from the year ended December 31, 1994 has been primarily in the area of real estate loans which increased approximately $8,976,000 and lease financing receivables which increased approximately $3,799,000. Commercial and industrial loans increased some $789,000 while loans to individuals and other loans decreased by some $486,000 during this same period.

     The principal amount of loans classified as delinquent has increased to 1.6% of total loans at September 30, 1995, as compared to 1.1% of total loans at December 31, 1994. Non-accrual loans represented .16% of total loans at September 30, 1995 and December 31, 1994.

     At September 30, 1995, the reserve for possible loan losses was $2,026,000 which was up $107,000 from the year ended December 31, 1994. This amount is based on Citizens' evaluation of its collateral position in its loans in light of economic conditions in the area. Other real estate at September 30, 1995 was down $15,000 from $183,000 at December 31, 1994. These amounts consist of properties on which FNB foreclosed.

     Earning assets increased $8,340,000 (3.8%) at September 30, 1995 from the quarter ended June 30, 1995 and increased $13,073,000 (6.2%) from the year ended December 31, 1994. This increase was primarily in the area of loans which increased approximately $13,078,000 along with an increase in federal funds sold of approximately $9,377,000 while both securities and interest-bearing balances in other banks declined by approximately $9,158,000 and $224,000 respectively.

     Total assets at September 30, 1995 increased $7,848,000 (3.4%) from the quarter ended June 30, 1995 and $13,794,000 (6.1%) from the year ended December 31, 1994, primarily in the area of earning assets which increased by $13,073,000 while all other assets increased some $721,000. Total deposits increased during this nine month period by $9,381,000 with time deposits increasing by $16,715,000 and demand and savings deposits decreasing by $7,334,000.

     Liquidity and Interest Rate Sensitivity

     The liquidity ratio was 10.2% at September 30, 1995, down from 11.0% at June 30, 1995, and 15.0% at December 31, 1994, all being higher than Citizens' 8% target level, reducing profitability slightly.

     Average net loan balances, which generate the primary source of profitability for Citizens, increased approximately 12% in 1994 and approximately 5% in the third quarter of 1995 as compared to 9% for the first six months of 1995. The increase in 1994 was primarily due to an increase in mortgage loans generated through the New Orleans loan office and the Baton Rouge branches. Management expects that the loan portfolio will continue to grow at a gradual pace with the increase in loans to be funded by reductions in investment securities and deposit growth.

     The cumulative excess as of September 30, 1995, of interest-earning assets over interest-bearing liabilities for the time periods of 0-90 days and 90 days to one year were $43,128,000, or 18.0% and $17,628,000 or 7.4%, respectively, of earning assets as compared to $35,842,000 or 16.5% and $17,248,000 or 7.9%, respectively, at June 30, 1995 and $34,300,000 or 16.2% and $12,321,000 or 5.8%,
respectively, at December 31, 1994. The cumulative gap continues to reflect Citizens' sentiment that rates will increase in the upcoming periods. Although there can be no certainty that this will be the case, Citizens believes that this sentiment is also shared by many of its depositors who limit their reinvestments of maturing deposits to the short-term, frequently one year or less. The primary interest-sensitive assets and liabilities in the maturity range of one year or less are commercial, real estate and consumer loans, available-for-sale securities and time deposits. This trend toward shorter-term time deposits has necessitated shorter-term securities in Citizens' portfolio. Management did not use derivative financial instruments to adjust Citizens' risk level to interest rate changes during 1994 or the first three quarters of 1995 nor does management presently anticipate entering into any derivative financial instruments in the near term.

     See also "--Overview--Liquidity and Interest Rate Sensitivity Management" above.

     Capital Resources

     At September 30, 1995, Citizens' shareholders' equity totaled $25,967,000, an increase of 3.4% from $25,098,000 at June 30, 1995 and 16.0% from $22,378,000 at December 31, 1994. This increase is due entirely to internally-generated earnings and the change in the net unrealized loss on available-for-sale securities of $1,375,000 from a loss of $1,287,000 at December 31, 1994 to a gain of $88,000 at September 30, 1995. Total dividends declared during the quarter ended September 30, 1995 were $190,000 while total dividends declared during the quarter ended September 30, 1994 were $115,000. Total dividends declared for the nine months ended September 30, 1995 were $494,000 while total dividends declared for the nine months ended September 30, 1994 were $345,000. The dividend payout ratios (dividends paid divided by net income) were 20.5% and 12.5% for the quarters ended September 30, 1995 and 1994, respectively, and 18.2% and 13.6% for the nine months ended September 30, 1995 and 1994, respectively.

     With the exception of expenditures of approximately $250,000 for the opening of a new branch facility on Millerville Road in a Super Kmart in Baton Rouge, Louisiana on June 30, 1995 and approximately $200,000 for new computer equipment at various locations, Citizens has no material commitments for significant capital expenditures during the next twelve months. Citizens expects to be able to fund budgeted capital expenditures from current resources while maintaining capital within regulatory constraints. The Reserve Board's current minimum capital requirement is 5% for leverage capital. Citizens' capital ratios of approximately 10.8% at both September 30, 1995 and June 30, 1995, and 9.9% at December 31, 1994 were above the minimum regulatory requirements.

     Under the current risk-based capital computations, risk distinctions are made among various items both on and off Citizens' balance sheet by assigning risk weights to these items. The minimum risk-based capital level is 8%. The guidelines also require a Tier I capital ratio of at least 50% of total risk-based capital. Citizens's risk-based capital ratios were as follows:

                            September 30, 1995    December 31, 1994
                            ------------------    -----------------
  Risk-based capital:
      Tier I                       18.48%               18.18%
      Tier II                       1.25%                1.25%
                                   -----                -----
  Total                            19.73%               19.43%
                                   =====                =====
  Leverage Ratio                   10.84%                9.94%
                                   =====                =====

     The aggregate increase in these capital ratios in 1995 was due to internally generated earnings less dividends declared. Both ratios shown do not include the unrealized gain/loss on available-for-sale securities in accordance with current limitations established by the regulators. See also "Information About Citizens - Supervision and Regulation -- Capital Adequacy Guidelines."

     Results of Operations

     Citizens' net interest margin for the period ended September 30, 1995 increased $518,000 (6.2%) from the period ended September 30, 1994. Net income during this same period increased by $176,000 (7.0%). The increase in interest paid on interest-bearing liabilities of $1,105,000 was more than offset by an increase of $1,623,000 in interest earned on all interest-earning assets from the same nine month period of a year ago.

     The increase in net income of $176,000 for the period ended September 30, 1995 from the period ended September 30, 1994 is attributable to several factors. The increase in the net interest margin of $518,000 and the increase in other income of $41,000 were partially offset by increases in the provision for possible loan losses of $115,000, other expenses of $158,000 and the provision for income taxes of $110,000.

     Interest and fees on loans increased $1,507,000 (17.3%) for the period ended September 30, 1995 from the period ended September 30, 1994. This increase was primarily due to the increase in total loans during this period. The average interest yields on loans at September 30, 1995 were 10.0% and at September 30, 1994 were 9.6%.

     The provision for possible loan losses which is charged to operations is based on the growth or decline in the loan portfolio, the amount of net loan losses incurred and management's estimation of potential future losses based on an evaluation of portfolio risk and other economic factors.

     The provision for possible loan losses for the nine months ended September 30, 1995 increased $115,000 (85.1%) from the period ended September 30, 1994. This increase reflects management's evaluation of the loan portfolio and its belief that economic conditions prevailing in Citizens' market area will generally continue to be represented by gradual improvement.

     Other income for the period ended September 30, 1995 increased $41,000 (3.0%) from the period ended September 30, 1994. Increases in service charges and fees assessed on deposit accounts amounted to $71,000 (8.2%) while all other income decreased by some $30,000 (5.7%) for the same period a year ago.

     Other expenses for the period ended September 30, 1995 increased $158,000 (2.6%) from the period ended September 30, 1994. Salary and benefits increased by $126,000 while occupancy and equipment expense increased some $28,000 along with an increase of other expense of $4,000. Income tax expense increased $110,000 during this period.

                           INFORMATION ABOUT WHITNEY

GENERAL

     Whitney is the bank holding company of Whitney Bank, a national banking association headquartered in New Orleans, offering banking and trust services through 45 branches located throughout south Louisiana, including branches in the metropolitan areas of New Orleans, suburban Jefferson and St. Tammany Parishes and Baton Rouge and Lafayette, and a foreign branch on Grand Cayman in the British West Indies. In February 1995, Whitney became the first Louisiana bank holding company to enter the Alabama market through its acquisition of the assets and deposits of The Peoples Bank's five offices in Mobile, Alabama, through its newly formed state-chartered subsidiary Whitney Bank of Alabama, which currently operates seven branches serving metropolitan Mobile, Alabama and the Alabama Gulf Coast region.

     At September 30, 1995 Whitney had consolidated total assets of $2.810 billion, consolidated total deposits of $2.330 billion and consolidated shareholders' equity of $330 million.

     Whitney Bank and Whitney Bank of Alabama Bank are full-service commercial banks offering a comprehensive range of commercial and retail banking services including checking, savings and time deposits of various types, consumer installment, real estate and commercial loans, investment services, electronic banking facilities and wire transfer facilities. In addition, Whitney Bank offers a full range of pension and personal trust services.

     Whitney also recently formed WCDC, Inc. ("WCDC"), a for-profit community development corporation, incorporated under the laws of the State of Louisiana and located at 228 St. Charles Avenue, New Orleans, Louisiana, 70130. WCDC was formed in order to provide equity investments, loans and project packaging assistance for a variety of housing and community development projects and to promote economic growth and revitalization of distressed communities within Whitney's banking subsidiaries' trade areas.

MARKET PRICES OF AND DIVIDENDS DECLARED ON WHITNEY COMMON STOCK

     Whitney Common Stock is included for quotation in the NASDAQ National Market System under the symbol "WTNY." The following table sets forth, for the periods indicated the high and low reported closing sale prices per share of Whitney Common Stock as reported on the NASDAQ National Market System and the quarterly dividends declared for each such period.

              PRICE RANGE OF COMMON STOCK AND QUARTERLY DIVIDENDS

                                          HIGH     LOW     DIVIDEND
                                        -------  -------   --------
1994
  First Quarter........................ $    24  $21-1/2    $0.15
  Second Quarter.......................  27-1/4   21-3/4     0.15
  Third Quarter........................  28-1/2   25-3/4     0.17
  Fourth Quarter.......................      27       21     0.17

1995
  First Quarter........................ $25-3/4  $    22    $0.20
  Second Quarter.......................  27-3/8       24     0.20
  Third Quarter........................      34   26-3/4     0.20
  Fourth Quarter.......................     [ ]      [ ]     0.22

1996
  First Quarter
    (through_____________, 1996)....... $        $          $


INCORPORATION OF CERTAIN INFORMATION ABOUT WHITNEY BY REFERENCE

     The following documents, or the indicated portions thereof, have been filed by Whitney with the Commission, and are incorporated by reference into this Proxy Statement and Prospectus: Whitney's Annual Report on Form 10-K for the fiscal year ended December 31, 1994; Whitney's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1995; Whitney's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1995; Whitney's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1995; and the description of Whitney Common Stock set forth in Whitney's Registration Statement on Form S-8 and S-3 filed with the Commission on December 18, 1992.

     In addition, all other documents that will be filed by Whitney with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") between the date of this Proxy Statement and Prospectus and the date of the Meeting shall be deemed to be incorporated herein by reference from the date of filing. See "Available Information" for information with respect to securing copies of documents incorporated by reference in this Proxy Statement and Prospectus.

     Any statement contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other document subsequently filed and incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement and Prospectus.

                      COMPARATIVE RIGHTS OF SHAREHOLDERS

     If the shareholders of Citizens approve the Plan of Merger and the Mergers are subsequently consummated, all shareholders of Citizens, other than those exercising dissenters' rights, will become shareholders of Whitney, and their rights will be governed by and be subject to the Articles of Incorporation and Bylaws of Whitney rather than the Articles of Incorporation and Bylaws of Citizens. The following is a description of the Whitney Common Stock and a brief summary of certain of the principal differences between the rights of shareholders of Whitney and Citizens not described elsewhere herein.

DESCRIPTION OF WHITNEY COMMON STOCK

     The authorized capital stock of Whitney consists of 40,000,000 shares of Common Stock, no par value, of which ___________________________ were outstanding on ______________________________________ , 1996. The following description of Whitney's capital stock is qualified in its entirety by reference to Whitney's Articles of Incorporation and By-laws and to the applicable provisions of the LBCL.

     Common Stock

     Voting Rights - Non-cumulative Voting. Holders of Whitney Common Stock are entitled to one vote per share on all matters to be voted on by the shareholders. Holders of Whitney Common Stock do not have cumulative voting rights. As a result, the holders of more than 50% of the Whitney Common Stock may elect all of the directors.

     Dividend Rights. Holders of outstanding Whitney Common Stock are entitled to receive such dividends, if any, as may be declared by the Board of Directors, in its discretion, out of funds legally available therefor.

     Liquidation Rights. In the event of the liquidation of Whitney, the holders of Whitney Common Stock are entitled to receive pro rata any assets distributable to shareholders in respect of their shares.

     Preemptive Rights. Holders of Whitney Common Stock have no preemptive rights to subscribe for additional shares of capital stock.

     Directors

     The Board of Directors of Whitney is divided into five classes, as nearly equal in number as possible, with members of each class to serve for five years, and with one class being elected each year. Directors of Whitney must also be shareholders of Whitney. Any director of Whitney may be removed from office with or without cause only by the affirmative vote of at least 90% of the voting power of Whitney present at a special meeting of the shareholders called for that purpose. The quorum requirement for such a meeting is 90% of the total voting power of Whitney present in person or by proxy at a special meeting called for that purpose.

     The LBCL permits corporations to (i) include provisions in their articles of incorporation that limit the personal liability of directors and officers for monetary damages resulting from breaches of the duty of care, subject to certain exceptions, and (ii) indemnify directors and officers, among others, in certain circumstances for their expenses and liabilities incurred in connection with defending pending or threatened suits. Whitney's Articles of Incorporation include a provision that eliminates the personal liability of directors and officers to Whitney and its shareholders for monetary damages resulting from breaches of the duty of care to the full extent currently permitted by the LBCL and further provides that any amendment or repeal of that provision will not affect the elimination or limitation of liability of an officer or director with respect to conduct occurring prior to the time of such amendment or appeal.

     The Articles of Incorporation also provide for indemnification and advancement of expenses of any officer, director, employee or agent of Whitney for any action taken in good faith by that officer, director, employee or agent. Indemnification in the case of actions by or in the right of Whitney shall be limited to expenses actually and reasonably incurred in defense or settlement of the action. The Board of Directors, in its discretion, may choose to provide further indemnification to officers, directors, employees and agents of Whitney.

     The Articles of Incorporation and By-laws authorize Whitney to maintain insurance covering the actions of its officers, directors, employees and agents, and its By-laws provide for indemnification to the fullest extent allowed under the LBCL.

     No amendment to Whitney's Articles may amend any of the provisions thereof relating to the Board of Directors unless such amendment receives the affirmative vote of 90% of the voting power present at a shareholders meeting for which there is a quorum as described above; provided, however, that such 90% vote is not required for any amendment unanimously recommended to the shareholders by the Board of Directors at a time when there is no Related Person (as defined below).

     Supermajority and Fair Price Provisions

     Supermajority Provisions. The Articles of Incorporation contain certain provisions designed to provide safeguards for shareholders when a Related Person (as defined below) attempts to effect a Business Combination (as defined below) with Whitney. In general, a Business Combination between Whitney and a Related Person must be approved by the affirmative vote of at least 90% of the voting power of Whitney present at a shareholders meeting, at which meeting at least 90% of the total voting power of Whitney must be present in person or by proxy to constitute a quorum, unless certain minimum price and procedural requirements are satisfied and the Board of Directors of Whitney has the opportunity to state its recommendations to the shareholders in a proxy statement. If these requirements are satisfied, only the affirmative vote of two-thirds of the voting power present or represented at a shareholders meeting of Whitney would be required.

     A "Related Person" is defined as any person who, together with certain persons related to him or it, is the beneficial owner of 10% or more of the outstanding shares of Whitney stock entitled to vote in elections of directors. The term "beneficial owner" includes persons directly or indirectly owning or having the right to acquire or vote the stock of Whitney.

     A "Business Combination" includes the following transactions: (1) any merger or consolidation involving Whitney or its principal subsidiary; (2) any sale or lease by Whitney or its principal subsidiary of all or a substantial part of its assets; or (3) any sale or lease to Whitney or any of its subsidiaries of any assets of any Related Person in exchange for securities of Whitney or its principal subsidiary.

     Fair Price Provisions. There is no requirement that 90% of the voting power present of Whitney approve a Business Combination between a Related Person and Whitney if all of the requirements described below are satisfied:

     (1) Minimum Price Requirement. The cash, or fair market value of other consideration, to be received per share by shareholders of Whitney in connection with the Business Combination must bear the same or a greater percentage relationship to the market price of Whitney Common Stock immediately prior to the announcement of such Business Combination as the highest per share price (including brokerage commissions and soliciting dealers' fees) that the Related Person has theretofore paid for any of the shares of Whitney Common Stock already owned by it bears to the market price of the Whitney Common Stock immediately prior to the commencement of the acquisition of Whitney Common Stock by the Related Person. In addition, the cash, or fair market value of other consideration, to be received per share by shareholders of Whitney in such Business Combination must not be less than (i) the highest per share price (including brokerage commissions and soliciting dealers' fees) paid by the Related Person in acquiring any of its holdings of Whitney Common Stock and (ii) the earnings per share of Whitney Common Stock for the four full consecutive fiscal quarters immediately preceding the record date for solicitation of votes on such Business Combination, multiplied by the then price/earnings multiple (if any) of the Related Person as customarily computed and reported in the financial community.

     (2) Procedural Requirements. The following procedural requirements must be satisfied at all times after the Related Person becomes a Related Person: (i) the Related Person shall have taken steps to ensure that Whitney's Board of Directors included at all times representation by Continuing Directors (as defined below) proportionate to the stockholdings of Whitney's shareholders not affiliated with the Related Person; (ii) there shall have been no reduction in the rate of dividends paid on the shares of Whitney Common Stock unless otherwise approved by unanimous vote of the directors (iii) the Related Person shall not have acquired any newly issued shares of Whitney stock, directly or indirectly, except upon conversion of convertible securities acquired by it prior to becoming a Related Person or as a result of a prorata stock dividend or stock split; and (iv) the Related Person shall not have acquired any additional shares of Whitney Common Stock or securities convertible into Whitney Common Stock except as part of the transaction by which such Related Person became a Related Person.

     A "Continuing Director" includes a person who was a member of the Board of Directors of Whitney elected by the shareholders prior to the time that a Related Person acquired in excess of 10% of the stock of Whitney, or a person recommended to succeed a Continuing Director by a majority of Continuing Directors.

     (3) Actions Prior to Becoming a Related Person. The Related Person shall not have (i) received the benefit, directly or indirectly (except proportionately as a shareholder), of any loans, advances, guarantees, pledges or other financial assistance or tax credits provided by Whitney; or (ii) made any major change in Whitney's business or equity capital structure without the unanimous approval of the Board of Directors, in either case prior to the consummation of the Business Combination.

     (4) Proxy Statement. A proxy statement responsive to the requirements of the Exchange Act shall be mailed to all shareholders of Whitney for the purpose of soliciting shareholder approval of the Business Combination and shall contain at the front thereof, in a prominent place, any recommendations as to the advisability (or inadvisability) of the Business Combination that the Continuing Directors, or any of them, may choose to state, and if deemed advisable by a majority of the Continuing Directors, an opinion of a reputable investment banking firm as to the fairness (or not) of the terms of such Business Combination from the point of view of shareholders other than the Related Person.

     (5) Vote Necessary to Amend Articles of Incorporation. The Articles of Incorporation provide that the affirmative vote of the holders of 90% or more of the voting power present is required in order to amend the fair price provisions, provided that only a vote of the holders of a majority of the stock is required if the action to amend is unanimously recommended to shareholders by the Board of Directors if all such directors are persons who would be eligible to serve as Continuing Directors.

     Purposes and Effect of Supermajority and Fair Price Provisions. The fair price provisions are designed to prevent a purchaser from utilizing two-tier pricing and similar inequitable tactics in the event of an attempted takeover of Whitney. In the absence of the supermajority and fair price provisions, a purchaser who acquired control of Whitney would be in a position, by virtue of such control, to compel minority shareholders to accept a lower price or a less desirable form of consideration than that given to other shareholders.

     The effect of the provisions is to encourage any Related Person or potential Related Person interested in a Business Combination to negotiate the terms of such transaction with the Board of Directors of Whitney prior to its acquisition of a substantial amount of the capital stock of Whitney and in a context that would provide adequate time and information so that all relevant considerations would receive the requisite attention and, if necessary, publicity. The Board of Directors of Whitney believes that the Continuing Directors of Whitney are likely to be more knowledgeable than individual shareholders in assessing the business and prospects of Whitney and are accordingly better able to negotiate effectively with the Related Person. Also, the provisions should help to protect those shareholders who by choice or for lack of adequate opportunity did not sell shares in the first step of a two-tiered offer, by ensuring that a fair price will be paid to the shareholders in the second step of the two-tiered transaction if, but only if, the Related Person elects to initiate a second step.

     It should be noted, however, that tender offers are usually made at premium prices above the prevailing market price of a company's stock. In addition, acquisitions of stock by persons attempting to acquire control through market purchases may cause the market price of the stock temporarily to reach levels that are higher than would otherwise be the case. Because of the higher percentage requirements for shareholder approval of any subsequent Business Combination, and the possibility of having to pay a higher price to other shareholders in such a Business Combination, it may become more costly for a purchaser to acquire control of Whitney. The Articles of Incorporation may discourage such purchases, particularly those for less than all of the shares of Whitney, and may therefore deprive holders of the Whitney Common Stock of an opportunity to sell their stock at a temporarily higher market price. A potential purchaser of stock seeking to obtain control may also be discouraged from purchasing stock because a supermajority shareholder vote would be required in order to change or eliminate the fair price protection provisions in the Articles of Incorporation.

     Although the supermajority and fair price provisions are designed to assure fair treatment of all shareholders in the event of a takeover, the provisions may also adversely affect the ability of shareholders to benefit from certain transactions that are opposed by the Board of Directors of Whitney.

     In certain instances, the fair price provisions, while providing objective pricing criteria, could be arbitrary and not indicative of value. In addition, a Related Person may be unable, as a practical matter, to comply with all of the procedural requirements of the Articles of Incorporation. In these circumstances, a potential purchaser would be forced either to negotiate with the Continuing Directors and offer terms acceptable to them or to abandon the proposed Business Combination.

     Under the fair price provisions, in certain circumstances, a Business Combination that might be attractive to some shareholders might never be proposed to the shareholders by a Related Person, or if proposed, might not be consummated. Further, the provisions may, under certain circumstances, give holders of a minority of the voting power a veto power over a Business Combination that the majority of shareholders may believe desirable and beneficial. On _________________________________ , 19__, directors and executive officers of Whitney beneficially owned ______________ shares (_______________%) of the Whitney Common Stock. Therefore, it may be difficult or impossible for a Related Person to secure the necessary supermajority vote without management's approval.

     Since only the Continuing Directors will have the authority to avoid the requirement of a supermajority shareholder vote to approve Business Combinations if otherwise applicable, the provisions also may tend to insulate management against the possibility of removal in the event of a takeover bid. Further, if the Related Person were to replace all of the directors who were in office on the date it became a Related Person (which it could not be assured of accomplishing for at least four years because of the Board's classification), there would be no Continuing Directors and, consequently, the 90% shareholder vote requirement would apply to any Business Combination, unless the minimum price and procedural requirements were satisfied.

     Federal securities laws and regulations applicable to Business Combinations govern the disclosure required to be made to minority shareholders in order to consummate certain Business Combinations. However, the laws and regulations do not assure that the terms of a Business Combination will be fair from a financial standpoint. The LBCL provides that, under certain circumstances, the affirmative vote of the holders of at least 80% of the voting power of a Louisiana corporation is necessary in order to approve certain types of business combinations with a related party unless the shareholders receive a price for their shares as set forth in the LBCL and certain other conditions are met. While the fair price protection provisions of the LBCL would apply to any Business Combination involving Whitney and a Related Party, the Board of Directors of Whitney believes that the fair price provisions in the Articles of Incorporation provide additional assurance that the shareholders of Whitney will receive an equitable price for their shares if a Business Combination is consummated.

     Considerations in Change of Control

     The LBCL authorizes the Board of Directors of Whitney, when considering any proposal to acquire control of Whitney, to take into account, among other enumerated factors and any other factors the Board deems relevant, the interests of Whitney's employees, creditors and the communities in which Whitney conducts its business, as well as purely financial interests of Whitney's shareholders.

     Amendment of Articles of Incorporation

     Except for the 90% vote required to amend any provision of the Articles of Incorporation relating to the Board of Directors of Whitney or the supermajority and fair price provisions contained therein, the affirmative vote of at least a majority of the total voting power of Whitney is required to amend the Articles of Incorporation. See, " -- Directors" and " -- Supermajority and Fair Price Provisions," above.

     Amendment of By-laws

     Whitney's By-Laws may be amended or repealed by the affirmative vote of a majority of the Board of Directors of Whitney or by the affirmative vote of at least a majority of the votes cast at a meeting of the shareholders of Whitney.

     Shareholders Meetings

     Shareholders holding not less than 20% of the outstanding Whitney Common Stock may require Whitney to call a meeting of its shareholders.

     Louisiana Control Share Acquisition Statute

     The LBCL Control Share Acquisition Statute provides that any shares acquired by a person or group (an "Acquiror") in an acquisition that causes such person or group to have the power to direct the exercise of voting power in the election of directors in excess of 20%, 33-1/3% or 50% thresholds shall have only such voting power as shall be accorded by the holders of all shares other than Interested Shares (as defined below) at a meeting called for the purpose of considering the voting power to be accorded to shares held by the Acquiror. "Interested Shares" include all shares as to which the Acquiror, any officer of Whitney and any director of Whitney who is also an employee of Whitney may exercise or direct the exercise of voting power. If a meeting of shareholders is held to consider the voting rights to be accorded to an Acquiror and the shareholders do not vote to accord voting rights to such shares, Whitney may have the right to redeem the shares held by the Acquiror for their fair market value.

COMPARISON OF WHITNEY COMMON STOCK AND CITIZENS COMMON STOCK

     The following comparison of the rights of holders of Whitney Common Stock and Citizens Common Stock is based on current terms of the governing documents of the respective companies and on the current provisions of the LBCL. The rights of holders of Citizens Common Stock and holders of Whitney Common Stock are similar in many respects: (i) each shareholder is entitled to one vote for each share held on all matters submitted to a vote of shareholders and neither is entitled to cumulative voting rights in connection with the election of directors; (ii) each shareholder is entitled to receive pro rata any assets distributed to the shareholders upon liquidation, dissolution or a winding up of the affairs of their respective companies; and (iii) no shareholder is entitled to preemptive rights to subscribe for or purchase any stock or other securities in proportion to their respective holdings upon the offering or sale by Whitney or Citizens of such securities to others. In addition, both the Whitney Common Stock and the Citizens Common Stock are governed by applicable provisions of the LBCL. Although it is impracticable to note all the differences between the applicable governing documents of Whitney and Citizens, the following is intended to be a summary of certain significant differences between the rights of holders of Whitney Common Stock and the rights of holders of Citizens Common Stock.

     Boards of Directors. Citizens' Articles of Incorporation provide for three classes of directors, with directors serving three-year, staggered terms expiring at successive annual meetings of shareholders. Whitney's Articles of Incorporation provide for a board of directors divided into five classes, with directors serving five-year staggered terms expiring for each class of directors at successive annual meetings of shareholders.

     Removal of Directors. Whitney's Articles of Incorporation provide that a director may be removed from office, with or without cause, only by the affirmative vote of 90% of the voting power present at a special meeting of shareholders called for that purpose at which a "quorum" is present. A "quorum" for these purposes means the presence, in person or by proxy, of the holders of 90% of the total voting power of Whitney.

     Citizens' Articles and By-laws do not contain a similar provision and, under the LBCL, Citizens' directors may be removed by the affirmative vote of a majority of the total voting power of Citizens.

     Supermajority Vote Requirements. Like Whitney's Articles, Citizens' Articles contain supermajority fair price provisions for certain business combinations. However, Citizens' provisions are triggered if any shareholder or group of shareholders acquires 5% of Citizens' outstanding capital stock entitled to vote in the election of directors (an "Interested Person"), rather than 10% of the total voting power in the case of Whitney, and the supermajority vote that may be required to approve such a business combination or to amend these provisions in Citizens' Articles is a majority of the shares of stock of Citizens entitled to vote in the election of directors considered separately from those shares held by the Interested Person, rather than, in the case of Whitney, 90% of the total voting power. Unlike Whitney's Articles, Citizens' Articles also contain a separate supermajority vote requirement for certain business combinations that have not been approved by its Board of Directors, notwithstanding satisfaction of the "fair price" requirements. These provisions require any such business combination to be approved by the holders of two-thirds of the total voting power of Citizens. Whitney's Articles do not contain such a provision; rather, Whitney is governed in this regard by applicable provisions of the LBCL described under " - Description of Whitney Common Stock - Louisiana Control Share Acquisition Statute." Citizens has opted out of the LBCL Control Share Acquisition Statute and of the provisions of the LBCL imposing fair price requirements somewhat similar to those contained in Citizens' Articles, and as a result, such provisions of the LBCL are not applicable to Citizens. Conversely, the Whitney Common Stock is governed by these provisions of the LBCL because Whitney has elected not to opt out of their application to Whitney. See " -Description of Whitney Common Stock --Supermajority and Fair Price Provisions --- Purposes and Effect of Supermajority and Fair Price Provisions" and " -- Louisiana Control Share Acquisition Statute," above.

     Reversion. Citizens' Articles of Incorporation provide that all cash, property and share dividends, shares issuable in connection with a reclassification of stock, and the redemption price of redeemed shares that are not claimed by the shareholders entitled thereto within a reasonable time (not less than one year in any event) despite reasonable efforts, shall revert in full ownership to Citizens, and Citizens' obligation to pay such dividend or redemption price or issue such shares shall thereupon cease; provided, however, the Board of Directors may, but is not required to, thereafter pay such dividends or redemption price or issue such shares to the person entitled thereto.

     Whitney's Articles of Incorporation do not contain a similar provision.

     Shareholder Action by Consent. Citizens' Articles of Incorporation permit its shareholders to act by written consent that is signed only by shareholders holding that proportion of the total voting power on the question that is required by law or the Articles of Incorporation.

     Whitney's Articles of Incorporation do not contain such a provision and therefore, in accordance with the LBCL, its shareholders may act by written consent only if it is unanimous.

                                 LEGAL MATTERS

     Milling, Benson, Woodward, Hillyer, Pierson & Miller, New Orleans, Louisiana, has rendered its opinion that the shares of Whitney Common Stock to be issued in connection with the Company Merger have been duly authorized and, if and when issued pursuant to the terms of the Plan of Merger, will be validly issued, fully paid and non-assessable.

                                  EXPERTS

     The consolidated financial statements of Citizens and its subsidiary at December 31, 1994 and 1993, and for each of the three years in the period ended December 31, 1994, included in this Proxy Statement and Prospectus have been audited by Ernst & Young LLP, independent auditors, as set forth in their report appearing elsewhere herein, and included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements of Whitney and its subsidiaries as of December 31, 1994 and 1993 and for each of the three years in the period ended December 31, 1994 incorporated by reference in this Proxy Statement and Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and have been so incorporated by reference in reliance upon the authority of such firm as experts in accounting and auditing in giving such report.

                                 OTHER MATTERS

     At the time of the preparation of this Proxy Statement and Prospectus, Citizens had not been informed of any matters to be presented by or on behalf of Citizens or its management for action at the Meeting other than those listed in the Notice of Special Meeting of Shareholders and referred to herein. If any other matters properly come before the Meeting or any adjournments thereof, the persons named in the enclosed proxy will vote on such matters according to their best judgment.

     Shareholders are urged to sign the enclosed proxy, which is solicited on behalf of the Board of Directors of Citizens, and return it at once in the enclosed envelope.


                                 BY ORDER OF THE BOARD OF DIRECTORS OF CITIZENS



                                 Ira A. Breaux, Jr.
                                 Secretary
January   , 1996

                         FIRST CITIZENS BANCSTOCK, INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS



Consolidated Financial Statements for the Years Ended
 December 31, 1994 and December 31, 1993:
      Report of Independent Auditors..............................  F-2

      Consolidated Statements of Condition........................  F-3

      Consolidated Statements of Income...........................  F-4

      Consolidated Statements of Changes in Shareholders' Equity..  F-5

      Consolidated Statements of Cash Flows.......................  F-6

      Notes to Consolidated Financial Statements..................  F-7

Consolidated Financial Statements for the Nine Months Ended
 September 30, 1995 (unaudited):

      Consolidated Statement of Condition (unaudited)............  F-22

      Consolidated Statements of Income (unaudited)..............  F-23

      Consolidated Statements of Cash Flows (unaudited)..........  F-24

      Notes to Consolidated Financial Statements (unaudited).....  F-25

               Report of Ernst & Young LLP, Independent Auditors



The Board of Directors
First Citizens BancStock, Inc.


We have audited the accompanying consolidated statements of condition of First Citizens BancStock, Inc. as of December 31, 1994 and 1993, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of First Citizens BancStock, Inc. at December 31, 1994 and 1993, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1994 in conformity with generally accepted accounting principles.

As discussed in Notes 3 and 8 to the financial statements, in 1993 the Company changed its methods for accounting for securities and income taxes.


                                                   ERNST & YOUNG LLP

New Orleans, Louisiana
January 19, 1995

                         FIRST CITIZENS BANCSTOCK, INC.

                      CONSOLIDATED STATEMENTS OF CONDITION

                                                                                   December 31,
                                                                            ---------------------------
                                                                                1994          1993
                                                                            ------------   ------------
ASSETS
Cash and due from banks                                                     $  7,383,950   $  6,818,448
Interest-bearing deposits in other banks                                         373,893      3,160,415
Federal funds sold                                                             2,225,000     11,833,000
Available-for-sale securities                                                 69,316,053     81,122,726
Held-to-maturity securities (estimated fair value of $12,873,100 in 1994
  and $6,181,000 in 1993)                                                     12,901,112      5,696,143
Loans                                                                        128,725,507    109,567,846
Unearned income                                                               (2,052,758)    (1,689,699)
Reserve for possible loan losses                                              (1,919,094)    (1,978,492)
                                                                            ------------   ------------
                                                                             124,753,655    105,899,655
Bank premises and equipment                                                    6,080,035      5,736,872
Other real estate                                                                182,737        247,737
Accrued interest receivable and other assets                                   2,534,831      1,669,108
                                                                            ------------   ------------
                                                                            $225,751,266   $222,184,104
                                                                            ============   ============
LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
  Demand, noninterest-bearing                                               $ 32,240,547   $ 32,738,401
  Demand, interest-bearing                                                    22,196,722     24,836,389
  Savings                                                                     60,382,007     59,107,236
  Time                                                                        87,494,655     82,318,418
                                                                            ------------   ------------
  Total deposits                                                             202,313,931    199,000,444
Accrued expenses and other liabilities                                         1,059,668      1,246,702
                                                                            ------------   ------------
                                                                             203,373,599    200,247,146
Shareholders' equity:
  Common stock, par value $1 per share--10,000,000 shares authorized;          1,307,529      1,192,500
    issued and outstanding of 1,307,529 in 1994 and 1,192,500 in 1993)
  Additional paid-in capital                                                   4,009,761      1,822,500
  Unrealized gains (losses) on available-for-sale securities                  (1,286,813)       943,566
  Retained earnings                                                           18,590,302     18,221,504
  Treasury stock--41,310 shares, at cost                                        (243,112)      (243,112)
                                                                            ------------   ------------
                                                                              22,377,667     21,936,958
                                                                            ------------   ------------
                                                                            $225,751,266   $222,184,104
                                                                            ============   ============

                            See accompanying notes.

                         FIRST CITIZENS BANCSTOCK, INC.

                       CONSOLIDATED STATEMENTS OF INCOME


                                                                              Year ended December 31,
                                                                      ---------------------------------------
                                                                          1994          1993         1992
                                                                      -----------   -----------   -----------
Interest income:
  Loans                                                               $11,862,662   $10,837,573   $10,919,936
  Securities:
    Taxable                                                             4,257,125     4,834,664     5,224,414
    Tax-exempt                                                            417,711       342,939       436,025
                                                                      -----------   -----------   -----------
                                                                        4,674,836     5,177,603     5,660,439
  Interest-bearing deposits                                                86,287       134,438       162,353
  Federal funds sold                                                      365,100       425,269       581,248
                                                                      -----------   -----------   -----------
  Total interest income                                                16,988,885    16,574,883    17,323,976

Interest expense:
  Deposits                                                              5,635,877     5,653,164     7,413,262
  Interest-bearing demand notes issued to the U. S. Treasury                   --        11,746        19,359
                                                                      -----------   -----------   -----------
Total interest expense                                                  5,635,877     5,664,910     7,432,621
                                                                      -----------   -----------   -----------
Net interest income                                                    11,353,008    10,909,973     9,891,355
Provision for possible loan losses                                        135,000       375,000     1,065,000
                                                                      -----------   -----------   -----------
Net interest income after provision for possible loan losses           11,218,008    10,534,973     8,826,355

Other income:
  Service charges on deposit accounts                                   1,156,111     1,223,566     1,178,767
  Other service charges and fees                                          383,716       341,761       309,021
  Gain on settlement of acquired assets                                   195,357       518,938       514,331
  Other operating income                                                  253,695       267,878       339,131
  Gain (loss) on sales of securities                                       (1,865)           --         7,257
                                                                      -----------   -----------   -----------
                                                                        1,987,014     2,352,143     2,348,507
Other expenses:
  Salaries and employee benefits                                        4,099,070     3,923,289     3,782,971
  Occupancy                                                               563,734       557,477       545,725
  Equipment                                                               540,542       563,099       541,797
  Other                                                                 3,097,552     3,227,197     3,121,515
                                                                      -----------   -----------   -----------
                                                                        8,300,898     8,271,062     7,992,008
                                                                      -----------   -----------   -----------
Income before income taxes and cumulative effect of an accounting
  change for income taxes                                               4,904,124     4,616,054     3,182,854

Income taxes                                                            1,544,000     1,500,000       970,000
                                                                      -----------   -----------   -----------
Income before cumulative effect of an accounting change for income
  taxes                                                                 3,360,124     3,116,054     2,212,854

Cumulative effect of an accounting change for income taxes                     --      (289,000)           --
                                                                      -----------   -----------   -----------
Net income                                                            $ 3,360,124   $ 2,827,054   $ 2,212,854
                                                                      ===========   ===========   ===========
Income per share:
  Income before cumulative effect of an accounting change for income
    taxes                                                                   $2.65         $2.46         $1.75
  Cumulative effect of an accounting change for income taxes
                                                                               --          (.23)           --
                                                                      -----------   -----------   -----------
  Net income                                                                $2.65         $2.23         $1.75
                                                                      ===========   ===========   ===========

                            See accompanying notes.

                         FIRST CITIZENS BANCSTOCK, INC.

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

                                                                       Unrealized
                                                                         Gains
                                                                      (Losses) on
                                                          Additional   Available                                 Total
                                                Common     Paid-In      For-Sale     Retained      Treasury    Shareholders'
                                                Stock      Capital     Securities    Earnings       Stock         Equity
                                              ----------  ----------  -----------   -----------   ---------    ------------
Balances at January 1, 1992                   $1,191,500  $1,817,500  $         -   $14,217,663   $(243,112)    $16,983,551
Net income for the year                                -           -            -     2,212,854           -       2,212,854
Cash dividends $.36 per share                          -           -            -      (460,472)          -        (460,472)
                                              ----------  ----------  -----------   -----------   ---------     -----------
Balances at December 31, 1992                  1,191,500   1,817,500            -    15,970,045    (243,112)     18,735,933
Net income for the year                                -           -            -     2,827,054           -       2,827,054
Cumulative effect of change in
  accounting for securities, net of tax
Reversion of dissenting shareholders'                  -           -      943,566             -           -         943,566
  rights                                           1,000       5,000            -             -           -           6,000
Cash dividends $.45 per share                          -           -            -      (575,595)          -        (575,595)
                                              ----------  ----------  -----------   -----------   ---------     -----------
Balances at December 31, 1993                  1,192,500   1,822,500      943,566    18,221,504    (243,112)     21,936,958
Net income for the year                                -           -            -     3,360,124           -       3,360,124
Adjustment to unrealized gains (losses)
  on available-for-sale securities, net of             -           -   (2,230,379)            -           -      (2,230,379)
  tax
Cash dividends $.54 per share                          -           -            -      (689,036)          -        (689,036)
Stock dividend                                   115,029   2,187,261            -    (2,302,290)          -               -
                                              ----------  ----------  -----------   -----------   ---------     -----------
Balances at December 31, 1994                 $1,307,529  $4,009,761  $(1,286,813)  $18,590,302   $(243,112)    $22,377,667
                                              ==========  ==========  ===========   ===========   =========     ===========

                            See accompanying notes.

                                                  FIRST CITIZENS BANCSTOCK, INC.

                                               CONSOLIDATED STATEMENTS OF CASH FLOWS



                                                                                           Year ended December 31,
                                                                           -------------------------------------------------------
                                                                               1994                 1993                 1992
                                                                           -------------        -------------        -------------
OPERATING ACTIVITIES:
Net income                                                                 $  3,360,124         $  2,827,054         $  2,212,854
Adjustments to reconcile net income to net cash provided by operating activities:
  Cumulative effect of an accounting change for income taxes                          -              289,000                    -
  Provision for possible loan losses                                            135,000              375,000            1,065,000
  Depreciation and amortization of bank premises
   and equipment                                                                558,407              555,331              515,000
  Accretion of discounts on securities                                          (82,425)            (182,152)             (80,211)
  Provision for losses on other real estate                                       8,110               80,017              127,596
  Changes in operating assets and liabilities:
    Unearned income                                                             363,059               16,191             (771,731)
    Accrued interest receivable and other assets                               (202,819)           1,053,215             (388,855)
    Accrued expenses and other liabilities                                      299,017             (440,801)            (670,180)
                                                                           ------------         ------------         ------------
Net cash provided by operating activities                                     4,438,473            4,572,855            2,009,473

INVESTING ACTIVITIES:
Proceeds from repayments of held-to-maturity securities                       3,269,161                    -                    -
Proceeds from repayments of available-for-sale securities                    24,036,126                    -                    -
Purchases of held-to-maturity securities                                    (10,409,516)                   -                    -
Purchases of available-for-sale securities                                  (15,590,923)                   -                    -
Proceeds from sales and maturities of securities                                      -           27,985,920           29,478,334
Purchases of securities                                                               -          (16,799,219)         (60,532,780)
Net (increase) decrease in loans                                            (19,352,112)          (6,035,493)           4,834,359
Proceeds from sales of other real estate                                         56,890              431,968              938,491
Purchases of bank premises and equipment                                       (901,570)            (351,575)            (608,202)
                                                                           ------------         ------------         ------------
Net cash provided by (used in) investing activities                         (18,891,944)           5,231,601          (25,889,798)

FINANCING ACTIVITIES:
Net increase (decrease) in demand and savings deposits                       (1,862,750)          (3,045,386)          32,283,204
Net increase (decrease) in time deposits                                      5,176,237           (9,462,102)          (8,719,607)
Net decrease in interest-bearing notes                                                -           (1,256,426)            (253,874)
Net increase (decrease) in securities sold under repurchase  agreements               -           (2,600,000)           2,600,000
Cash dividends                                                                 (689,036)            (575,595)            (460,472)
                                                                           ------------         ------------         ------------
Net cash provided by (used in) financing activities                           2,624,451          (16,939,509)          25,449,251
                                                                           ------------         ------------         ------------
Increase (decrease) in cash and cash equivalents                            (11,829,020)          (7,135,053)           1,568,926
Cash and cash equivalents at beginning of year                               21,811,863           28,946,916           27,377,990
                                                                           ------------         ------------         ------------
Cash and cash equivalents at end of year                                   $  9,982,843         $ 21,811,863         $ 28,946,916
                                                                           ============         ============         ============


                                                      See accompanying notes.

                        FIRST CITIZENS BANCSTOCK, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             (Years Ended December 31, 1994 and December 31, 1993)


1. SIGNIFICANT ACCOUNTING POLICIES

The accounting principles followed by First Citizens BancStock, Inc. (the Company) and the methods of applying those principles conform with generally accepted accounting principles generally practiced within the banking industry. The significant accounting principles are summarized below.

     Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, The First National Bank in St. Mary Parish (the
Bank). All significant intercompany accounts and transactions have been eliminated in consolidation.

     Securities

Management determines the appropriate classification of debt securities at the time of purchase and reevaluates such designation as of each balance sheet date. Debt securities are classified as held-to-maturity when the Company has the positive intent and ability to hold the securities to maturity. Held-to-maturity securities are stated at amortized cost. Debt securities not classified as held-to-maturity are classified as available-for-sale. Available-for-sale securities are stated at fair value, with the unrealized gains and losses, net of tax, reported as a separate component of shareholders' equity (see Note 3).

The amortized cost of debt securities classified as held-to-maturity or available-for-sale is adjusted for amortization of premiums and accretion of discounts to maturity, or in the case of mortgage-backed securities, over the estimated life of the security. Such amortization is included in interest income from investments. Interest and dividends are included in interest income from investments. Realized gains and losses, and declines in value judged to be other-than-temporary are included in other income. The cost of securities sold is based on the specific identification method.

     Loans

Interest on loans is accrued daily on the outstanding principal balances except for interest on discounted loans. Interest on discounted loans is recognized for financial reporting purposes on the "Rule of 78s" method which does not materially differ from the interest method.

The accrual of interest income is discontinued generally when a loan becomes 90 days past due as to principal or interest. When interest accruals are discontinued, interest credited to income in the current year is reversed, and interest accrued in prior years is charged to the reserve for possible loan losses. Management may elect to continue the accrual of interest when the estimated net realizable value of collateral is sufficient to cover the principal balance and accrued interest and the loan is in the process of collection, or in certain situations where management can reasonably expect to recover the principal balance and accrued interest from guarantors of the loan.

Assets acquired through the default of loans are recorded at the lower of the outstanding loan amounts plus accrued interest or the fair value of the assets based on appraised value at the date acquired less estimated costs to sell. At the time of acquisition, reductions from outstanding loan amounts to fair value are charged against the reserve for possible loan losses.

                        FIRST CITIZENS BANCSTOCK, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             (Years Ended December 31, 1994 and December 31, 1993)
                                  (Continued)


     Reserve for Possible Loan Losses

The reserve for possible loan losses is maintained at a level believed adequate by management to absorb potential losses in the loan portfolio. Management's determination of the adequacy of the reserve is based on an evaluation of the portfolio, past loan loss experience, current economic conditions, volume, growth and composition of the loan portfolio, and other relevant factors. Additions to the reserve for possible loan losses arise from provisions for possible loan losses which are charged against income.

     Bank Premises and Equipment

Bank premises and equipment are stated at cost less allowances for depreciation and amortization. Depreciation and amortization included in occupancy and equipment expenses are computed using either the straight-line or declining-balance method over the estimated useful lives of the assets, which generally are 20-40 years for bank premises and 5-10 years for equipment.

Maintenance and repair costs are charged to operations; improvements are capitalized. The cost of assets retired or otherwise disposed of and the related accumulated depreciation are eliminated from the accounts in the year of disposal and the resulting gains or losses are included in current operations.

     Federal Income Taxes

The Company uses the liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that are expected to be in effect when the differences are projected to reverse (see Note 8). Prior to the adoption of Financial Accounting Standards Board (FASB) Statement of Financial Accounting Standards (SFAS) No. 109, Accounting for Income Taxes, income tax expense was determined using the deferred method. Deferred income tax expense was based on items of income and expense that were reported in different tax years in the financial statements and tax returns and were measured at the tax rate in effect in the year the differences originated.

     Fair Values of Financial Instruments

The Company discloses fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument.

                        FIRST CITIZENS BANCSTOCK, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             (Years Ended December 31, 1994 and December 31, 1993)
                                  (Continued)


2. CASH AND CASH EQUIVALENTS

Cash and cash equivalents consisted of the following:

                                                      1994        1993
                                                     ------      ------
                                                       (In Thousands)

     Cash and due from banks                         $7,384      $ 6,818
     Interest-bearing deposits in other banks           374        3,160
     Federal funds sold                               2,225       11,833
                                                     ------      -------
                                                     $9,983      $21,811
                                                     ======      =======

The Bank is required to maintain daily reserve balances with the Federal Reserve Bank. The average daily reserve requirements were $1,397,000 in 1994 and $1,700,000 in 1993.

3. SECURITIES

In May 1993, the FASB issued SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities. As permitted under SFAS No. 115, the Company elected to adopt the provisions of the new standard as of the end of 1993. In accordance with SFAS No. 115, prior period financial statements were not restated to reflect the change in accounting principle. As a result of adopting the statement, the December 31, 1993 balance of shareholders' equity increased by $943,566 (net of tax of $486,000) to reflect the net unrealized gain on securities classified as available-for-sale.

The cost and estimated fair values of available-for-sale securities and held-to-maturity securities at December 31, 1994 and 1993 were as follows :

                                                Available-For-Sale Securities
                                         -------------------------------------------
                                                    Gross        Gross     Estimated
                                                  Unrealized  Unrealized     Fair
                                          Cost      Gains       Losses       Value
                                         -------  ----------  -----------  ---------
                                                         (In Thousands)
  December 31, 1994:
  U. S. Treasury Securities              $ 8,043      $    -     $  (193)    $ 7,850
  U. S. Government corporations and
   agencies obligations                   24,535          17        (447)     24,105
  Mortgage-backed securities              38,687          20      (1,346)     37,361
                                         -------      ------     -------     -------
                                         $71,265      $   37     $(1,986)    $69,316
                                         =======      ======     =======     =======
  December 31, 1993:
  U. S. Treasury Securities              $ 4,147      $  124     $     -     $ 4,271
  U. S. Government corporations and
   agencies obligations                   34,764          33          (8)     34,789
  Mortgage-backed securities              40,782       1,283          (2)     42,063
                                         -------      ------     -------     -------
                                         $79,693      $1,440     $   (10)    $81,123
                                         =======      ======     =======     =======

                        FIRST CITIZENS BANCSTOCK, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             (Years Ended December 31, 1994 and December 31, 1993)
                                  (Continued)


                                               Held-To-Maturity Securities
                                               ---------------------------
                                                  Gross       Gross      Estimated
                                                Unrealized  Unrealized     Fair
                                         Cost     Gains       Losses       Value
                                       -------  ----------  ----------   ---------
                                                     (In Thousands)
December 31, 1994:
U. S. Treasury Securities              $ 4,482      $    -     $   (14)    $ 4,468
U. S. Government corporations and
 agencies obligations                      993           -          (1)        992
Obligations of states and political
 subdivisions                            6,478         132        (145)      6,465
Other                                      948           -           -         948
                                       -------      ------     -------     -------
                                       $12,901      $  132     $  (160)    $12,873
                                       =======      ======     =======     =======

December 31, 1993:
Obligations of states and political
 subdivisions                          $ 5,454      $  487     $    (2)    $ 5,939

Other                                      242           -           -         242
                                       -------      ------     -------     -------
                                       $ 5,696      $  487     $    (2)    $ 6,181
                                       =======      ======     =======     =======

The amortized cost and estimated fair values of available-for-sale securities and held-to-maturity securities at December 31, 1994, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because the issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                    Estimated
                                            Cost    Fair Value
                                          --------  ----------
                                             (In Thousands)
Available-for-sale
Due in one year or less                    $ 5,012     $ 4,903
Due after one year through five years       27,566      27,052
Mortgage-backed securities                  38,688      37,361
                                           -------     -------
                                           $71,266     $69,316
                                           =======     =======

                                                    Estimated
                                            Cost    Fair Value
                                          --------  ----------
                                             (In Thousands)
Held-to-maturity
Due in one year or less                    $ 5,945     $ 5,933
Due after one year through five years        2,658       2,747
Due after five years through ten years       2,646       2,583
Due after ten years                            704         662
Other                                          948         948
                                           -------     -------
                                           $12,901     $12,873
                                           =======     =======

                        FIRST CITIZENS BANCSTOCK, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             (YEARS ENDED DECEMBER 31, 1994 AND DECEMBER 31, 1993)
                                  (CONTINUED)


Proceeds from sales of securities during 1994 were $9,116,138. On those sales, gross losses of $1,865 were realized. There were no sales of securities during 1993. Proceeds from sales of securities during 1992 were $12,541,000. On those sales, gross gains of $27,257 and gross losses of $20,000 were realized.

Securities with carrying values of $20,987,000 at December 31, 1994 and $20,858,000 at December 31, 1993 were pledged to secure public fund deposits.

4. LOANS

The carrying amounts of loans consisted of the following:


                                                           1994       1993
                                                         ---------  ---------
                                                           (In Thousands)

      Real estate - construction                         $  3,040   $    582
      Real estate - other                                  64,650     49,406
      Commercial and industrial                            35,437     35,257
      Lease financing receivables                          11,395      9,656
      Loans to individuals for household, family, and
        other consumer expenditures                         7,972      7,850
      Other (including overdrafts)                          6,232      6,817
                                                          128,726    109,568
      Reserve for possible loan losses                     (1,919)    (1,978)
      Unearned income                                      (2,053)    (1,690)
                                                         --------   --------
                                                         $124,754   $105,900
                                                         ========   ========

In the ordinary course of business, the Bank made loans to its directors and officers, as well as to entities in which they have ownership interests. The unpaid balances of these loans approximated $419,000 at December 31, 1994 and $326,000 at December 31, 1993. During 1994, advances totaled $574,000 and reductions and repayments totaled $481,000.

The Bank had loans totaling $205,000 and $322,000 at December 31, 1994 and 1993, respectively, which were no longer accruing interest. The average balance of nonaccrual loans was $306,000 in 1994 and $915,000 in 1993. Had these loans not been placed in a nonaccrual status, the Bank would have earned interest of approximately $51,000 during 1994 and $119,000 during 1993. The Bank recognized no interest income in 1994 and $51,000 of interest income in 1993, for interest payments received during those years on nonaccrual loans.

The nonaccrual loans referred to above excluded certain other nonaccrual loans purchased in connection with the acquisition of a bank in October 1991. These loans, net of discounts of $273,000 and $275,000, totaled approximately $598,000 and $818,000 at December 31, 1994 and 1993, respectively.

                        FIRST CITIZENS BANCSTOCK, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             (YEARS ENDED DECEMBER 31, 1994 AND DECEMBER 31, 1993)
                                  (CONTINUED)


5. RESERVE FOR POSSIBLE LOAN LOSSES

The following is a summary of activity in the reserve for possible loan losses:

                                                             1994             1993            1992
                                                            ------           ------         -------
                                                                         (In Thousands)
   Balance at beginning of year                             $1,978           $2,012         $ 2,088
   Loans charged off                                          (464)            (793)         (1,402)
   Loan recoveries                                             270              384             261
                                                            ------           ------         -------
   Net charge-offs                                            (194)            (409)         (1,141)
   Provision for possible loan losses                          135              375           1,065
                                                            ------           ------         -------
   Balance at end of year                                   $1,919           $1,978         $ 2,012
                                                            ======           ======         =======

The following is a summary of loan charge-offs and recoveries by type of loan:

                                                        1994                        1993                       1992
                                               ------------------------    ------------------------    -----------------------
                                               Charge-                     Charge-                     Charge-
                                                Offs         Recoveries     Offs         Recoveries     Offs       Recoveries
                                               -------       ----------    -------       ----------    -------     ----------
                                                                              (In Thousands)
Real estate                                     $ 44            $ 29      $   40           $   31     $   169          $ 69
Installment                                       80              50          24               25          42            11
Commercial                                       208             121         428              184         597            95
Lease financing
  receivables                                    132              70         301              144         594            86
                                                ----            ----      ------           ------     -------          ----
                                                $464            $270      $  793           $  384     $ 1,402          $261
                                                ====            ====      ======           ======     =======          ====

Net charge-offs as a percentage of average loans outstanding were .16% for 1994, .39% for 1993, and 1.13% for 1992.

                        FIRST CITIZENS BANCSTOCK, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             (YEARS ENDED DECEMBER 31, 1994 AND DECEMBER 31, 1993)
                                  (CONTINUED)


6. BANK PREMISES AND EQUIPMENT

The following is a summary of bank premises and equipment balances by category:


                                    1994                             1993
                                 Accumulated                      Accumulated
                                 Depreciation                     Depreciation
                                     and       Carrying               and       Carrying
                         Cost    Amortization   Value     Cost    Amortization   Value
                       --------  ------------  --------  -------  ------------  --------
                                                (In Thousands)
      Land              $ 1,488    $     -      $1,488   $ 1,478     $    -      $1,478
      Bank premises       6,316      2,982       3,334     6,078      2,801       3,277

      Furniture and       4,847      3,589       1,258     4,193      3,211         982
       equipment
                        -------     ------      ------   -------     ------      ------
                        $12,651     $6,571      $6,080   $11,749     $6,012      $5,737
                        =======     ======      ======   =======     ======      ======

Depreciation and amortization expense is included in the accompanying consolidated statements of income as follows:

                                  1994   1993   1992
                                  -----  -----  -----
                                   (In Thousands)
            Occupancy expenses    $ 181  $ 178  $ 174
            Equipment expenses      377    377    341
                                  -----  -----  -----
                                  $ 558  $ 555  $ 515
                                  =====  =====  =====

7. EMPLOYEE BENEFIT PLAN

The Bank has a retirement savings plan covering substantially all full-time employees over the age of 21 and with 6 months or more of service. The plan incorporates a deferred salary reduction arrangement under Internal Revenue Code
Section 401(k) and is intended to comply with all requirements for Section 401(a) tax qualified plans. Participating employees may contribute, through salary reduction, a maximum of 15% of their annual compensation to their participant 401(k) accounts.

The Bank may contribute discretionary amounts to the plan as determined by the board of directors. The Bank made contributions to the plan of $25,000 in 1994 and 1993.

8. INCOME TAXES

In February 1992, the FASB issued SFAS No. 109, Accounting for Income Taxes. The Company adopted the provisions of the new standard in its financial statements for the year ended December 31, 1993. As permitted by SFAS No. 109, prior year financial statements have not been restated to reflect the change in accounting method. The cumulative effect of adopting SFAS No. 109 as of January 1, 1993 decreased net income by $289,000.

                        FIRST CITIZENS BANCSTOCK, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             (YEARS ENDED DECEMBER 31, 1994 AND DECEMBER 31, 1993)
                                  (CONTINUED)


The following is a reconciliation between income taxes based on the federal statutory rate of 34% and income taxes reported in the consolidated statements of income:

                                                        1994     1993     1992
                                                       ------   ------   ------
                                                             (In Thousands)
      Income taxes based on statutory rates            $1,667   $1,569   $1,082
      Tax-exempt interest income                         (147)    (117)    (151)
      Change in estimate of prior year income
       tax expense                                          -       27       20
      Other--net                                           24       21       19
                                                       ------   ------   ------
      Income taxes                                     $1,544   $1,500   $  970
                                                       ======   ======   ======

The components of income taxes were as follows:

                                                        1994     1993     1992
                                                       ------   ------   ------
                                                            (In Thousands)
      Current income tax expense                       $1,544   $1,467   $  970
      Deferred income tax expense                           -       33        -
                                                       ------   ------   ------
                                                       $1,544   $1,500   $  970
                                                       ======   ======   ======

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax liabilities and assets were as follows (in thousands):

                                                           1994    1993
                                                          ------  ------
                                                          (In Thousands)
      Deferred tax liabilities:
      Depreciation                                        $  537  $  547
      Unrealized gain on available-for-sale securities         -     486
      Other                                                  111     102
                                                          ------  ------
      Total deferred tax liabilities                         648   1,135

      Deferred tax assets:
      Unrealized loss on available-for-sale securities       663       -
      Reserve for loan losses                                385     391
      Write-down in carrying value of certain assets          79      79
      Net interest income on nonaccrual loans                 41      35
                                                          ------  ------
      Total deferred tax assets                            1,168     505
                                                          ------  ------
      Net deferred tax asset (liability)                  $  520  $ (630)
                                                          ======  ======

The net deferred tax asset or liability is included in the other assets or other liabilities caption, respectively, in the accompanying financial statements.

                        FIRST CITIZENS BANCSTOCK, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             (YEARS ENDED DECEMBER 31, 1994 AND DECEMBER 31, 1993)
                                  (CONTINUED)


The components of deferred income tax expense (benefit) for the year ended December 31, 1992 were as follows (in thousands):


      Reserve for loan losses                           $(58)
      Depreciation                                        (1)
      Write-down in carrying value of certain assets      26
      Net interest income on nonaccrual loans            (35)
      Prepaid insurance premiums                          46
      Other differences                                   22
                                                        ----
                                                        $  -
                                                        ====

Income taxes paid totaled $1,454,000 in 1994, $1,440,000 in 1993 and $910,000 in
1992.

9. DEPOSITS

Certificates of deposit of $100,000 or more, which are included in time deposits were $29,374,000 at December 31, 1994 and $25,281,000 at December 31, 1993.

10. RESTRICTIONS ON SUBSIDIARY DIVIDENDS, LOANS OR ADVANCES

Dividends are paid by the Company from its assets which are provided primarily by dividends from the Bank. However, certain restrictions exist regarding the ability of the Bank to transfer funds to the Company in the form of cash dividends, loans or advances. The approval of the Comptroller of the Currency is required to pay dividends in excess of the Bank's earnings retained in the current year plus retained net profits for the preceding two years. Beginning January 1, 1995, the Bank has retained earnings of $19,573,500 of which $3,911,960 was available for distribution to the Company as dividends without prior regulatory approval.

Under Federal Reserve regulations, the Bank also is limited as to the amount it may loan to the Company. At December 31, 1994, the maximum amount available for transfer from the Bank to the Company in the form of loans approximated $306,000.

                        FIRST CITIZENS BANCSTOCK, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             (YEARS ENDED DECEMBER 31, 1994 AND DECEMBER 31, 1993)
                                  (CONTINUED)


11. FIRST CITIZENS BANCSTOCK, INC. (PARENT COMPANY ONLY) FINANCIAL INFORMATION

Financial information for First Citizens BancStock, Inc. (parent company only) is presented below:

Balance Sheets                                                                    December 31,
                                                                          --------------------------
                                                                             1994          1993
                                                                          ------------  ------------
      Assets
      Cash                                                                $    22,069   $     2,202
      Investment in bank subsidiary                                        21,346,687    21,934,756
      Held-to-maturity securities                                             996,758             -
      Other assets                                                             12,153             -
                                                                          -----------   -----------
      Total assets                                                        $22,377,667   $21,936,958
                                                                          ===========   ===========
      Liabilities and shareholders' equity
      Liabilities                                                         $         -   $         -
      Shareholders' equity                                                 22,377,667    21,936,958
                                                                          -----------   -----------
      Total liabilities and shareholders' equity                          $22,377,667   $21,936,958
                                                                          ===========   ===========

Statements of Income                                                      December 31,
                                                             --------------------------------------
                                                                1994          1993          1992
                                                             ----------    ----------    ----------
      Dividends from bank subsidiary                         $1,812,236    $  660,595    $  495,472
      Other income                                               14,767             -             -
      Expenses                                                  109,189       103,191        44,792
                                                             ----------    ----------    ----------
      Income before equity in undistributed income of
       bank subsidiary                                        1,717,814       557,404       450,680

      Equity in undistributed income of bank subsidiary       1,642,310     2,269,650     1,762,174
                                                             ----------    ----------    ----------
      Net income                                             $3,360,124    $2,827,054    $2,212,854
                                                             ==========    ==========    ==========

                        FIRST CITIZENS BANCSTOCK, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             (YEARS ENDED DECEMBER 31, 1994 AND DECEMBER 31, 1993)
                                  (CONTINUED)




Statements of Cash Flows                                                December 31,
                                                          ---------------------------------------
                                                              1994          1993          1992
                                                          -----------   -----------   -----------
    Operating activities:
    Net income                                            $ 3,360,124   $ 2,827,054   $ 2,212,854
    Adjustments to reconcile net income to net cash
     provided by operating activities:
      Equity in undistributed income of bank
       subsidiary                                          (1,642,310)   (2,269,650)   (1,762,174)
      Accretion of discounts on securities                     (2,520)            -             -
      Change in other assets                                  (12,153)            -             -
      Amortization expense                                          -         3,792        22,744
                                                          -----------   -----------   -----------
    Net cash provided by operating activities               1,703,141       561,196       473,424
    Investing activities:
    Purchase of securities                                   (994,238)            -             -
                                                          -----------   -----------   -----------
    Cash used in investing activity                          (994,238)            -             -
    Financing activities:
    Cash dividends paid                                      (689,036)     (575,595)     (460,472)
                                                          -----------   -----------   -----------
    Cash used in financing activity                          (689,036)     (575,595)     (460,472)
                                                          -----------   -----------   -----------
    Increase (decrease) in cash                                19,867       (14,399)       12,952
    Cash at beginning of year                                   2,202        16,601         3,649
                                                          -----------   -----------   -----------
    Cash at end of year                                   $    22,069   $     2,202   $    16,601
                                                          ===========   ===========   ===========

12. FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, letters of credit and financial guarantees. Those instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the statements of condition. The contract or notional amounts of those instruments reflect the extent of involvement the Bank has in particular classes of financial instruments.

The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit, letters of credit and financial guarantees written is represented by the contractual notional amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. Unless noted otherwise, the Bank does not require collateral or other security to support financial instruments with credit risk.

The Bank's off-balance-sheet financial instruments at December 31, 1994 are summarized below. The contract or notional amounts approximate fair value as of that date.

                        FIRST CITIZENS BANCSTOCK, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             (YEARS ENDED DECEMBER 31, 1994 AND DECEMBER 31, 1993)
                                  (CONTINUED)


                                                                  Contract or
                                                                    Notional
                                                                     Amount
                                                                 --------------
                                                                 (In Thousands)
Financial instruments whose contract amounts represent credit risk:
    Commitments to extend credit                                     $21,817
    Letters of credit and financial guarantees written                   180

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since a number of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, property, plant, and equipment, and commercial properties.

Letters of credit and financial guarantees written are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing, and similar transactions.

The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Bank holds marketable securities as collateral supporting those commitments for which collateral is deemed necessary.

13. SHAREHOLDERS' EQUITY

On September 27, 1994, the Company's board of directors declared a 10% stock dividend of the Company's common stock to the shareholders of record as of October 14, 1994. All share and per share amounts appearing in the financial statements and notes thereto have been restated to reflect the stock dividend.

Income per share data are based on the weighted average number of shares outstanding (after adjustment for the stock dividend) of 1,266,219 for 1994, 1993, and 1992.

The Company's 1993 Stock Option Plan, as amended, provides for the granting of options to purchase up to 55,000 shares of common stock to officers and key employees selected by the board of directors. Options are exercisable in installments, subject to continued employment and such other conditions as set forth by the committee. All options granted under the plan shall be granted at an exercise price not less than the fair market value of a share of common stock at the time the option is granted. The options granted during 1994 were granted at the fair market value at the date of grant. The effects of the assumed exercise of the outstanding stock options was excluded from the calculation of per share data as it was immaterial.

                        FIRST CITIZENS BANCSTOCK, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             (Years Ended December 31, 1994 and December 31, 1993)
                                 (Continued)

Information relating to the Company's stock option plan is summarized as follows:

                                                      Option
                                                    Price Range
                                            Shares   Per Share
                                            ------  -----------
Options granted at December 15, 1993        55,000    $16.25
Exercised                                        -         -
Expired                                          -         -
                                            ------
Options outstanding at December 31, 1994    55,000    $16.25
                                            ======

Options exercisable at December 31, 1994    11,000    $16.25
                                            ======

On December 14, 1994, the board of directors adopted, subject to shareholders' approval, a stock option plan for nonemployee directors, under which a maximum of 100,000 shares were reserved for issuance. Options under the 1994 plan may not be issued at less than the fair market value at date of grant.

14. SIGNIFICANT GROUP CONCENTRATIONS OF CREDIT RISK

Most of the Company's business activity is with customers located within the southern region of the State of Louisiana. The Company grants commercial and industrial, real estate, lease financing, credit card and installment loans. Although the Company has a diversified loan portfolio, a substantial portion of its debtors' ability to honor their contracts is dependent upon the oil and gas or related services industries.

15. FAIR VALUE OF FINANCIAL INSTRUMENTS

The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

     Cash and Cash Equivalents: The carrying amounts reported in the balance sheet for cash and short-term instruments approximate those assets' fair values.

     Securities: Fair values for securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

     Loans: For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. The fair value of fixed-rate loans (e.g., real estate loans (commercial and consumer), commercial and industrial loans, lease financing receivable, and loans to individuals) are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. The carrying amount of accrued interest approximates its fair value.

     Deposits: The fair values disclosed for demand deposits (e.g., interest and noninterest checking, passbook savings, and certain types of money market accounts) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). The carrying amounts for variable-rate, fixed-term money market accounts and certificates of deposit approximate their fair values at the reporting date. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

                        FIRST CITIZENS BANCSTOCK, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             (Years Ended December 31, 1994 and December 31, 1993)
                                  (Continued)

     Off-Balance-Sheet Instruments: Fair values for the Company's off-balance-sheet instruments (financial guarantees, letters of credit and lending commitments) are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing.

The estimated fair values of the Company's financial instruments are as follows:

                                                            1994                 1993
                                                      -----------------   ------------------
                                                      Carrying    Fair    Carrying    Fair
                                                       Amount    Value     Amount    Value
                                                      --------  -------   --------  --------
                                                                  (In Thousands)
Financial assets:
  Cash and cash equivalents                           $  9,983  $  9,983  $ 21,811  $ 21,811
  Available-for-sale securities                       $ 69,316  $ 69,316  $ 81,123  $ 81,123
  Held-to-maturity securities                         $ 12,901  $ 12,873  $  5,696  $  6,181
  Loans, net                                          $124,754  $129,098  $105,900  $111,492

Financial liabilities:
  Deposits                                            $202,314  $202,345  $198,999  $199,484

Unrecognized financial instruments:
  Commitments to extend credit                        $     --  $ 21,817  $     --  $ 27,478
  Letters of credit and financial guarantees
   written                                            $     --  $    180  $     --  $    312

16. QUARTERLY OPERATING RESULTS (UNAUDITED)

A summary of quarterly results of operations for the years ended December 31, 1994 and 1993 follows (in thousands, except per share amounts):

                                                                  Quarter ended
                                               ----------------------------------------------------
                                               March 31,   June 30,   September 30,   December 31,
                                                  1994       1994          1994           1994
                                               ----------  ---------  --------------  -------------
Total interest income                           $  4,030     $4,134       $4,356             $4,469
Total interest expense                             1,325      1,342        1,465              1,504
                                                --------     ------       ------             ------
Net interest income                                2,705      2,792        2,891              2,965
Provision for possible loan losses                   (75)        --          (60)                --
                                                --------     ------       ------             ------
Net interest income after provision
 for possible loan losses                       $  2,630     $2,792       $2,831             $2,965
                                                ========     ======       ======             ======
Net income                                      $    807     $  807       $  918             $  828
                                                ========     ======       ======             ======

Net income per share                            $    .64     $  .64       $  .72             $  .65
                                                ========     ======       ======             ======

                        FIRST CITIZENS BANCSTOCK, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             (YEARS ENDED DECEMBER 31, 1994 AND DECEMBER 31, 1993)
                                  (CONTINUED)



                                                                  Quarter ended
                                               ---------------------------------------------------
                                               March 31,   June 30,   September 30,   December 31,
                                                 1993        1993         1993            1993
                                               ---------   --------   -------------   ------------
Total interest income                           $  4,169     $4,183      $4,165          $4,058
Total interest expense                             1,520      1,420       1,368           1,357
                                                --------     ------      ------          ------
Net interest income                                2,649      2,763       2,797           2,701
Provision for possible loan losses                  (100)       (55)       (100)           (120)
                                                --------     ------      ------          ------
Net interest income after provision for
  possible loan losses                          $  2,549     $2,708      $2,697          $2,581
                                                ========     ======      ======          ======
Net income before cumulative effect
  of an accounting change taxes                 $    841     $  715      $  851          $  709

Cumulative effect of an accounting
 change                                             (289)        --          --              --
                                                --------     ------      ------          ------
Net income                                      $    552     $  715      $  851          $  709
                                                ========     ======      ======          ======

Per share data:
  Net income before cumulative effect           $    .67     $  .56      $  .67          $  .56
                                                ========     ======      ======          ======
  Net income                                    $    .44     $  .56      $  .67          $  .56
                                                ========     ======      ======          ======

The per share amounts disclosed above differ from those previously reported in the quarterly reports due to the stock dividend declared in the fourth quarter of 1994.

                         FIRST CITIZENS BANCSTOCK, INC.
                      CONSOLIDATED STATEMENT OF CONDITION
                                  (UNAUDITED)

                                                      September 30, 1995
                                                      ------------------
                                                        (In Thousands)
ASSETS
 Cash and due from banks                                   $  7,179
 Interest-bearing deposits in other banks                       150
 Available-for-sale securities                               65,703
 Held-to-maturity securities (estimated
    fair value of $9,677,000)                                 9,439
 Federal funds sold                                          11,602
 Loans                                                      141,660
    Less:  Unearned income                                   (2,723)
    Less:  Reserve for possible loan losses                  (2,026)
                                                           --------
                                                            136,911
 Bank premises and equipment                                  6,301
 Other real estate                                              168
 Accrued interest receivable and other assets                 2,092
                                                           --------
                                                           $239,545
                                                           ========
LIABILITIES AND SHAREHOLDERS' EQUITY
 Deposits:
    Demand, noninterest-bearing                            $ 38,026
    Interest-bearing time and savings                       173,669
                                                           --------
   Total Deposits                                           211,695
 Accrued expenses and other liabilities                       1,883
                                                           --------
                                                            213,578
Shareholders' equity:
  Common stock, par value $1 per share--
     10,000,000 shares authorized; 1,307,529
     issued                                                   1,308
  Additional paid-in capital                                  4,010
  Retained earnings                                          20,804
  Unrealized gains on available-for-sale securities              88
  Treasury stock -- 41,310 shares, at cost                     (243)
                                                           --------
                                                             25,967
                                                           --------
                                                           $239,545
                                                           ========

                            See accompanying notes.

                 FIRST CITIZENS BANCSTOCK, INC. AND SUBSIDIARY
                       CONSOLIDATED STATEMENTS OF INCOME
                                  (UNAUDITED)

                                                                  Three Months Ended       Nine Months Ended
                                                                     September 30,           September 30,
                                                                  ------------------      --------------------
                                                                   1995        1994        1995          1994
                                                                  ------      ------      -------      -------
                                                                   (In Thousands, except per share amounts)
Interest income:
    Loans                                                         $3,555      $3,085      $10,208      $ 8,701
    Interest-bearing deposits                                          3          15            9           73
    Federal funds sold                                               148          93          266          293
    Securities:
        Taxable                                                    1,060       1,052        3,361        3,141
        Tax-exempt                                                   101         111          299          312
                                                                  ------      ------      -------      -------
Total interest income                                              4,867       4,356       14,143       12,520
Interest expense:
    Deposits                                                       1,890       1,465        5,225        4,132
    Other                                                             --          --           12           --
                                                                  ------      ------      -------      -------
Total interest expense                                             1,890       1,465        5,237        4,132
                                                                  ------      ------      -------      -------
Net interest income                                                2,977       2,891        8,906        8,388
Provision for possible loan losses                                   100          60          250          135
                                                                  ------      ------      -------      -------
Net interest income after provision for possible loan losses       2,877       2,831        8,656        8,253
Other income:
    Service charges on deposit accounts                              316         301          934          863
    Other service charges and fees                                   112          95          315          302
    Other operating income                                            53          98          180          223
                                                                  ------      ------      -------      -------
                                                                     481         494        1,429        1,388
Other expenses:
    Salaries and employee benefits                                 1,042       1,016        3,135        3,009
    Occupancy expense                                                121          97          301          306
    Equipment expense                                                151         133          438          405
    Other operating expense                                          678         736        2,263        2,259
                                                                  ------      ------      -------      -------
                                                                   1,992       1,982        6,137        5,979
                                                                  ------      ------      -------      -------
Income before income taxes                                         1,366       1,343        3,948        3,662
Income taxes                                                         442         425        1,240        1,130
                                                                  ------      ------      -------      -------
Net income                                                        $  924      $  918      $ 2,708      $ 2,532
                                                                  ======      ======      =======      =======
Net income per share:*
    Net income per common and common equivalent shares            $  .70      $  .72      $  2.09      $  2.00
                                                                  ======      ======      =======      =======
    Net income per common share, assuming full dilution           $  .69      $  .72      $  2.02      $  2.00
                                                                  ======      ======      =======      =======

----------------
*Prior year amounts have been adjusted to reflect the 10% stock dividend paid in October 1994.

                            See accompanying notes.

                 FIRST CITIZENS BANCSTOCK, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                     Nine Months Ended
                                                       September 30,
                                                    -------------------
                                                      1995       1994
                                                    --------   --------
                                                      (In Thousands)
NET CASH PROVIDED BY OPERATING ACTIVITIES:          $  4,507   $  2,735

INVESTING ACTIVITIES:
Proceeds from repayments of held-to-maturity
    securities                                         4,965      1,772
Proceeds from repayments of available-for-sale
    securities                                         5,688     20,086
Purchases of held-to-maturity securities              (1,435)    (9,219)
Purchases of available-for-sale securities                 -     (9,576)
Net (increase) in loans                              (13,078)   (16,159)
Proceeds from sale of other real estate                   80         65
Purchase of bank premises and equipment                 (666)      (771)
                                                    --------   --------
Net cash (used in) investing activities               (4,446)   (13,802)

FINANCING ACTIVITIES:
Net increase (decrease) in demand
    and savings deposits                              (7,334)       242
Net increase in time deposits                         16,715      1,344
Cash dividends paid                                     (494)      (345)
                                                    --------   --------
Net cash provided by financing activities              8,887      1,241
                                                    --------   --------
Increase (decrease) in cash and cash equivalents       8,948     (9,826)
Cash and cash equivalents at beginning of period       9,983     21,812
                                                    --------   --------
Cash and cash equivalents at end of period          $ 18,931   $ 11,986
                                                    ========   ========

                            See accompanying notes.

                 FIRST CITIZENS BANCSTOCK, INC. AND SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
                     (NINE MONTHS ENDED SEPTEMBER 30, 1995)

1.  BASIS OF PRESENTATION

The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and the instructions to Form 10-QSB and Item 310(b) of Regulation S-B. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the nine-month period ended September 30, 1995 are not necessarily indicative of the results that may be expected for the year ended December 31, 1995. For further information, refer to the consolidated financial statements and footnotes thereto included in the Company's annual report on Form 10-KSB for the year ended December 31, 1994.

2. SECURITIES

In May 1993, the Financial Accounting Standards Board ("FASB") issued SFAS No. 115 Accounting for Certain Investments in Debt and Equity Securities. As permitted under SFAS No. 115, the Company elected to adopt the provisions of the new standard as of December 31, 1993.

The cost and fair values of available-for-sale securities and held-to-maturity securities were as follows at September 30, 1995:



                                            Available-For-Sale Securities
                                     -----------------------------------------
                                                Gross        Gross     Estima-
                                              Unrealized  Unrealized  ted Fair
                                       Cost     Gains       Losses     Value
                                     -------  ----------  ----------  --------
                                                  (In Thousands)
U. S. Treasury securities            $ 5,040     $  6       $ (29)     $ 5,017
U. S. Government agencies
 and corporation obligations          34,861      218        (393)      34,686
Mortgage-backed securities            24,719      346         (13)      25,052
Equity securities                        948        -           -          948
                                     -------     ----       -----      -------
                                     $65,568     $570       $(435)     $65,703
                                     =======     ====       =====      =======

                                            Held-to-Maturity Securities
                                     -----------------------------------------
                                                Gross        Gross     Estima-
                                              Unrealized  Unrealized  ted Fair
                                       Cost     Gains       Losses     Value
                                     -------  ----------  ----------  --------
                                                  (In Thousands)
U. S. Treasury securities            $ 2,009     $  -       $  (2)     $ 2,007
U. S. Government agencies
 and corporation obligations             509        -           -          509
Obligations of states and
 political subdivisions               $6,921     $242       $  (2)     $ 7,161
                                     -------     ----       -----      -------
                                     $9,439      $242       $  (4)     $ 9,677
                                     =======     ====       =====      =======

Securities with a carrying value of $21,418,000 at September 30, 1995 were pledged to secure Public Fund deposits.

                 FIRST CITIZENS BANCSTOCK, INC. AND SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
                     (NINE MONTHS ENDED SEPTEMBER 30, 1995)
                                  (CONTINUED)


3.  LOANS AND LEASE FINANCING RECEIVABLES

The loan portfolio consisted of the following:

                                                                      September 30, 1995
                                                                      ------------------
                                                                        (In Thousands)
Loans secured by real estate:
  a. Construction and land development                                     $  6,990
  b. Secured by 1-4 family residential property                              25,353
  c. Secured by multifamily residential property                              6,329
  d. Secured by nonfarm nonresidential property                              37,994
Commercial and industrial loans:
   To U. S. Addresses (domicile)                                             36,226
Loans to individuals for household, family, and
  other personal expenditures:
  a.  Credit cards and related plans                                          1,454
  b.  Other (includes single pay & installment)                               6,252
Obligations (other than securities and leases) of states
  and political subdivisions in the U. S.                                       504
Other loans:
  a. Loans for purchasing or carrying securities                                 11
  b. All other loans                                                          5,353
Lease financing receivables (net of unearned income)                         12,908
Unearned income on loans                                                       (437)
                                                                            --------
Total loans and leases, net of unearned income                              $138,937
                                                                            ========
Commercial paper included above                                             $      -
                                                                            ========


4.  COMMITMENTS AND CONTINGENCIES

 Commercial and similar letters of credit outstanding were $165,000.

5.  OTHER REAL ESTATE

Other Real Estate is property which has been foreclosed on and is carried on the books of the Company at the lower of its appraised value or the remaining balance of the loan it secured, as adjusted annually, if necessary, based on current appraisals.

                 FIRST CITIZENS BANCSTOCK, INC. AND SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
                     (NINE MONTHS ENDED SEPTEMBER 30, 1995)
                                  (CONTINUED)


6.  CHARGE-OFFS AND RECOVERIES AND RESERVE FOR POSSIBLE LOAN LOSSES

Charge-Offs and Recoveries by Type of Loan


                                                  Nine Months Ended
                                                  September 30, 1995
                                               ------------------------
                                               Charge-Off    Recoveries
                                               ----------    ----------
                                                     (In Thousands)
Real estate - mortgages                           $ 19          $ 23
Commercial and industrial                           42            12
Credit card and related plans                       38             1
Installment loans to individuals                    51            43
Lease financing receivables                        110            38
                                                  ----          ----
Total                                             $260          $117
                                                  ====          ====


                                                  Nine Months Ended
                                                  September 30, 1995
                                                 --------------------
                                                    (In Thousands)
Balance at beginning of year                            $1,919
Charged-off                                               (260)
Recoveries                                                 117
                                                        ------
                                                         1,776
Provision for loan losses                                  250
                                                        ------
Balance at end of current period                        $2,026
                                                        ======

7.  EARNINGS PER SHARE

Weighted average shares outstanding are calculated using the treasury stock method.

The decrease in earnings for the period ended September 30, 1995 from the same period in the prior year is due to the dilutive effect of stock options of the Company's 1993 Stock Option Plan caused by the increase in the Company's stock price in the third quarter of 1995. No such dilution occurred in the prior year.

8.  MERGER WITH WHITNEY HOLDING CORPORATION

As discussed in the Registration Statement of which these financial statements are a part, Citizens and FNB have entered into the Plan of Merger, upon the consummation of which Citizens and FNB would be merged into Whitney and Whitney Bank, respectively.

                                  APPENDIX A

               AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

                             AMENDED AND RESTATED
                         AGREEMENT AND PLAN OF MERGER


     THIS AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER ("Amended and Restated Agreement") is made December 15, 1995, between Whitney Holding Corporation ("Whitney"), a Louisiana corporation, Whitney Acquisition Corporation ("Acquisition"), a Louisiana corporation, and Whitney National Bank ("Whitney's Bank"), a national banking association, on the one hand, and First Citizens BancStock, Inc. ("Citizens"), a Louisiana corporation, and First National Bank in St. Mary Parish ("Bank"), a national banking association, on the other hand. Whitney, Acquisition and Citizens shall be hereinafter collectively referred to as the "Constituent Corporations".

                                   PREAMBLE

     WHEREAS, on September 28, 1995, the parties hereto entered into an Agreement and Plan of Merger (the "Agreement") which provided for the acquisition by Whitney of Citizens and the Bank pursuant to a merger of Citizens into Acquisitions and a merger of the Bank into Whitney's Bank;

     WHEREAS, the parties have determined that it is in their respective best interests that the Agreement be amended and restated as permitted by
Section 8.09 of the Agreement to provide that Citizens rather than Acquisition be the surviving entity in the merger of Citizens and Acquisition and to make conforming changes to the Agreement and the exhibits thereto, and Whitney desires to set out the terms on which Citizens would thereafter be immediately merged into Whitney as permitted by Section 112(G) of the Louisiana Business Corporation Law (the "LBCL");

     WHEREAS, the boards of directors of Whitney, Acquisition and Citizens have determined that it is desirable and in the best interests of their respective corporations and shareholders that Acquisition merge into Citizens (the "Company Merger"). The boards of directors of Whitney's Bank and the Bank have each determined that it is desirable and in the best interests of each such institution and its sole shareholder that the Bank merge into Whitney's Bank (the "Bank Merger"). The Company Merger, the Subsidiary Merger (as hereinafter defined) and the Bank Merger shall be hereinafter collectively referred to as the "Mergers"; and

     WHEREAS, it is the intention and agreement of the parties that this amendment and restatement relate back to September 28, 1995 and speak as of that date rather than as of the date of this Amended and Restated Agreement unless the context clearly requires otherwise;

     NOW THEREFORE, in consideration of the representations, warranties, covenants and agreements herein contained, the parties hereto agree as follows:

     SECTION 1.  THE MERGERS AND CLOSING

     1.01.  MERGERS.

            (a) Promptly after execution of this Amended and Restated Agreement, the Boards of Directors of Acquisition and Citizens will execute the merger agreement annexed hereto as Exhibit 1.01(a) (the "Company Merger Agreement"), pursuant to which, on the terms set forth herein and subject to the conditions set forth in Section 6 hereof, Acquisition will merge with and into Citizens, which shall be the surviving corporation, with the result that Citizens will become a wholly-owned subsidiary of Whitney.

            (b) Immediately following the Company Merger, the Board of Directors of Whitney will take such action as may be necessary to cause Citizens as a wholly-owned subsidiary of Whitney, to be merged with and into Whitney on the terms described herein in a "short-form" merger permitted by Section 112(G) of the LBCL (the "Subsidiary Merger"), effective immediately following the Company Merger. Nevertheless, the failure by Whitney to consummate the Subsidiary Merger shall have no effect on the rights of Citizens or its shareholders pursuant hereto, including, but not limited to, the right to receive shares of Whitney Common Stock upon the consummation of the Company Merger.

            (c) Promptly after execution of this Amended and Restated Agreement, the Boards of Directors of Whitney's Bank and the Bank will execute the merger agreement annexed hereto as Exhibit 1.01(c) (the "Bank Merger Agreement"), pursuant to which, on the terms set forth herein and subject to the conditions set forth in Section 6 hereof, the Bank will merge with and into Whitney's Bank, which shall be the surviving bank, effective immediately following the Subsidiary Merger. The Company Merger Agreement and the Bank Merger Agreement shall be hereinafter collectively referred to as the "Merger Agreements."

            (d) Effects of Mergers. The Company Merger shall have the effects set forth in the LBCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property and assets, rights, privileges and all debts, liabilities and obligations of Acquisition will become the assets, rights, privileges, debts, liabilities and obligations of Citizens as the surviving corporation in the Company Merger. The Subsidiary Merger shall have the effects set forth in the LBCL. Without limiting the generality of the foregoing, and subject thereto, at the effective time of the Subsidiary Merger, all the property and assets, rights, privileges and all debts, liabilities and obligations of Citizens, as the surviving corporation in the Company Merger, will become the assets, rights, privileges, debts, liabilities and obligations of Whitney as the surviving corporation in the Subsidiary Merger. The Bank Merger shall have the effects set forth in the National Banking Laws. Without limiting the generality of the foregoing, and subject thereto, at the effective time of the Bank Merger, all the property and assets, rights, privileges and all debts, liabilities and obligations of Bank will become the assets, rights, privileges, debts, liabilities and obligations of Whitney's Bank as the surviving association in the Bank Merger.

     1.02. THE CLOSING. The "Closing" of the transactions contemplated hereby will take place in the Board Room of Whitney, 228 St. Charles Avenue, Second Floor, New Orleans, Louisiana 70130 (or such other place to which the parties may agree), at 10:00 a.m., New Orleans Time, on a mutually agreeable date as soon as practicable following satisfaction of the conditions set forth in subparagraphs (a), (b) and (d) of subsection 6.01 hereof, or if no date has been agreed to, on any date specified by any party to the others upon 10 days notice following satisfaction of such conditions. The date on which the Closing occurs is herein called the "Closing Date". If all conditions set forth in
Section 6 hereof are satisfied or waived by the party entitled to grant such waiver, at the Closing (a) the Constituent Corporations shall each provide to the other such proof of satisfaction of the conditions set forth in Section 6 as the party whose obligations are conditioned upon such satisfaction may reasonably request, (b) the certificates, letters and opinions required by
Section 6 shall be delivered, (c) the appropriate officers of the parties shall execute, deliver and acknowledge the Merger Agreements and (d) the parties shall take such further action as is required to consummate the transactions contemplated by this Agreement and the Merger Agreements. If on any date established for the Closing all conditions in Section 6 hereof have not been satisfied or waived by the party entitled to grant such waiver, then any party, on one or more occasions, may declare a delay of the Closing of such duration, not exceeding 10 business days, as the declaring party shall select, but no such delay shall extend beyond the date set forth in subparagraph (c) of subsection 7.01, and no such delay shall interfere with the right of any party to terminate this Agreement pursuant to Section 7.

     1.03. THE EFFECTIVE DATE AND TIME. Immediately following (or concurrently with) the Closing, (a) the Merger Agreements shall be filed with and recorded by the Secretary of State of Louisiana and the Office of the Comptroller of the Currency, as appropriate, and the Company Merger and the Bank Merger shall be effective at the date and time specified in the Merger Agreements, and (b) Whitney, as the surviving corporation in the Subsidiary Merger, shall file and record with the Secretary of State of Louisiana a certificate of merger (the "Certificate of Merger") to effect the Subsidiary Merger at a time immediately following the Effective Time (as hereinafter defined), and the Subsidiary Merger shall be effective at the date and time specified in the Certificate of Merger. The date on which and the time at which the Company Merger becomes effective are herein referred to as the "Effective Date" and the "Effective Time," respectively.

     1.04.  SURVIVING CORPORATIONS.

            (a) Company Merger. The Articles of Incorporation of Citizens, as in effect immediately prior to the Effective Time, shall be amended by reason of the Company Merger as of the Effective Time to read as set forth in Exhibit 1.01(a), and as so amended, such Articles of Incorporation shall be the Articles of Incorporation of Citizens, as the surviving corporation in the Company Merger until thereafter changed or amended as provided therein or by applicable law. The Bylaws of Acquisition as in effect at the Effective Time shall be the Bylaws of Citizens as the surviving corporation in the Company Merger until thereafter changed or amended as provided therein or by applicable law. The directors and officers of Acquisition at the Effective Time shall be the directors and officers of Citizens as the surviving corporation in the Company Merger until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be. At the Effective Time, the shares of Citizens Common Stock and the common stock of Acquisition shall be converted as set forth in Section 2.

            (b) Subsidiary Merger. Upon the consummation of the Subsidiary Merger, it is Whitney's intent that (i) the Articles of Incorporation and Bylaws of Whitney, as in effect immediately prior to the effective time of the Subsidiary Merger, shall be the Articles of Incorporation and Bylaws of Whitney, as the surviving corporation in the Subsidiary Merger; the directors and officers of Whitney at the effective time of the Subsidiary Merger shall be the directors and officers of Whitney as the surviving corporation in the Subsidiary Merger until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be; and
(iii) at the effective time of the Subsidiary Merger, by virtue thereof and without any action on the part of the shareholders, (A) each issued and outstanding share of common stock of Citizens, as the surviving corporation in the Company Merger, shall be cancelled and (B) each share of Whitney Common Stock, no par value ("Whitney Common Stock"), issued and outstanding immediately prior to the effective time of the Subsidiary Merger, shall remain issued and outstanding from and after such effective time as the outstanding capital stock of Whitney as the surviving corporation in the Subsidiary Merger, and no additional shares of Whitney Common Stock shall be issued as a result of the Subsidiary Merger.

            (c) Bank Merger. The Articles of Association and Bylaws of Whitney's Bank, as in effect immediately prior to the effective time of the Bank Merger, shall be the Articles of Association and Bylaws of Whitney's Bank as the surviving entity in the Bank Merger. The directors and officers of Whitney's Bank at the effective time of the Bank Merger shall be the directors and officers of Whitney's Bank as the surviving corporation in the Bank Merger until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be. At the effective time of the Bank Merger and by virtue thereof, (i) all shares of capital stock of the Bank, other than any such shares as to which dissenters' rights shall exist, shall be cancelled and (ii) the shares of capital stock of Whitney's Bank as the surviving entity in the Bank Merger, issued and outstanding immediately prior to such effective time shall continue to be issued and outstanding, and no additional shares shall be issued as a result of the Bank Merger.

     1.05. TAX CONSEQUENCES. It is the intention of the parties hereto that the Mergers shall constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and that this Agreement shall constitute a "plan of reorganization" for purposes of
Section 368 of the Code.

     SECTION 2.  CONVERSION OF STOCK IN THE COMPANY MERGER

     2.01. CONVERSION. Subject to the provisions of this Section 2, at the Effective Time, by virtue of the Company Merger and without any action on the part of the holders thereof, the shares of Citizens common stock, par value $1.00 per share ("Citizens Common Stock"), and the shares of Acquisition common stock, no par value ("Acquisition Common Stock"), shall be converted as follows:

            (a) Exchange Ratio. Except for (i) shares issued and outstanding immediately prior to the Effective Time as to which dissenters' rights have been perfected and not withdrawn or otherwise forfeited under Section 131 of the LBCL ("Dissenters' Shares") and (ii) shares of Citizens Common Stock held by Citizens as treasury shares (which shall by reason of the Company Merger be cancelled), and subject to the provisions of Section 2.01(c) relating to fractional shares, each issued and outstanding share of Citizens Common Stock shall be converted into and become that number of shares of Whitney Common Stock that is equal to the quotient (the "Exchange Ratio") obtained by dividing the Maximum Deliverable Amount (as hereinafter defined) by the total number of issued and outstanding shares (not treasury shares) of Citizens Common Stock at the Effective Time.

                 (i) Maximum Deliverable Amount. The term "Maximum Deliverable Amount" means the quotient obtained by dividing the Closing Amount (as defined below) by the Average Market Price (as defined below).

                 (ii) Average Market Price. The "Average Market Price" shall be the average of the closing per share trading prices of Whitney Common Stock (adjusted appropriately for any stock split, stock dividend, recapitalization, reclassification or similar transaction which is effected, or for which a record date occurs) on the twenty (20) trading days preceding the fifth trading day immediately prior to the Effective Time, as reported in the Wall Street Journal (corrected for typographical errors); provided, however, that if the Average Market Price as calculated above is less than $25.50, the Average Market Price for purposes of this Section 2.01(a) shall be $25.50, and if the Average Market Price as calculated above is greater than $35.50, the Average Market Price for purposes of this Section 2.01(a) shall be $35.50.

                 (iii) Closing Amount. The term "Closing Amount" means the Aggregate Purchase Price (as defined below) minus the number of shares of Citizens Common Stock under option at the Effective Time (the "Closing Option Shares") multiplied by the difference of the quotient of the Aggregate Purchase Price plus the Closing Option Shares multiplied by the weighted average strike price per share of the Closing Option Shares divided by the number of shares of Citizens Common Stock outstanding at the Effective Time plus the Closing Option Shares and the weighted average strike price per share of the Closing Option Shares. The Closing Amount is further defined below:

                 The Closing Amount = Aggregate Purchase Price - (Closing Option Shares * (((Aggregate Purchase Price + Closing Option Shares * Average Option Strike Price Per Share)/(Citizens Common Stock Outstanding + Closing Option Shares)) -Average Option Strike Price Per Share))

(iv) Aggregate Purchase Price. The term "Aggregate Purchase Price" is defined as $67,000,000 if the Average Market Price is $25.50 or above. If the Average Market Price drops below $25.50, the Aggregate Purchase Price will be equal to the Average Market Price multiplied by 2,627,451. In no event shall the value of the shares of Whitney Common Stock to be issued at the Closing exceed $67,000,000.

            (b) Options. Each option under Citizens' Option Plans (as hereinafter defined) that is outstanding at the Effective Time shall be converted into an option to acquire shares of Whitney Common Stock in the manner set forth in Section 5.22 of this Agreement.

            (c) Fractional Shares. In lieu of the issuance of fractional shares of Whitney Common Stock, each shareholder of Citizens, upon surrender of his or her certificate that immediately prior to the Effective Time represented Citizens Common Stock, other than Dissenters' Shares and shares of Citizens Common Stock held by Citizens as treasury shares (which shall by reason of the Company Merger be cancelled), shall receive a cash payment (without interest) equal to the fair market value at the Effective Time of any fraction of a share of Whitney Common Stock to which such holder would be entitled but for this provision. For purposes of calculating such payment, the fair market value of a fraction of a share of Whitney Common Stock at the Effective Time shall be such fraction multiplied by the Average Market Price.

            (d) Exchange of Certificates. After the Effective Time, each holder of an outstanding certificate or certificates theretofore representing a share or shares of Citizens Common Stock, other than Dissenters' Shares and shares of Citizens Common Stock held by Citizens as treasury shares (which shall by reason of the Company Merger be cancelled), upon surrender thereof to the exchange agent selected by Whitney (the "Exchange Agent"), together with duly executed transmittal materials provided pursuant to Section 2.01(f) or upon compliance by the holder or holders thereof with the procedures of the Exchange Agent with respect to lost, stolen or destroyed certificates, shall be entitled to receive in exchange therefor any payment due in lieu of fractional shares and a certificate or certificates representing the number of whole shares of Whitney Common Stock into which such holder's shares of Citizens Common Stock were converted. Until so surrendered, each outstanding Citizens stock certificate shall be deemed for all purposes, other than as provided below with respect to the payment of dividends or other distributions (if any) in respect of Whitney Common Stock, to represent the number of whole shares of Whitney Common Stock into which such holder's Citizens Common Stock shall have been converted. Whitney may, at its option, refuse to pay any dividend or other distribution to holders of unsurrendered Citizens stock certificates until surrendered; provided, however, that upon the surrender and exchange of any Citizens stock certificates there shall be paid, to the extent not previously paid, to the record holders of the Whitney stock certificates issued in exchange therefor the amount, without interest, of accumulated dividends and distributions, if any, which have become payable with respect to the number of whole shares of Whitney Common Stock into which the shares of Citizens Common Stock theretofore represented by such certificates shall have been exchanged.

            (e) Deposit. Promptly following the Effective Time, Whitney shall deposit or cause to be deposited with the Exchange Agent (i) certificates representing the shares of Whitney Common Stock and (ii) the cash in lieu of fractional shares to be issued and paid, as the case may be, in exchange for outstanding shares of Citizens Common Stock pursuant to this Section 2.

            (f) Transmittal Materials. Promptly after the Effective Time, Whitney shall send or cause to be sent to each former shareholder of record of Citizens at the Effective Time, excluding the holders, if any, of Dissenters' Shares as to which dissenters' rights have been perfected and not withdrawn or otherwise forfeited under Section 131 of the LBCL, transmittal materials for use in exchanging certificates of Citizens Common Stock for certificates of Whitney Common Stock.

            (g) Dissenters' Shares. Holders of Dissenters' Shares shall not be entitled to receive the shares of Whitney Common Stock and any unpaid dividends and distributions payable thereon pursuant to Section 2.01 and shall only be entitled to receive payment of the fair cash value of such shares in accordance with the provisions of Section 131 of LBCL unless and until such holders fail to perfect or effectively withdraw or lose their rights to appraisal and payment under the LBCL. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such right, such shares of Citizens Common Stock will be treated as if they had been converted into, at the Effective Time, the shares of Whitney Common Stock (and cash in lieu of fractional share), and any unpaid dividends and distributions payable thereon pursuant to Section 2.01, without interest thereon.

            (h) Acquisition Common Stock. Each issued and outstanding share of Acquisition Common Stock shall be converted into and become one fully paid and non-assessable share of common stock, no par value, of Citizens as the surviving corporation in the Company Merger.

     2.02. CLOSING TRANSFER BOOKS. All shares of Whitney Common Stock issued, and any fractional share payments paid upon surrender for exchange of certificates representing shares of Citizens Common Stock in accordance with this Section 2 shall be deemed to have been issued in full satisfaction of all rights pertaining to the shares of Citizens Common Stock theretofore represented by such certificates and there shall be no further registration of transfer on the stock transfer books of Citizens, as the surviving corporation in the Company Merger, of the shares of Citizens Common Stock that were outstanding immediately prior to the Effective Time.

     SECTION 3.  REPRESENTATIONS AND WARRANTIES OF CITIZENS

     Citizens and Bank represent and warrant to Whitney, Acquisition and Whitney's Bank that, as of the date on which Citizens delivers the Schedule of Exceptions to Whitney and as of the Closing Date, except as set forth in the Schedule of Exceptions:

     3.01. CONSOLIDATED GROUP; ORGANIZATION; QUALIFICATION. "Citizens' consolidated group," as such term is used in this Agreement, consists of Citizens and the Bank. Citizens is a corporation duly organized, validly existing and in good standing under the laws of the State of Louisiana, and is a bank holding company within the meaning of the Bank Holding Company Act of 1956, as amended (the "Bank Holding Company Act"). The Bank is a national banking association, duly organized, validly existing and in good standing under the laws of the United States and is domiciled in the State of Louisiana. Each member of Citizens' consolidated group has all requisite corporate power and authority to own and lease its property and to carry on its business as it is currently being conducted and to execute this Agreement and the Merger Agreements to which it is a party and to consummate the transactions contemplated hereby, and is qualified and in good standing as a foreign corporation in all jurisdictions in which the failure to so qualify would have a material adverse effect on such member's financial condition, results of operations or business.

     3.02.  CAPITAL STOCK; OTHER INTERESTS.  The authorized capital stock
(i) of Citizens consists of 10,000,000 shares of Citizens Common Stock, of which 1,266,219 shares are issued and outstanding and 41,310 shares are held in its treasury; and (ii) of the Bank consists of 240,000 shares of common stock, of which 240,000 shares are issued and outstanding and no shares are held in its treasury. All issued and outstanding shares of capital stock of each member of Citizens' consolidated group have been duly authorized and are validly issued, fully paid and (except as provided in 12 U.S.C. Section 55) non-assessable, and all of the outstanding shares of the Bank are owned by Citizens, free and clear of all liens, charges, security interests, mortgages, pledges and other encumbrances. Other than options to acquire up to an aggregate of 120,000 shares of Citizens Common Stock, granted under the Option Plans (as hereinafter defined), no member of Citizens' consolidated group has outstanding any stock options or other rights to acquire any shares of its capital stock or any security convertible into such shares, or has any obligation or commitment to issue, sell or deliver any of the foregoing or any shares of its capital stock. The outstanding capital stock of each member of Citizens' consolidated group has been issued in compliance with all legal requirements and in compliance with any preemptive or similar rights. No member of Citizens' consolidated group has a subsidiary (other than Bank) or direct or indirect ownership interest exceeding 5% in any firm, corporation, partnership or other entity.

     3.03. CORPORATE AUTHORIZATION; NO CONFLICTS. Subject to the approval of this Agreement and the Merger Agreements by the shareholders of Citizens and the Bank, respectively, in accordance with the LBCL and applicable federal law, all corporate acts and other proceedings required of each member of Citizens' consolidated group for the due and valid authorization, execution, delivery and performance of this Agreement and the Merger Agreements and consummation of the Mergers have been validly taken. Subject to their approval by the shareholders of Citizens and the Bank and to such regulatory approvals as are required by law, this Agreement and the Merger Agreements are legal, valid and binding obligations of Citizens and the Bank and are enforceable against Citizens and the Bank, respectively, in accordance with the respective terms hereof and thereof, except that enforcement may be limited by bankruptcy, reorganization, insolvency and other similar laws and court decisions relating to or affecting the enforcement of creditors' rights generally and by general equitable principles. With respect to each member of Citizens' consolidated group, neither the execution, delivery or performance of this Agreement or the Merger Agreements, nor the consummation of the transactions contemplated hereby or thereby will (i) violate, conflict with, or result in a breach of any provision of, (ii) constitute a default (or an event which that, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination of or accelerate the performance required by, or (iv) result in the creation of any lien, security interest, charge or encumbrance upon any of its properties or assets under, any of the terms, conditions or provisions of its articles of incorporation or association or by-laws or any material note, bond, mortgage, indenture, deed of trust, lease, license, agreement or other instrument or obligation to or by which it or any of its assets is bound; or violate any order, writ, injunction, decree, statute, rule or regulation of any governmental body applicable to it or any of its assets.

     3.04. FINANCIAL STATEMENTS, REPORTS AND PROXY STATEMENTS. Citizens has delivered to Whitney true and complete copies of (a) the consolidated balance sheets as of December 31, 1993 and December 31, 1994 of Citizens and its consolidated subsidiaries, the related consolidated statements of income, shareholders' equity and cash flows for the respective years then ended, the related notes thereto, and the report of its independent public accountants with respect thereto, as presented in Citizens' Annual Report on Form 10-KSB for the fiscal year ended December 31, 1994 filed with the Securities and Exchange Commission ("SEC") under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (collectively, the "Financial Statements"), (b) the unaudited consolidated balance sheets as of June 30, 1994 and June 30, 1995 of Citizens and its consolidated subsidiaries, and the related unaudited statements of income, shareholders' equity and cash flows for the six-month periods then ended, as presented in Citizens' Quarterly Reports on Form 10-QSB filed with the SEC under the Exchange Act (collectively, the "Interim Financial Statements"),
(c) the annual report to the Board of Governors of the Federal Reserve System ("Federal Reserve Board") for the year ended December 31, 1994, of each member of Citizens' consolidated group required to file such reports, (d) all call reports, including all amendments thereto, made to the Office of the Comptroller of the Currency ("OCC") since December 31, 1991, of each member of Citizens' consolidated group required to file such reports, (e) Citizens' Annual Report to Shareholders for 1994 and all subsequent Quarterly Reports to Shareholders, (f) all reports filed since December 31, 1991 pursuant to the Securities Act of 1933, as amended (the "Securities Act") and pursuant to Section 13 or 15(d) of the Exchange Act, of each member of Citizens' consolidated group required to file such reports, and (g) all Proxy Statements disseminated to Citizens' shareholders or the shareholders of any of its subsidiaries at any time since December 31, 1991.

            The Financial Statements and, except as indicated in the notes thereto or, as permitted by Form 10-Q and the rules and regulations of the SEC, the Interim Financial Statements, have been (and all financial statements delivered to Whitney as required by this Agreement will be) prepared in conformity with generally accepted accounting principles ("GAAP") applied on a basis consistent with prior periods, and present fairly, in conformity with GAAP the consolidated results of operations of Citizens' consolidated group for the respective periods covered thereby and the consolidated financial condition of its consolidated group as of the respective dates thereof. All call and other regulatory reports referred to above have been filed on the appropriate form and prepared in all material respects in accordance with such form's instructions and the applicable rules and regulations of the regulating federal agency. As of the date of the latest balance sheet forming part of the Interim Financial Statements (the "Latest Balance Sheet"), no member of Citizens' consolidated group had, nor are any of any such member's assets subject to, any material liability, commitment, indebtedness or obligation (of any kind whatsoever, whether absolute, accrued, contingent, matured or unmatured) which is not reflected and adequately reserved against in accordance with GAAP. No report, including any report filed with the Federal Reserve Board, or other report, proxy statement or registration statement filed by any member of Citizens' consolidated group with the SEC, and no report made to shareholders of Citizens, as of the respective dates thereof, contained and no such report, proxy statement, registration statement or report to shareholders filed or disseminated after the date of this Agreement will contain, any untrue statement of a material fact or omitted, or will omit, to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Financial Statements and Interim Financial Statements are supported by and consistent with a general ledger and detailed trial balances of investment securities, loans and commitments, depositors' accounts and cash balances on deposit with other institutions, copies of which have been made available to Whitney.

     3.05. LOAN AND INVESTMENT PORTFOLIOS. All loans, discounts and financing leases (in which a member of Citizens' consolidated group is lessor) reflected on the Latest Balance Sheet (a) were, at the time and under the circumstances in which made, made for good, valuable and adequate consideration in the ordinary course of business of its consolidated group, (b) are evidenced by genuine notes, agreements or other evidences of indebtedness and (c) to the extent secured, have been secured by valid liens and security interests which have been perfected, except (in the case of (c) above) for (x) such loans, discounts and financing leases for which specific reserves have been established as of June 30, 1995, and (y) such other loans, discounts and financing leases (the outstanding principal balances of which do not exceed in the aggregate $2,000,000) having material issues of collectibility for which specific reserves had not been established as of June 30, 1995. Accurate lists of all loans, discounts and financing leases as of the date of the Latest Balance Sheet (or a more recent date), and of the investment portfolios of each member of Citizens' consolidated group as of such date, have been delivered to Whitney. Except as specifically noted on the loan schedule attached to the Schedule of Exceptions, no member of Citizens' consolidated group is a party to any written or oral loan agreement, note or borrowing arrangement, including any loan guaranty, that was, as of the most recent month-end (i) delinquent by more than 30 days in the payment of principal or interest, (ii) known by any member of Citizens' consolidated group to be otherwise in material default for more than 30 days,
(iii) classified as "substandard," "doubtful," "loss," "other assets especially mentioned" or any comparable classification by any member of Citizens' consolidated group, the OCC or the FDIC, (iv) an obligation of any director, executive officer or 10% shareholder of any member of Citizens' consolidated group who is subject to Regulation O of the Federal Reserve Board (12 C.F.R.
Part 215), or any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing, or (v) in violation of any law, regulation or rule of any governmental authority, other than those that are immaterial in amount.

     3.06. ADEQUACY OF ALLOWANCES FOR LOSSES. Each of the allowances for losses on loans, financing leases and other real estate shown on the Latest Balance Sheet is adequate in accordance with applicable regulatory guidelines and GAAP in all material respects, and there are no facts or circumstances known to Bank's Directors' Loan Review Committee which are likely to require in accordance with applicable regulatory guidelines or GAAP a future material increase in any such provisions for losses or a material decrease in any of the allowances therefor reflected in the Latest Balance Sheet except as contemplated by subsection 3.05(c)(y). Each of the allowances for losses on loans, financing leases and other real estate reflected on the books of Citizens' consolidated group at all times from and after the date of the Latest Balance Sheet is adequate in accordance with applicable regulatory guidelines and GAAP in all material respects, and there are no facts or circumstances known to Bank's Directors' Loan Review Committee which are likely to require in accordance with applicable regulatory guidelines or GAAP a future material increase in any of such provisions for losses or a material decrease in the allowances therefor reflected in the Latest Balance Sheet except as contemplated by subsection 3.05(c)(y).

     3.07. ABSENCE OF CERTAIN CHANGES OR EVENTS. Since the date of the Latest Balance Sheet, no member of Citizens' consolidated group has declared, set aside for payment or paid any dividend to holders of, or declared or made any distribution on, any shares of Citizens' capital stock for Citizens except regular quarterly dividends of $.15 per share payable September 29, 1995. Since the date of the Latest Balance Sheet, there has been no event or condition of any character (whether actual or threatened) that has had, or can reasonably be anticipated to have, a material adverse effect on the financial condition, results of operations or business of Citizens' consolidated group, taken as a whole. Except as may result from the transactions contemplated by this Agreement, no such member has, since the date of the Latest Balance Sheet:

            (a) borrowed any money or entered into any capital lease or, except in the ordinary course of business consistent with past practices, (i) lent any money or pledged any of its credit in connection with any aspect of its business whether as a guarantor, surety, issuer of a letter of credit or otherwise, (ii) mortgaged or otherwise subjected to any lien, encumbrance or other liability any of its assets, (iii) sold, assigned or transferred any of its assets in excess of $100,000 in the aggregate, or (iv) incurred any material liability, commitment, indebtedness or obligation (of any kind whatsoever, whether absolute or contingent);

            (b) suffered any material damage, destruction or loss to immovable or movable property, whether or not covered by insurance;

            (c) experienced any material change in asset concentrations as to customers or industries or in the nature and source of its liabilities or in the mix of interest-bearing versus non-interest bearing deposits;

            (d) received notice or had knowledge or reason to believe that any material labor unrest exists among any of its employees or that any group, organization or union has attempted to organize any of its employees;

            (e) received notice that one or more substantial customers has terminated or intends to terminate such customers' relationship with it, with the result being a material adverse effect on the Bank;

            (f) failed to operate its business in the ordinary course consistent with past practices, or failed to use reasonable efforts to preserve its business organization intact or to preserve the goodwill of its customers and others with whom it has business relations;

            (g) incurred any material loss except for losses adequately reserved against on the date of this Agreement or on the Latest Balance Sheet and expenses associated with this transaction, or waived any material right in connection with any aspect of its business, whether or not in the ordinary course of business ;

            (h) forgiven any material debt owed to it, or cancelled any of its claims or paid any of its noncurrent obligations or liabilities;

            (i) made any capital expenditure or capital addition or betterment in excess of $50,000, except for $250,000 spent on the KMart branch and $200,000 for computer equipment (primarily teller machines);

            (j) entered into any agreement requiring the payment, conditionally or otherwise, of any salary, bonus, extra compensation, pension or severance payment to any of its present or former directors, officers or employees, except such agreements as are terminable at will without any penalty or other payment by it or increased (except for increases of not more than 10% consistent with past practices) the compensation (including salaries, fees, bonuses, profit sharing, incentive, pension, retirement or other similar payments) of any such person whose annual compensation would, following such increase, exceed $50,000;

            (k) except as required in accordance with GAAP, changed any accounting practice followed or employed in preparing the Financial Statements or Interim Financial Statements;

            (l) made any loan, given any discount or entered into any financing lease which has not been (i) made, at the time and under the circumstances in which made, for good, valuable and adequate consideration in the ordinary course of business, (ii) evidenced by genuine notes, agreements or other evidences of indebtedness and (iii) fully reserved against in an amount sufficient in accordance with applicable regulatory guidelines to provide for all charge-offs reasonably anticipated in the ordinary course of business after taking into account all recoveries reasonably anticipated in the ordinary course of business; or

            (m) entered into any agreement, contract or commitment to do any of the foregoing.

     3.08. TAXES. Each member of Citizens' consolidated group has timely filed all federal, state and local income, franchise, excise, real and personal property, employment and other tax returns, tax information returns and reports required to be filed, has paid all material taxes, interest payments and penalties as reflected therein which have become due, has made adequate provision for the payment of all such taxes accruable for all periods ending on or before the date of this Agreement (and will make such accruals through the Closing Date) to any city, parish, state, the United States or any other taxing authority, and is not delinquent in the payment of any material tax or material governmental charge of any nature. The consolidated federal income tax returns of Citizens' consolidated group have not been audited by the Internal Revenue Service since the date of Citizens' inception. No audit or examination is presently being conducted by any taxing authority nor has any member of Citizens' consolidated group received written notice from any such taxing authority of its intention to conduct any investigation or audit or to commence any such proceeding; no material unpaid tax deficiencies or additional liabilities of any sort have been proposed to any member of Citizens' consolidated group by any governmental representative, and no agreements for extension of time for the assessment of any tax have been entered into by or on behalf of any member of Citizens' consolidated group. Each such member has withheld from its employees (and timely paid to the appropriate governmental entity) proper and accurate amounts for all periods in material compliance with all tax withholding provisions of applicable federal, state and local laws (including, without limitation, income, social security and employment tax withholding for all forms of compensation).

     3.09. TITLE TO ASSETS. (a) On the date of the Latest Balance Sheet, each member of Citizens' consolidated group had and, except with respect to assets disposed of for adequate consideration in the ordinary course of business since such date, now has, good and merchantable title to all real property and good and merchantable title to all other material properties and assets reflected on the Latest Balance Sheet, and has good and merchantable title to all real property and good and merchantable title to all other material properties and assets acquired since the date of the Latest Balance Sheet, in each case free and clear of all mortgages, liens, pledges, restrictions, security interests, charges and encumbrances of any nature except for (i) mortgages and encumbrances which secure indebtedness which is properly reflected in the Latest Balance Sheet or which secure deposits of public funds as required by law; (ii) liens for taxes accrued but not yet payable; (iii) liens arising as a matter of law in the ordinary course of business with respect to obligations incurred after the date of the Latest Balance Sheet, provided that the obligations secured by such liens are not delinquent or are being contested in good faith; (iv) such imperfections of title and encumbrances, if any, as do not materially detract from the value or materially interfere with the present use of any of such properties or assets or the potential sale of any of such owned properties or assets; and (v) capital leases and leases, if any, to third parties for fair and adequate consideration. Each member of Citizens' consolidated group owns, or has valid leasehold interests in, all material properties and assets used in the conduct of its business. Any real property and other material assets held under lease by any such member are held under valid, subsisting and enforceable leases with such exceptions as are not material and do not interfere with the use made or and proposed to be made of such property by such member of such property.

            (b) With respect to each lease of any real property or a material amount of personal property to which any member of Citizens' consolidated group is a party, except for financing leases in which a member of such consolidated group is lessor, (i) such lease is in full force and effect in accordance with its terms; (ii) all rents and other monetary amounts that have become due and payable thereunder have been paid; (iii) there exists no default, or event, occurrence, condition or act, which with the giving of notice, the lapse of time or the happening of any further event, occurrence, condition or act would become a default under such lease; and (iv) the Mergers will not constitute a default or a cause for termination or modification of such lease.

            (c) No member of Citizens' consolidated group has any legal obligation, absolute or contingent, to any other person to sell or otherwise dispose of any substantial part of its assets; or to sell or dispose of any of its assets except in the ordinary course of business consistent with past practices.

     3.10. LEGAL MATTERS. (a) To the knowledge of Citizens, (i) there is no material claim, action, suit, proceeding, arbitration or investigation pending in any court or before or by any governmental agency or instrumentality or arbitration panel or otherwise, or threatened against any member of Citizens' consolidated group nor (ii) do any facts or circumstances exist that would be likely to form the basis for any material claim against any member of Citizens' consolidated group that, if adversely determined, would have a material adverse effect on Citizens' consolidated group.

            (b) Each member of Citizens' consolidated group has complied in all material respects with and is not in default in any material respect under (and has not been charged or threatened with or come under investigation with respect to any charge concerning any material violation of any provision of) any federal, state or local law, regulation, ordinance, rule or order (whether executive, judicial, legislative or administrative) or any order, writ, injunction or decree of any court, agency or instrumentality.

            (c) There are no material uncured violations, or violations with respect to which material refunds or restitution may be required, cited in any compliance report to any member of Citizens' consolidated group as a result of examination by any bank or bank holding company regulatory authority.

            (d) No member of Citizens' consolidated group is subject to any written agreement, memorandum or order with or by any bank or bank holding company regulatory authority.

            (e) To the knowledge of Citizens, there is no claim, action, suit, proceeding, arbitration, or investigation, pending or threatened, in which any material claim or demand is made or threatened to be made against any member of Citizens' consolidated group or any officer, director, advisory director or employee, in each case by reason of any person being or having been an officer, director, advisory director or employee of any such member.

     3.11. EMPLOYEE BENEFIT PLANS. (a) Except for the plans listed on the subsection of the Schedule of Exceptions that corresponds to this subsection (the "ERISA Plans"), no member of Citizens' consolidated group sponsors, maintains or contributes to, and no such member has at any time sponsored, maintained or contributed to, any employee benefit plan that is subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). Each of the ERISA Plans has been maintained and administered in all material respects in compliance with its terms, the provisions of ERISA and all other applicable laws, and, where applicable, the provisions of the Internal Revenue Code of 1986, as amended (the "Code"). No ERISA Plan, including any "party in interest" or "disqualified person" with respect thereto has engaged in a nonexempt prohibited transaction under Section 4975 of the Code or
Section 502(i) of ERISA; there is no matter relating to any of the ERISA Plans pending or threatened, nor are there any facts or circumstances existing that could reasonably be expected to lead to (other than routine filings such as qualification determination filings), proceedings before, or administrative actions by, any governmental agency; there are no actions, suits or claims pending or threatened (including, without limitation, breach of fiduciary duty actions, but excluding routine uncontested claims for benefits) against any of the ERISA Plans or the assets thereof. Each member of Citizens' consolidated group has complied in all material respects with the reporting and disclosure requirements of ERISA and the Code. None of the ERISA Plans is a multi-employer plan within the meaning of Section 3(37) of ERISA. A favorable determination letter has been issued by the Internal Revenue Service with respect to each ERISA Plan that is intended to be qualified under Section 401(a) of the Code and the Internal Revenue Service has taken no action to revoke any such letter and nothing has occurred, whether by action or failure to act, which would cause the loss of such qualification. No member of Citizens' consolidated group has sponsored, maintained or made contributions to any plan, fund or arrangement subject to Title IV of ERISA or the requirements of Section 412 of the Code or providing for medical benefits, insurance coverage or other similar benefits for any period extending beyond the termination of employment, except as may be required under the "COBRA" provisions of ERISA and the Code.

            (b) Set forth on the subsection of the Schedule of Exceptions corresponding to this subsection is a true and complete list of each benefit plan and benefit arrangement of any member of Citizens' consolidated group other than the ERISA Plans. True and complete copies of all plan (including ERISA
Plan) documents and written agreements (including all amendments and modifications thereof), together with copies of any tax determination letters, trust agreements, summary plan descriptions, insurance contracts, investment management agreements and the three most recent annual reports on form series 5500 with respect to such plan or arrangement have been made available to Whitney.

            (c) All group health plans of any member of Citizens' consolidated group to which Section 4980B(f) of the Code or Section 601 of ERISA applies are in compliance in all material respects with continuation coverage requirements of Section 4980B(f) of the Code and Section 601 of ERISA and any prior violations of such sections have been cured prior to the date hereof.

            (d) Each plan, fund or arrangement previously sponsored or maintained by any member of Citizens' consolidated group, or to which any member of Citizens' consolidated group previously made contributions which has been terminated by any member of Citizens' consolidated group was terminated in accordance with ERISA, the Code and the terms of such plan, fund or arrangement and no event has occurred and no condition exists that would subject any member of Citizens' consolidated group, Whitney, Acquisition or Whitney's Bank to any tax, penalty, fine or other liability as a result of, directly or indirectly, the termination of such plan, fund or arrangement.

            (e) The current fair market value of the assets of each ERISA Plan subject to the provisions of Title IV of ERISA equals or exceeds the present value of the accrued benefits of each such plan as of the end of the most recent plan year, calculated on a termination and on-going basis, and there has been no material change likely to change the funding status of any such plan. No funding deficiency within the meaning of Section 412 of the Code exists with respect to any ERISA Plan. All contributions required or accrued under the terms of any plan (including any ERISA Plan) have been made and all insurance premiums required or accrued under the terms of any plan (including any ERISA plan) have been paid as of the date hereof.

     3.12. INSURANCE POLICIES. Each member of Citizens' consolidated group maintains in force insurance policies and bonds in such amounts and against such liabilities and hazards as are considered by it to be adequate. An accurate list of all such insurance policies is attached to the Schedule of Exceptions. No member of Citizens' consolidated group is now liable, nor has any such member received any notice of any material retroactive premium adjustment. All policies are valid and enforceable and in full force and effect, and no member of Citizens' consolidated group has received any notice of a material premium increase or cancellation with respect to any of its insurance policies or bonds. Within the last three years, no member of Citizens' consolidated group has been refused any basic insurance coverage sought or applied for (other than certain exclusions for coverage of certain events or circumstances as stated in such polices).

     3.13. AGREEMENTS. (a) No member of Citizens' consolidated group is a party to:

                 (i)   any collective bargaining agreement;

                 (ii) other than the employee benefits and plans referred to in the section of the Schedule of Exceptions that corresponds to subsection 3.11 of this Agreement, any employment or other agreement or contract with or commitment to any employee except the agreements, arrangements, policies and practices referred to in the exceptions to subparagraph (j) of subsection 3.07 of this Agreement and such agreements as are terminable without penalty upon not more than 30 days notice by the employer;

                 (iii) any obligation of guaranty or indemnification except such indemnification of officers, directors, employees and agents of Citizens' consolidated group as on the date of this Agreement may be provided in their respective articles of incorporation or association and by-laws (and no indemnification of any such officer, director, employee or agent has been authorized, granted or awarded), except if entered into in the ordinary course of business with respect to customers of any member of Citizens' consolidated group, letters of credit, guaranties of endorsements and guaranties of signatures;

                 (iv) any agreement, contract or commitment which is or if performed will be materially adverse to the financial condition, results of operations or business of Citizens' consolidated group; or

                 (v) any agreement, contract or commitment containing any covenant limiting the freedom of any member of Citizens' consolidated group (x) to engage in any line of business permitted by regulatory authorities, (y) to compete with any person in a line of business permitted by applicable regulatory guidelines to be engaged in by bank holding companies or Louisiana state or national banks, as applicable to the Bank, or (z) to fulfill any of its requirements or needs for services or products (including, for example, contracts with vendors to supply customers with credit insurance); or

                 (vi) any written agreement, memorandum, letter, order or decree, formal or informal, with any federal or state regulatory agency.

            (b) The subsection of the Schedule of Exceptions that corresponds to this subsection contains a list of each material agreement, contract or commitment (except those entered into in the ordinary course of business with respect to loans, lines of credit, letters of credit, depositor agreements, certificates of deposit and similar banking activities and equipment maintenance agreements which are not material) to which any member of Citizens' consolidated group is a party or which affects any such member. To Citizens' knowledge, no member of Citizens' consolidated group has in any material respect breached, nor is there any pending or threatened claim that it has materially breached, any of the terms or conditions of any of such agreements, contracts or commitments.

     3.14. LICENSES, FRANCHISES AND GOVERNMENTAL AUTHORIZATIONS. Each member of Citizens' consolidated group possesses all licenses, franchises, permits and other governmental authorizations necessary for the continued conduct of its business. The deposits of the Bank are insured by the FDIC to the extent provided by applicable law, and there are no pending or threatened proceedings to revoke or modify that insurance or for relief under 12 U.S.C. Section 1818 .

     3.15. CORPORATE DOCUMENTS. Citizens has delivered to Whitney, with respect to each member of Citizens' consolidated group, true and correct copies of its articles of incorporation or articles of association, and its by-laws, all as amended. All of the foregoing and all of the corporate minutes and stock transfer records of each member of Citizens' consolidated group are current, complete and correct in all material respects.

     3.16. CERTAIN TRANSACTIONS. No past or present director, executive officer or five percent shareholder of any member of Citizens' consolidated group has, since January 1, 1991, engaged in any transaction or series of transactions which, if such member had been subject to Section 14(a) of the Exchange Act, would have been would be required to be disclosed pursuant to Item 404 of Regulation S-K of the Rules and Regulations of the SEC, other than transactions which were so disclosed.

     3.17. BROKER'S OR FINDER'S FEES. Except for The Robinson-Humphrey Company, Inc., no agent, broker, investment banker, investment or financial advisor or other person acting on behalf of any member of Citizens' consolidated group is entitled to any commission, broker's or finder's fee from any of the parties hereto in connection with any of the transactions contemplated by this Agreement.

     3.18. ENVIRONMENTAL MATTERS. (a) (i) Each member of Citizens' consolidated group has obtained all material permits, licenses and other authorizations that are required to be obtained by it under any applicable Environmental Law Requirements (as hereinafter defined) in connection with the operation of its businesses and ownership of its properties (collectively, the "Subject Properties"), including without limitation, to the knowledge of Citizens', properties acquired by foreclosure or in settlement of loans;

                 (ii) Each member of Citizens' consolidated group is in compliance with all terms and conditions of such permits, licenses and authorizations and with all applicable Environmental Law Requirements, except for such noncompliance as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the financial condition, results of operations or business of Citizens and its consolidated group, taken as a whole;

                 (iii) There are no past or present events, conditions, circumstances, activities or plans by any member of Citizens' consolidated group related in any manner to any member of Citizens' consolidated group or the Subject Properties that did or would violate or prevent compliance or continued compliance with any of the Environmental Law Requirements, or give rise to any Environmental Liability, as hereinafter defined, except for such as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the financial condition, results of operations or business of Citizens and its consolidated group, taken as a whole;

                 (iv) To Citizens' knowledge, there is no civil, criminal or administrative action, suit, demand, claim, order, judgment, hearing, notice or demand letter, notice of violation, investigation or proceeding pending or threatened by any person against any member of Citizens' consolidated group, or any prior owner of any of the Subject Properties which relates to the Subject Properties and relates in any way to any Environmental Law Requirement or seeks to impose any Environmental Liability; and

                 (v) To Citizens' knowledge, no member of Citizens' consolidated group is subject to or responsible for any material Environmental Liability which is not set forth and adequately reserved against on the Latest Balance Sheet.

            (b) "Environmental Law Requirement" means all applicable present and future statutes, regulations, rules, ordinances, codes, licenses, permits, orders, approvals, plans, authorizations, concessions, franchises and similar items, of all governmental agencies, departments, commissions, boards, bureaus, or instrumentalities of the United States, states and political subdivisions thereof and all applicable judicial, administrative, and regulatory decrees, judgments and orders relating to the protection of human health or the environment, including without limitation: (A) all requirements, including but not limited to those pertaining to reporting, licensing, permitting, investigation, and remediation of emissions, discharges, releases, or threatened releases of Hazardous Materials (as such term is defined below), chemical substances, pollutants, contaminants, or hazardous or toxic substances, materials or wastes whether solid, liquid, or gaseous in nature, into the air, surface water, groundwater, or land, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of Hazardous Materials, chemical substances, pollutants, contaminants, or hazardous or toxic substances, materials or wastes, whether solid, liquid, or gaseous in nature; (B) all requirements pertaining to protection of the health and safety of employees or the public; and (C) all requirements pertaining to the (i) drilling, production, and abandonment of oil and gas wells, (ii) the transportation of produced oil and gas, and (iii) the remediation of sites related to that drilling, production or transportation.

            (c) "Hazardous Materials" shall mean: (A) Any "hazardous substance" as defined by either the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. Section 9601, et seq.) ("CERCLA") as amended from time to time, or regulations promulgated thereunder; (B) asbestos; (C) polychlorinated biphenyls; (D) any "regulated substance" as defined by 40 C.F.R.
Section 280.12, or the Louisiana Administrative Code; (E) any naturally occurring radioactive material ("NORM"), as defined by applicable federal or state laws or regulations as amended from time to time, irrespective of whether the NORM is located in Louisiana or another jurisdiction; (F) any non-hazardous oilfield wastes ("NOW") defined under applicable federal or state laws or regulations, irrespective of whether those wastes are located in Louisiana or another jurisdiction; (G) any substance the presence of which on the Subject Properties is prohibited by any lawful rules and regulations of legally constituted authorities from time to time in force and effect relating to the Subject Properties; and (H) any other substance which by any such rule or regulation requires special handling in its collection, storage, treatment or disposal.

            (d) "Environmental Liability" shall mean (i) any liability or obligation arising under any Environmental Law Requirement, or (ii) any liability or obligation under any other theory of law or equity (including without limitation any liability for personal injury, property damage or remediation) that results from, or is based upon or related to, the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge, release or threatened release into the environment, of any Hazardous Material, pollutant, contaminant, chemical, or industrial, toxic or hazardous substance or waste.

     3.19. COMPLIANCE WITH LAWS. Each member of Citizens' consolidated group is in compliance with all applicable laws, rules, regulations, orders, writs, judgments and decrees the noncompliance with which reasonably could be expected to have a material adverse effect on the financial condition, results of operations or business of Citizens' consolidated group taken as a whole. There are no material uncured violations, or violations with respect to which material refunds or restitution may be required, cited in any compliance report to any member of Citizens' consolidated group as a result of examination by any bank or bank holding company regulatory authority, except those cited in examination reports previously submitted to, and reviewed by, Whitney.

     3.20. INTELLECTUAL PROPERTY. Each member of Citizens' consolidated group owns all trademarks, tradenames, service marks and other intellectual property that is material to the conduct of its business.

     3.21. COMMUNITY REINVESTMENT ACT. The Bank has complied in all material respects with the provisions of the Community Reinvestment Act ("CRA") and the rules and regulations thereunder, have CRA ratings of not less than "satisfactory," and have received no material criticism from regulators with respect to discriminatory lending practices, and have no knowledge of any conditions or circumstances that are likely to result in CRA ratings of less than "satisfactory" or material criticism from regulators with respect to discriminatory lending practices.

     3.22. ACCURACY OF STATEMENTS. No warranty or representation made or to be made by any member of Citizens' consolidated group in this Agreement or in any document furnished or to be furnished by any member of Citizens' consolidated group pursuant to this Agreement contains or will contain, as of the date of this Agreement, the effective date of the Registration Statement (as defined in subsection 5.14 hereof) and the Closing Date, an untrue statement of a material fact or an omission of a material fact necessary to make the statements contained herein and therein, in light of the circumstances in which they are made, not misleading.

     SECTION 4. REPRESENTATIONS AND WARRANTIES OF WHITNEY, ACQUISITION AND WHITNEY'S BANK

            Whitney, Acquisition and Whitney's Bank represent and warrant to Citizens and the Bank that as of the date hereof and as of the Closing Date:

     4.01. CONSOLIDATED GROUP; ORGANIZATION; QUALIFICATION. "Whitney's consolidated group," as such term is used in this Agreement, consists of Whitney, Acquisition and Whitney's Bank and, in addition includes Whitney Bank of Alabama and several other subsidiaries. Whitney is a corporation duly organized and validly existing under the laws of the State of Louisiana and is a bank holding company within the meaning of the Bank Holding Company Act. Acquisition is a corporation duly organized and validly existing under the laws of the State of Louisiana. Acquisition has been incorporated and organized to facilitate the Company Merger and has conducted no other business activity prior to the date of this Agreement. Whitney's Bank is a national banking association duly organized and validly existing and in good standing under the laws of the United States of America. Whitney, Acquisition and Whitney's Bank have all requisite corporate power and authority to own and lease its property and to carry on its business as it is currently being conducted and to execute and deliver this Agreement and the Merger Agreements to which it is a party and to consummate the transactions contemplated hereby, and is qualified and in good standing as a foreign corporation in all jurisdictions in which the failure to so qualify would have a material adverse effect on its financial condition, results of operations or business.

     4.02. CAPITAL STOCK. As of the date of this Agreement, the authorized capital stock of Whitney consists of 40,000,000 of Whitney Common Stock. As of September 26, 1995, 14,832,410 shares of Whitney Common Stock were issued and outstanding and 564,554 shares were held in its treasury. All issued and outstanding shares of capital stock of Whitney and Whitney's Bank have been duly authorized and are validly issued, fully paid and (except as provided in 12 U.S.C. Section 55) non-assessable. The outstanding capital stock of Whitney, Acquisition and Whitney's Bank has been issued in compliance with all legal requirements and any preemptive or similar rights. Whitney owns all of the issued and outstanding shares of capital stock of Acquisition and Whitney's Bank free and clear of all liens, charges, security interests, mortgages, pledges and other encumbrances.

     4.03. CORPORATE AUTHORIZATION; NO CONFLICTS. All corporate acts and other proceedings required of Whitney, Acquisition and Whitney's Bank for the due and valid authorization, execution, delivery and performance of this Agreement and the Merger Agreements and consummation of the Mergers have been validly and appropriately taken. Subject to such regulatory approvals as are required by law, this Agreement and the Merger Agreements are legal, valid and binding obligations of Whitney, Acquisition and Whitney's Bank as the case may be, and are enforceable against them in accordance with the respective terms of such agreements, except that enforcement may be limited by bankruptcy, reorganization, insolvency and other similar laws and court decisions relating to or affecting the enforcement of creditors' rights generally and by general equitable principles. With respect to each of Whitney, Acquisition and Whitney's Bank, neither the execution, delivery or performance of this Agreement or the Merger Agreements, nor the consummation of the transactions contemplated hereby or thereby will (i) violate, conflict with, or result in a breach of any provision of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination of or accelerate the performance required by, or (iv) result in the creation of any lien, security interest, charge or encumbrance upon any of its properties or assets under, any of the terms, conditions or provisions of its articles of incorporation or by-laws (or comparable documents) or any material note, bond, mortgage, indenture, deed of trust, lease, license, agreement or other instrument or obligation to or by which it or any of its assets is bound; or violate any order, writ, injunction, decree, statute, rule or regulation of any governmental body applicable to it or any of its assets.

     4.04. FINANCIAL STATEMENTS; REPORTS AND PROXY STATEMENTS. (a) Whitney has delivered to Citizens true and complete copies of (i) the consolidated balance sheets as of December 31, 1993 and December 31, 1994 of Whitney and its consolidated subsidiaries, the related consolidated statements of operations, changes in shareholders' equity and cash flows for the respective years then ended, the related notes thereto, and the report of its independent public accountants with respect thereto, as presented in Whitney's Annual Report on Form 10-K for the fiscal year ended December 31, 1994 filed with the SEC (collectively, the "Whitney Financial Statements") and (ii) the unaudited consolidated balance sheet as of June 30, 1995 of Whitney and its consolidated subsidiaries and the related unaudited statements of operations and cash flows for the six month period then ended, as presented in Whitney's quarterly report on Form 10-Q filed with the SEC (collectively, the "Whitney's Interim Financial Statements").

            (b) The Whitney Financial Statements and the Whitney Interim Financial Statements (each as defined in Schedule 4.04) have been prepared in conformity with GAAP applied on a basis consistent with prior periods, and present fairly, in conformity with GAAP, the consolidated results of operations of Whitney's consolidated group for the respective periods covered thereby and the consolidated financial condition of its consolidated group as of the respective dates thereof. All call and other regulatory reports have been filed on the appropriate form and prepared in all material respects in accordance with such form's instructions and the applicable rules and regulations of the regulating federal agency. As of the date of the latest balance sheet forming part of the Whitney Interim Financial Statements (the "Whitney Latest Balance Sheet"), no member of Whitney's consolidated group had, nor were any of any of such member's assets subject to, any material liability, commitment, indebtedness or obligation (whether absolute, contingent, matured or unmatured), which is not reflected and adequately reserved against in the Whitney Latest Balance Sheet in accordance with GAAP. No report filed with Federal Reserve Board or other bank regulatory body, as of the respective dates thereof, contained and no such report filed after the date of this Agreement will contain, any untrue statement of a material fact or omitted, or will omit, to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading.

     4.05. LEGALITY OF WHITNEY SECURITIES. All shares of Whitney Common Stock to be issued pursuant to the Company Merger have been duly authorized and, when issued pursuant to the Company Merger Agreement, will be validly and legally issued, fully paid and non-assessable, and will be, at the time of their delivery, free and clear of all liens, charges, security interests, mortgages, pledges and other encumbrances and any preemptive or similar rights.

     4.06. SEC REPORTS. Whitney has previously delivered to Citizens an accurate and complete copy of the following Whitney reports filed with the SEC pursuant to the Exchange Act: (a) annual reports on Form 10-K for the years ended December 31, 1992, 1993 and 1994; (b) quarterly reports on Form 10-Q for the three months ended March 31 and June 30, 1995; and (c) proxy statements for the years 1993, 1994 and 1995; as of their respective dates, no such Report or communication contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Whitney has timely filed all reports and other documents required to be filed by it under the Securities Act and the Exchange Act.

     4.07. ABSENCE OF CERTAIN CHANGES OR EVENTS. Since the date of the Whitney Latest Balance Sheet, there has been no event or condition of any character (whether actual or threatened) that has had, or can reasonably be anticipated to have, a material adverse effect on the financial condition, results of operations or business of Whitney's consolidated group taken as a whole.

     4.08. LEGAL MATTERS. (a) There are no material actions, suits, proceedings, arbitrations or investigations pending or, to Whitney's knowledge threatened, against any member of Whitney's consolidated group which would be required to be disclosed in a Form 10-K or Form 10-Q pursuant to Item 103 of Regulation S-K of the SEC's Rules and Regulations that are not so disclosed.

            (b) There are no material uncured violations, or violations with respect to which material refunds or restitution may be required, cited in any compliance report to any member of Whitney's consolidated group as a result of examination by any bank or bank holding company regulatory authority.

            (c) No member of Whitney's consolidated group is subject to any written agreement, memorandum or order or decree with or by any bank or bank holding company regulatory authority.

     4.09. ACCURACY OF STATEMENTS. No warranty or representation made or to be made by any member of Whitney's consolidated group in this Agreement or in any document furnished or to be furnished by any member of Whitney's consolidated group pursuant to this Agreement contains or will contain, as of the date of this Agreement, the effective date of the Registration Statement (as defined in Subsection 5.14 hereof) and the Closing Date, an untrue statement of a material fact or an omission of a material fact necessary to make the statements contained herein and therein, in light of the circumstances in which they are made, not misleading.

     SECTION 5. COVENANTS AND CONDUCT OF PARTIES PRIOR TO THE EFFECTIVE DATE. The parties further covenant and agree as follows:

     5.01. (A) INVESTIGATIONS; PLANNING. Each member of Citizens' consolidated group shall continue to provide to Whitney, Acquisition and Whitney's Bank and to their authorized representatives full access during all reasonable times to its premises, properties, books and records (including, without limitation, all corporate minutes and stock transfer records), and to furnish Whitney, Acquisition and Whitney's Bank and such representatives with such financial and operating data and other information of any kind respecting its business and properties as Whitney, Acquisition and Whitney's Bank shall from time to time reasonably request. Any investigation shall be conducted in a manner which does not unreasonably interfere with the operation of the business of Citizens' consolidated group. Each member of Citizens' consolidated group agrees to cooperate with Whitney, Acquisition and Whitney's Bank in connection with planning for the efficient and orderly combination of the parties and the operation of Whitney, Acquisition and Whitney's Bank after consummation of the Mergers. In the event of termination of this Agreement prior to the Effective Date, Whitney and Acquisition shall, except to any extent necessary to assert any rights under this Agreement or the Merger Agreements, return, without retaining copies thereof, or destroy (and certify to same under penalty of perjury) all confidential or non-public documents, work papers and other materials obtained from Citizens' consolidated group in connection with the transactions contemplated hereby and shall keep such information confidential, not disclose such information to any other person or entity except as may be required by legal process, and not use such information in connection with its business, and shall cause all of its employees, agents and representatives to keep such information confidential and not to disclose such information or to use it in connection with its business, in each case unless and until such information shall come into the public domain through no fault of Whitney, Acquisition and Whitney's Bank. Whitney and Whitney's Bank shall continue to provide Citizens' executive officers with access to their respective executive officers, during normal business hours and upon reasonable notice, to discuss the business and affairs of Whitney and Whitney's Bank to the extent customary in transactions of the nature contemplated by this Agreement.

            (B) DELIVERY OF SCHEDULES OF EXCEPTIONS; DUE DILIGENCE. Whitney and Citizens stipulate that they have entered into this Agreement prior to Citizens' delivery of its consolidated group's Schedule of Exceptions and prior to Whitney's completion of Whitney's customary due diligence investigation of Citizens. Citizens shall deliver to Whitney, on or before the 14th day following the date hereof, its consolidated group's Schedule of Exceptions. Upon such delivery, such Schedules shall be initialed on behalf of Whitney and Citizens, shall be appended hereto and shall form a part hereof for all purposes. If Citizens fails to deliver its consolidated group's Schedule of Exceptions on or before the 14th day following the date hereof, Whitney may terminate this Agreement without liability by giving written notice of termination to Citizens. Whitney's due diligence review shall be concluded during a 21 calendar day period commencing on the first business day following Citizens' delivery to Whitney of its Schedule of Exceptions as provided herein (the "Review Period"). At or prior to expiration of the Review Period, Whitney shall elect, by written notice to Citizens, to either (a) proceed to the Closing (subject to the satisfaction or waiver of all other conditions to Closing) or (b) terminate the Agreement (without liability to Citizens or the Bank except as set forth in the last sentence of this Section 5.01(b)) if, in its sole and absolute discretion, it is not satisfied with the results of such due diligence review or for any other reason. Absent timely delivery of written notice electing to terminate this Agreement, Whitney shall be deemed to have elected to proceed to the Closing, subject to all other terms and conditions of this Agreement. If, after receiving Citizens' Schedule of Exceptions, Whitney elects to terminate this Agreement pursuant to the sixth sentence of this Section 5.01(b), then notwithstanding any other provision hereof, Whitney shall reimburse Citizens for the reasonable out-of-pocket expenses actually incurred by it in connection with the transactions contemplated by this Agreement through the date of termination up to a maximum of $150,000.

     5.02. COOPERATION AND BEST EFFORTS. Each of the parties hereto will cooperate with the other parties and use its best efforts to (a) procure all necessary consents and approvals of third parties, (b) complete all necessary filings, registrations, applications, schedules and certificates, (c) satisfy all requirements prescribed by law for, and all conditions set forth in this Agreement to, the consummation of the Mergers and the transactions contemplated hereby and by the Merger Agreements, and (d) effect the transactions contemplated by this Agreement and the Merger Agreements at the earliest practicable date.

     5.03. INFORMATION FOR, AND PREPARATION OF, REGISTRATION STATEMENT AND PROXY STATEMENT. Each of the parties hereto will cooperate in the preparation of the Registration Statement referred to in Section 5.14 and a proxy statement of Citizens (the "Proxy Statement") which complies with the requirements of the Securities Act of 1933 (the "Securities Act"), the Exchange Act, the rules and regulations promulgated thereunder and other applicable federal and state laws, for the purpose of submitting this Agreement, the Company Merger Agreement and the transactions contemplated hereby and thereby to Citizens' shareholders for approval. Each of the parties will as promptly as practicable after the date hereof furnish all such data and information relating to it and its subsidiaries as any of the other parties may reasonably request for the purpose of including such data and information in the Registration Statement and the Proxy Statement.

     5.04. APPROVAL OF MERGER AGREEMENTS. Whitney, as the sole shareholder of Acquisition and Whitney's Bank, shall take all action necessary to effect shareholder approval of the Merger Agreements.

     5.05. PRESS RELEASES. Whitney and Citizens will cooperate with each other in the preparation of any press releases announcing the execution of this Agreement or the consummation of the transactions contemplated hereby. Without the prior written consent of the chief executive officer of the other party, no member of Citizens' consolidated group or Whitney's consolidated group will issue any press release or other written statement for general circulation relating to the transactions contemplated hereby, except as may otherwise be required by law and, if practical, prior notice of such release is provided to the other parties. Whitney agrees that it will make a press release with respect to the results of operations of Whitney and its consolidated group as promptly as practicable following receipt of financial results covering at least thirty
(30) days of post-mergers combined operations of Whitney to permit the termination of the limitations set forth in the Shareholder Commitments on the ability of each person referred to in Section 5.10 to resell shares of Whitney Common Stock in a manner inconsistent with Whitney's ability to account for the Mergers as a pooling of interests.

     5.06. PRESERVATION OF BUSINESS. To the extent consistent with sound business practices, each member of Citizens' consolidated group will use its best efforts to preserve the possession and control of all of its assets other than those consumed or disposed of for value in the ordinary course of business to preserve the goodwill of customers and others having business relations with it and to do nothing knowingly to impair its ability to keep and preserve its business as it exists on the date of this Agreement.

     5.07. CONDUCT OF BUSINESS IN THE ORDINARY COURSE. Each member of Citizens' consolidated group shall conduct its business only in the ordinary course consistent with past practices, and shall not, without the prior written consent of the chief executive officer of Whitney or his duly authorized designee:

            (a) except for the declaration and payment of (i) a 1995 year-end dividend, which, when combined with the other four dividends previously or contemporaneously paid during 1995, will not exceed 22% of net income after taxes for 1995 of Citizens' consolidated group and (ii) regular quarterly dividends during 1996 in the amount of $.15 per share (at the customary time each quarter) until the Effective Time of the Mergers, declare, set aside, increase or pay any dividend, or declare or make any distribution on, or directly or indirectly combine, redeem, reclassify, purchase, or otherwise acquire, any shares of its capital stock or authorize the creation or issuance of or issue any additional shares of its capital stock or any securities or obligations convertible into or exchangeable for its capital stock, provided that this subparagraph shall not prevent dividends or distributions from any member of Citizens' consolidated group to any other member of such consolidated group or any issuance of shares of capital stock of Citizens upon exercise of options granted prior to the date hereof under the Option Plans (as defined herein);

            (b) amend its articles of incorporation or association or by-laws or adopt or amend any resolution or agreement concerning indemnification of its directors or officers;

            (c) enter into or modify any agreement so as to require the payment, conditionally or otherwise, of any salary, bonus, extra compensation, pension or severance payment to any of its present or former directors, officers or employees except (i) such agreements as are terminable at will without any penalty or other payment by it, or increase the compensation (including salaries, fees, bonuses, profit sharing, incentive, pension, retirement or other similar benefits and payments) of any such person in any manner inconsistent with its past practices; (ii) after consultation with Whitney's chief executive officer, bonuses to non-executive officers in amounts in an aggregate amount not exceeding $150,000 and (iii) December 1995 bonuses in addition to the bonuses set forth in Section 5.07(c)(ii) to employees not to exceed in the aggregate $525,000;

            (d) except as described in the Schedule of Exceptions or except in the ordinary course of business consistent with past practices, place or suffer to exist on any of its assets or properties any mortgage, pledge, lien, charge or other encumbrance, except those of the character described in subsection 3.09 hereof, or cancel any material indebtedness owing to it or any claims which it may have possessed, or waive any right of substantial value or discharge or satisfy any material noncurrent liability;

            (e) acquire another business or merge or consolidate with another entity, or sell or otherwise dispose of a material part of its assets or, except in the ordinary course of business consistent with past practices or as described in the Schedule of Exceptions;

            (f) commit any act that is intended or reasonably may be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect, or in any of the conditions to the Mergers set forth in Section 6 not being satisfied, or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable law;

            (g) commit or fail to take any act which act or omission is intended or reasonably may be expected to result in a material breach or violation of any applicable law, statute, rule, governmental regulation or order;

            (h) fail to maintain its books, accounts and records in the usual manner on a basis consistent with that heretofore employed;

            (i) fail to pay, or to make adequate provision in all material respects for the payment of, all taxes, interest payments and penalties due and payable (for all periods up to the Effective Date, including that portion of its fiscal year to and including the Effective Date) to any city, parish, state, the United States or any other taxing authority, except those being contested in good faith by appropriate proceedings and for which sufficient reserves have been established;

            (j) dispose of investment securities in amounts or in a manner inconsistent with past practices; or make investments in non-investment grade securities or which are inconsistent with past investment practices;

            (k)  enter into any new line of non-banking business;

            (l) (i) except as described in the Schedule of Exceptions, charge off (except as may otherwise be required by law or by regulatory authorities or by GAAP consistently applied) or sell (except for a price not materially less than the value thereof) any of its portfolio of loans, discounts or financing leases, or (ii) except as set forth on Schedule of Exceptions, sell any asset held as other real estate or other foreclosed assets for an amount materially less than 100% of its book value at the date of the Latest Balance Sheet;

            (m) make any extension of credit which, when added to all other extensions of credit to a borrower and its affiliates, would exceed Citizens' or the Bank's applicable regulatory lending limits;

            (n) take or cause to be taken any action which would disqualify the Mergers as a "pooling of interests" for accounting purposes or as a "reorganization" within the meaning of Section 368(a) of the Code; or

            (o)   agree or commit to do any of the foregoing.

     5.08. ADDITIONAL INFORMATION. Citizens will provide Whitney and Whitney will provide Citizens (a) with prompt written notice of any material adverse change in the financial condition, results of operations, business or prospects of any member of its consolidated group, any material breach by any such member of any of its warranties, representations or covenants in this Agreement, or any material action taken or proposed to be taken with respect to any member of its consolidated group by any regulatory agency, (b) as soon as they become available, copies of any financial statements, reports and other documents of the type referred to in subsection 3.04 with respect to each member of its consolidated group, and (c) promptly upon its dissemination, any report disseminated to its shareholders.

     5.09. CITIZENS SHAREHOLDER APPROVAL. Citizens' Board of Directors shall submit this Agreement and the Company Merger Agreement to its shareholders for approval in accordance with the applicable law, together with its recommendation that such approval be given, at a special meeting of the shareholders of Citizens duly called and convened for that purpose as soon as practicable after the effective date of the Registration Statement. Citizens, as the sole shareholder of the Bank, shall take all action to effect shareholder approval of the Bank Merger Agreement.

     5.10. RESTRICTED WHITNEY COMMON STOCK. Citizens will use its best efforts to obtain by the Closing Date an agreement from each person who is a director, executive officer or 5% beneficial owner of securities of Citizens who will receive shares of Whitney Common Stock by virtue of the Mergers to the effect that such person will not dispose of any Whitney Common Stock received pursuant to the Mergers in violation of Rule 145 of the Securities Act or the rules and regulations of the SEC thereunder or in a manner that would disqualify the transactions contemplated hereby from pooling of interests accounting treatment.

     5.11. LOAN POLICY. No member of Citizens' consolidated group will make any loans, or enter into any commitments to make loans, which vary other than in immaterial respects from its written loan policies, a true and correct copy of which loan policies will be provided to Whitney concurrently with Citizens' Schedule of Exceptions, provided that this covenant shall not prohibit the Bank from extending or renewing credit or loans in the ordinary course of business consistent with past lending practices or in connection with the workout or renegotiation of loans currently in its loan portfolio.

     5.12. NO SOLICITATIONS. Prior to the Effective Time or until the termination of this Agreement, no member of Citizens' consolidated group shall, without the prior approval of Whitney, directly or indirectly, solicit or initiate inquiries or proposals with respect to, or, except to the extent determined by the Board of Directors of Citizens in good faith, after consultation with its financial advisors and its legal counsel, to be required to discharge properly the directors' fiduciary duties to Citizens' consolidated group and its shareholders, furnish any information relating to, or participate in any negotiations or discussions concerning, any Acquisition Transaction (as defined in Section 7.01) or any other acquisition or purchase of all or a substantial portion of its assets, or of a substantial equity interest in it or withdraw its recommendation to the shareholders of Citizens of the Mergers or make a recommendation of any other Acquisition Transaction, or any business combination with it, other than as contemplated by this Agreement (and in no event will any such information be supplied except pursuant to a confidentiality agreement in form and substance as to confidentiality substantially the same as the confidentiality agreement between Citizens and Whitney); and each such member shall instruct its officers, directors, agents and affiliates to refrain from doing any of the above, and will notify Whitney immediately if any such inquiries or proposals are received by it, any such information is requested from it, or any such negotiations or discussions are sought to be initiated with it or any of its officers, directors, agents and affiliates; provided, however, that nothing contained herein shall be deemed to prohibit any officer or director of Citizens or the Bank from taking any action that the Board of Directors of Citizens or the Bank, as the case may be, determines, in good faith after consultation with and receipt of an opinion of counsel, is required by law or is required to discharge his fiduciary duties to Citizens' consolidated group and its shareholders.

     5.13. OPERATING FUNCTIONS. Each member of Citizens' consolidated group agrees to cooperate in the consolidation of appropriate operating functions with Whitney to be effective on the Effective Date, provided that the foregoing shall not be deemed to require any action that, in the opinion of such member's Board of Directors, would adversely affect its operations if the Mergers were not consummated.

     5.14. WHITNEY REGISTRATION STATEMENT. (a) Whitney will prepare and file on Form S-4 a registration statement (the "Registration Statement") under the Securities Act (which will include the Proxy Statement) complying with all the requirements of the Securities Act applicable thereto, for the purpose, among other things, of registering the Whitney Common Stock which will be issued to the holders of Citizens Common Stock pursuant to the Mergers. Whitney shall use its best efforts to cause the Registration Statement to become effective as soon as practicable, to qualify the Whitney Common Stock under the securities or blue sky laws of such jurisdictions as may be required and to keep the Registration Statement and such qualifications current and in effect for so long as is necessary to consummate the transactions contemplated hereby. As a result of the registration of the Whitney Common Stock pursuant to the Registration Statement, such stock shall be freely tradeable by the shareholders of Citizens except to the extent that the transfer of any shares of Whitney Common Stock received by shareholders of Citizens is subject to the provisions of Rule 145 under the Securities Act or restricted under applicable tax or pooling of interests rules.

            (b) Whitney will indemnify and hold harmless each member of Citizens' consolidated group and each of their respective directors, officers and other persons, if any, who control Citizens within the meaning of the Securities Act from and against any losses, claims, damages, liabilities or judgments, joint or several, to which they or any of them may become subject, insofar as such losses, claims, damages, liabilities, or judgments (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, or in any amendment or supplement thereto, or in any state application for qualification, permit, exemption or registration as a broker/dealer, or in any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse each such person for any legal or other expenses reasonably incurred by such person in connection with investigating or defending any such action or claim; provided, however, that Whitney shall not be liable, in any such case, to the extent that any such loss, claim, damage, liability, or judgment (or action in respect thereof) arises out of or is based upon any untrue statement or alleged untrue statement or omission or alleged omission made in the Registration Statement, or any such amendment or supplement thereto, or in any such state application, or in any amendment or supplement thereto, in reliance upon and in conformity with information written furnished to Whitney by or on behalf of any member of Citizens' consolidated group or any officer, director or affiliate of any such member for use therein.

     5.15. APPLICATION TO REGULATORY AUTHORITIES. Whitney shall prepare, as promptly as practicable, all regulatory applications and filings which are required to be made with respect to the Mergers.

     5.16. REVENUE RULING. Whitney may elect to prepare (and in that event Citizens shall cooperate in the preparation of) a request for a ruling from the Internal Revenue Service with respect to certain tax matters in connection with the transactions contemplated by this Agreement and the Merger Agreements.

     5.17. BOND FOR LOST CERTIFICATES. Upon receipt of notice from any of its shareholders that a certificate representing Citizens Common Stock has been lost or destroyed and prior to issuing a new certificate, Citizens shall require such shareholder to post a bond in such amount as is sufficient to support the shareholder's agreement to indemnify Citizens against any claim made by the owner of such certificate, unless Whitney agrees to the waiver of such bond requirement.

     5.18. DISSENTERS. Citizens shall give Whitney (i) prompt written notice of, and a copy of, any instrument received by Citizens with respect to the assertion or perfection of dissenters rights, and (ii) the opportunity to participate in any and all negotiations and proceedings with respect to dissenters rights, should Whitney desire to do so.

     5.19. WITHHOLDING. Whitney shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Citizens Common Stock after the Effective Time such amounts as Whitney may be required by law to deduct and withhold therefrom. All such deductions and withholdings shall be deemed for all purposes of this Agreement and the Merger Agreements to have been paid to the person with respect to whom such deduction and withholding was made.

     5.20. NASDAQ/NMS. Whitney shall cause the shares of Whitney Common Stock to be issued in the Merger to be duly authorized, validly issued, fully paid and nonassessable, free of any preemptive or similar right and to be approved for inclusion for trading in the NASDAQ/NMS, subject to official notice of issuance, prior to the Effective Time.

     5.21.  CONTINUING INDEMNITY; INSURANCE. Whitney covenants and agrees that:

            (a) all rights to indemnification and all limitations of liability existing in favor of indemnified parties under Citizens' Articles of Incorporation and By-Laws and in the Articles of Association and By-Laws of the Bank (as the case may be) as in effect as of the date of this Agreement with respect to matters occurring prior to or at the later to occur of the Effective Time or the effective time of the Bank Merger shall survive the Mergers and shall continue in full force and effect, without any amendment thereto, for a period of three (3) years from such applicable effective time; provided, however, that all rights to indemnification in respect of any claim asserted or made as to which Whitney is notified within such period shall continue until the final disposition of such claim.

            (b) Whitney shall use best efforts to cause the persons serving as officers and directors of Citizens and Bank immediately prior to the Effective Time (in the case of Citizens) and the effective time of the Bank Merger (in the case of the Bank) to be covered for a period of three (3) years from such applicable effective time by the directors' and officers' liability insurance policy maintained by Citizens and Bank with respect to acts or omissions occurring prior to or at the respective effective times which were committed by such officers and directors in their capacity as such; provided that Whitney may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous to such directors and officers, and, provided further that Whitney shall not be obligated to make premium payments for the insurance policies provided by this Section 5.21 to the extent such premiums exceed 150% of the premiums paid as of the date hereof by Citizens for such insurance.

            (c) If Whitney or any of its successors or assigns (i) shall consolidate with or merge into any corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or
(ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then and in each such case, proper provisions shall be made so that the successors and assigns of Whitney shall assume the obligations set forth in this Section 5.21.

            (d) The provisions of this Section 5.21 are intended to be for the benefit of, and shall be enforceable by, each indemnified party and his or her heirs and representatives.

     5.22.  STOCK OPTION PLANS.

            (a) On or prior to the Effective Time, Whitney and its Board of Directors (or a committee thereof) will take all actions necessary to implement the provisions contained in Sections 5.22(b) and (c), below.

            (b) Replacement Options. Whitney will assume the rights and obligations of Citizens pursuant to the stock options outstanding immediately prior to the Effective Date under its 1993 Stock Option Plan (a "1993 Plan Option") and its 1994 Stock Option Plan (a "1994 Stock Option", and each such stock option existing immediately prior to the Effective Date called an "Existing Stock Option" and each such assumed stock option existing immediately after the Effective Date called an "Replacement Option" and the 1993 Stock Option Plan and 1994 Stock Option Plan are collectively referred to as the "Option Plans"). The terms of such assumption shall be as follows:

                 (i) Under the Replacement Option, the optionee shall have the right to purchase the number of whole shares of Whitney Common Stock equal to the product obtained by multiplying the number of shares of Citizens Common Stock subject to such option immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole number of shares of Whitney Common Stock, and the per share exercise price for the shares of Whitney Common Stock issuable upon the exercise of such assumed options shall be equal to the quotient obtained by dividing the exercise price per share of Citizens Common Stock specified under the plan or agreement immediately prior to the Effective Time by the Exchange Ratio, rounding the resulting exercise price down to the nearest whole cent.

                 (ii) The Replacement Option shall not give the optionee additional benefits which he did not have under the Existing Stock Option.

                 (iii) No later than the Effective Time, Whitney shall reserve for issuance the number of shares of Whitney Common Stock that will become issuable upon the exercise of the Replacement Options.

                 (iv) Each Replacement Option shall constitute a continuation of the Existing Stock Option substituting (where applicable) Whitney for Citizens and employment by Whitney or any of its subsidiaries for employment by Citizens or any of its subsidiaries. Notwithstanding the foregoing, as to a 1993 Plan Option, the terms of any Replacement Option shall be such that the substitution of the Replacement Option for the Existing Stock Option would not constitute a modification of the Existing Stock Option within the meaning of Section 425(h)(3) of the Internal Revenue Code of 1986, as amended (the "Code"), and regulations promulgated thereunder, if such apply to the Existing Stock Option.

                 (v) As soon as practicable after the Effective Time, Whitney shall execute a document evidencing the assumption by Whitney of the Existing Stock Options.

            (c) Registration. As soon as practicable after the Effective Time, Whitney shall file with the SEC a Registration Statement on Form S-8 or Form S-3 (or any successor forms) with respect to the issuance or resale of shares of Whitney Common Stock subject to the Replacement Options and shall use its best efforts to have such Registration Statement declared effective and thereafter to maintain the effectiveness of such Registration Statement for so long as such options remain outstanding.

            (d) Notwithstanding the foregoing, if Whitney receives assurances satisfactory to it in its sole discretion that it can grant replacement options in respect of the 1994 Stock Options to eliminate the effects of (i) paragraph 5 of the agreements with respect to the 1994 Stock Options and (ii) paragraphs 6(e) and 6(f) of the 1994 Stock Option Plan, and the grant of these replacement options will not disqualify the Mergers as a "pooling of interests" for accounting purposes, then Whitney shall grant such replacement options.

     5.23. EMPLOYEES AND CERTAIN OTHER MATTERS. All employees of Citizens and Bank at the Effective Time shall become employees of Whitney's Bank. Although Whitney's present intention is to retain Citizens' and Bank's employees, Whitney's Bank retains the right to terminate any such employee, and to modify the job duties, compensation and authority of such employee. At the Effective Time, all persons then employed by Citizens and Bank shall be eligible for such employee benefits as are generally available to employees of Whitney's Bank having like tenure, officer status and compensation levels except (i) all executive and senior level management bonuses, stock options, restricted stock and similar benefits shall be the discretion of Whitney's Bank's Compensation Committee and (ii) all Citizens and Bank employees who are employed at the Effective Time shall be given full credit for all prior service as employees of Citizens or Bank provided, however, that all such employees shall be treated as newly hired Whitney's Bank employees (i.e., prior service credit with Citizens and Bank shall not be considered in determining future benefits under Whitney's Bank's deferred benefit pension plan) for all purposes of Whitney's Bank's defined benefit pension plan. Contemporaneously with Citizens' delivery of its Schedule of Exceptions, Whitney and Citizens shall supplement this Agreement respecting the post-Closing roles of the Citizens directors and certain matters with respect to the Bank's executive officers.

     SECTION 6.  CONDITIONS OF CLOSING

     6.01. CONDITIONS OF ALL PARTIES. The obligations of each of the parties hereto to consummate the Mergers are subject to the satisfaction of the following conditions at or prior to the Closing:

            (a) Shareholder Approval. This Agreement and the Company Merger Agreement shall have been duly approved by the shareholders of Citizens.

            (b) Effective Registration Statement. The Registration Statement shall have become effective prior to the mailing of the Proxy Statement, no stop order suspending the effectiveness of the Registration Statement shall have been issued, and no proceedings for that purpose shall have been instituted or, to the knowledge of any party, shall be contemplated, and Whitney shall have received all state securities laws permits and authorizations necessary to consummate the transactions contemplated hereby.

            (c) No Restraining Action. No action or proceeding shall have been threatened or instituted before a court or other governmental body to restrain or prohibit the transactions contemplated by the Merger Agreements or this Agreement or to obtain damages or other relief in connection with the execution of such agreements or the consummation of the transactions contemplated hereby or thereby; and no governmental agency shall have given notice to any party hereto to the effect that consummation of the transactions contemplated by the Merger Agreements or this Agreement would constitute a violation of any law or that it intends to commence proceedings to restrain consummation of the Mergers.

            (d) Statutory Requirements and Regulatory Approval. All statutory requirements for the valid consummation of the transactions contemplated by the Merger Agreements and this Agreement shall have been fulfilled; all appropriate orders, consents and approvals from all regulatory agencies and other governmental authorities whose order, consent or approval is required by law for the consummation of the transactions contemplated by this Agreement and the Merger Agreements shall have been received; and the terms of all requisite orders, consents and approvals shall then permit the effectuation of the Mergers without imposing any material conditions with respect thereto except for any such conditions that are acceptable to Whitney.

            (e) Tax Opinion. Whitney and Citizens shall have received the opinion of Arthur Andersen LLP, in form and substance reasonably satisfactory to both of them, as to certain tax aspects of the Mergers, including an opinion that the receipt of Whitney Common Stock by Citizens' shareholders will not be a taxable event to such shareholders.

     6.02. ADDITIONAL CONDITIONS OF WHITNEY AND ACQUISITION. The obligations of Whitney, Acquisition and Whitney's Bank to consummate the Mergers are also subject to the satisfaction of the following additional conditions at or prior to the Closing:

            (a) Representations, Warranties and Covenants. The representations and warranties of Citizens and the Bank contained in this Agreement shall be true and correct in all material respects, individually and in the aggregate, on and as of the Closing Date, with the same effect as though made on and as of such date, except to the extent of changes permitted by the terms of this Agreement, and each of Citizens and the Bank shall have in all material respects performed all obligations and complied with all covenants required by this Agreement and the Merger Agreements to be performed or complied with by it at or prior to the Closing. In addition, each of Citizens and the Bank shall have delivered to Whitney, Acquisition and Whitney's Bank its certificate dated as of the Closing Date and signed by its chief executive officer and chief financial officer to the effect that, except as specified in such certificate, such persons do not know, and have no reasonable grounds to know, of any material failure or breach of any representation, warranty or covenant made by it in this Agreement.

            (b) No Material Adverse Change. There shall not have occurred any material adverse change from the date of the Latest Balance Sheet to the Closing Date in the financial condition, results of operations or business of Citizens' consolidated group; provided, however, that (i) the incurrence by Citizens of expenses (including fees and expenses of Robinson-Humphrey, Ernst & Young LLP, Lippman, Mahfouz & Martin, and Bracewell & Patterson, L.L.P.), and payments to executive officers or other employees of Citizens or Bank pursuant to agreements set forth on the Schedule of Exceptions and (ii) the occurrence of an event specifically permitted under Section 5.07 or otherwise expressly consented in writing by Whitney, are expressly deemed not to constitute such a material adverse change.

            (c) Accountants' Letters. Whitney shall have received "comfort" letters from Ernst & Young, independent public accountants for Citizens, dated, respectively, within three (3) days prior to the date of the Proxy Statement and within three (3) days prior to the Closing Date, in customary form for transactions of this sort and in substance satisfactory to Whitney.

            (d) Opinion of Counsel. Whitney shall have received from Bracewell & Patterson, L.L.P. special counsel to Citizens and Lippman, Mahfouz & Martin, opinions, dated as of the Closing Date, in form and substance satisfactory to Whitney. In giving such opinions, such counsel may rely as to questions of fact upon certificates of one or more officers of the members of Citizens' consolidated group and governmental officials.

            (e) Tax Consequences of Mergers. Whitney shall have received satisfactory assurances from their independent accountants that the consummation of the Mergers will not be a taxable event to Whitney and Whitney's Bank.

            (f) Pooling of Interest. Prior to the expiration of the Review Period and within three (3) days prior to the Closing Date, Ernst & Young shall have rendered an opinion to Whitney, in form and substance satisfactory to Whitney, to the effect that, based upon the facts and circumstances then known to Ernst & Young, Whitney will be permitted to account for the Mergers as a pooling of interests. Neither Whitney's independent accountants nor the SEC shall have taken the position that the transactions contemplated by this Agreement and the Merger Agreements do not qualify for pooling of interests accounting treatment.

            (g) Shareholder's Commitment. A Shareholder's Commitment substantially in the form specified on Exhibit 6.02(g) hereto (as contemplated by Section 5.10) shall have been executed by each person who serves as an executive officer or director of Citizens or the Bank or who owns 5% or more of the Citizens Common Stock outstanding; and Whitney shall have received from each such person a written confirmation dated not earlier than five days prior to the Closing Date to the effect that each representation made in such person's Shareholder's Commitment is true and correct as of the date of such confirmation and that such person has complied with all of his or her covenants therein through the date of such confirmation.

            (h) Regulatory Action. No adverse regulatory action shall be pending or threatened against any member of Citizens' consolidated group, including (without limitation) any proposed amendment to any existing agreement, memorandum, letter, order or decree, formal or informal, between any regulator and any member of Citizens' consolidated group, if such action would or could impose any material liability on Whitney or interfere in any material respect with the conduct of the businesses of Whitney's consolidated group following the Mergers.

            (i) Average Market Price. The Average Market Price of the Whitney Common Stock as calculated in accordance with Section 2.01 (but without regard to the proviso contained therein) shall not be more than $35.50, provided that Whitney may not terminate this Agreement pursuant to this Section 6.02(i) if Whitney has executed a definitive merger or other acquisition agreement as a result of which Whitney would cease to be an independent, public company.

     6.03. ADDITIONAL CONDITIONS OF CITIZENS. The obligations of Citizens to consummate the Mergers are also subject to the satisfaction of the following additional conditions at or prior to the Closing:

            (a) Representations, Warranties and Covenants. The representations and warranties of Whitney, Acquisition and Whitney's Bank contained in this Agreement shall be true and correct in all material respects, individually and in the aggregate, on the Closing Date, with the same effect as though made on and as of such date, except to the extent of changes permitted by the terms of this Agreement, and each of Whitney, Acquisition and Whitney's Bank shall have in all material respects performed all obligations and complied with all covenants required by this Agreement and the Merger Agreements to be performed or complied with by it at or prior to the Closing. In addition, each of Whitney, Acquisition and Whitney's Bank shall have delivered to Citizens and the Bank its certificate dated as of the Closing Date and signed by its chief executive officer and chief financial officer to the effect that, except as specified in such certificate, such persons do not know, and have no reasonable grounds to know, of any material failure or breach of any representation, warranty or covenant made by it in this Agreement.

            (b) Opinion of Counsel. Citizens shall have received from Milling, Benson, Woodward, Hillyer, Pierson & Miller, counsel for Whitney, Acquisition and Whitney's Bank, an opinion, dated as of the Closing Date, customary in scope and in form and substance satisfactory to Citizens. In giving such opinion, such counsel may rely as to questions of fact upon certificates of one or more officers of Whitney or members of Whitney's consolidated group, and governmental officials and as to matters of law other than Louisiana or federal law on the opinions of foreign counsel retained by them or Whitney.

            (c) Opinion of Investment Bankers. Citizens shall have received letters from The Robinson-Humphrey Company, Inc. dated the date of the mailing of the Proxy Statement to shareholders of Citizens and dated the date of the meeting of the shareholders of Citizens, in each case in form and substance satisfactory to Citizens, confirming such financial advisor's prior opinion to the Board of Directors of Citizens to the effect that the consideration to be paid in the Merger is fair to its shareholders from a financial point of view.

            (d) Tax Opinion. Citizens shall have received the opinion of Bracewell & Patterson, L.L.P. as to certain tax aspects of the transactions contemplated by this Agreement and the Merger Agreements, in form and substance satisfactory to Citizens.

            (e) No Material Adverse Change. There shall not have occurred any material adverse change from Whitney's Latest Balance Sheet to the Effective Date in the financial condition, results of operations or business of Whitney's consolidated group taken as a whole.

            (f) Average Market Price. The Average Market Price of the Whitney Common Stock as calculated in accordance with Section 2.01 (but without regard to the proviso contained therein) shall not be less than $25.50.

     6.04. WAIVER OF CONDITIONS. Any condition to a party's obligations hereunder may be waived by that party, other than the conditions specified in subparagraphs (a), (b) and (d) of subsection 6.01 hereof and the condition specified in subparagraph (c) of subsection 6.03 hereof. The failure to waive any condition hereunder shall not be deemed a breach of subsection 5.02 hereof.

                                  SECTION 7.  TERMINATION

     7.01. TERMINATION. This Agreement and the Merger Agreements may be terminated and the Mergers contemplated herein abandoned at any time before the Effective Time, whether before or after approval by the shareholders of
Citizens:

            (a) Mutual Consent. By the mutual consent of the Boards of Directors of Whitney and Citizens.

            (b) Breach. By the Board of Directors of either Whitney or Citizens in the event of a breach by any member of the consolidated group of the other of them of any representation or warranty contained in this Agreement or of any covenant contained in this Agreement, which in either case cannot be, or has not been, cured within 15 days after written notice of such breach is given to the entity committing such breach, provided that the right to effect such cure shall not extend beyond the date set forth in subparagraph (c) below.

            (c) Abandonment. By the Board of Directors of either Whitney or Citizens if (i) all conditions to Closing required by Section 6 hereof have not been met by or waived by Whitney or Citizens by June 30, 1996, or (ii) any such condition cannot be met by June 30, 1996 and has not been waived by each party in whose favor such condition inures, or (iii) if the Mergers have not been consummated by June 30, 1996, provided that the failure to consummate the transactions contemplated hereby is not caused by the party electing to terminate pursuant to this clause (iii).

            (d) Dissenting Shareholders. By Whitney, if the number of shares of Citizens Common Stock as to which the holders thereof are, at the time of the Closing, legally entitled to assert dissenting shareholders rights plus the number of such shares as to which the holders thereof are entitled to receive cash payments in lieu of fractional shares exceeds that number of shares of Citizens Common Stock that would preclude pooling of interests accounting for the Mergers.

            (e) Shareholder Vote. By Whitney or Acquisition if this Agreement or the Company Merger fails to receive the requisite vote at any meeting of Citizens shareholders called for the purpose of voting thereon.

            (f) Citizens Recommendation. By Whitney or Acquisition if the Board of Directors of Citizens (A) shall withdraw, modify or change its recommendation to its shareholders of this Agreement or the Mergers or shall have resolved to do any of the foregoing; (B) shall have recommended to the shareholders of Citizens (or in the case of (iii) approved) any of the following (being referred to herein as an "Acquisition Transaction") (i) any merger, consolidation, share exchange, business combination or other similar transaction (other than the transactions contemplated by this Agreement); (ii) any sale, lease, transfer or other disposition of all or substantially all of the assets of any member of Citizens' consolidated group; or (iii) any acquisition, by any person or group, of the beneficial ownership of 15% or more of any class of Citizens capital stock; or (C) shall have made any announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

            (g) Prior to Notification Date. By Whitney by delivery of a notice to terminate this Agreement pursuant to Section 5.01(b).

            (h) Acquisition Transaction. By Citizens in the event Citizens receives a written offer with respect to an Acquisition Transaction and the Board of Directors of Citizens determines in good faith, after consultation with its financial advisors and counsel, that such Acquisition Transaction is more favorable to Citizens' shareholders than the transactions contemplated by this Agreement.

     7.02. EFFECT OF TERMINATION; SURVIVAL. Upon termination of this Agreement pursuant to this Section 7, the Merger Agreements shall also terminate, and this Agreement and the Merger Agreements shall be void and of no effect, and there shall be no liability by reason of this Agreement or the Merger Agreements, or the termination thereof, on the part of any party or their respective directors, officers, employees, agents or shareholders except for any liability of a party hereto arising out of (i) an intentional breach of any representation, warranty or covenant in this Agreement prior to the date of termination, except if such breach was required by law or by any bank or bank holding company regulatory authority or (ii) a breach of any covenant that survives pursuant to the following sentence. The following provisions shall survive any termination of this Agreement: the last sentence of subsection 5.01(a); subsection 7.02; subsection 7.03 and Section 8.

     7.03. TERMINATION FEE. If this Agreement is terminated pursuant to 7.01(h), then Citizens shall pay or cause to be paid to Whitney upon demand a fee of $3,000,000 (the "Termination Fee"), payable in same day funds.

     SECTION 8.  MISCELLANEOUS

     8.01. NOTICES. Any notice, communication, request, reply, advice or disclosure (hereinafter severally and collectively "notice") required or permitted to be given or made by any party to another in connection with this Agreement or the Merger Agreements or the transactions herein or therein contemplated must be in writing and may be given or served by depositing the same in the United States mail, postage prepaid and registered or certified with return receipt requested, or by delivering the same to the address of the person or entity to be notified, or by sending the same by a national commercial courier service (such as Federal Express, Emery Air Freight, Network Courier, Purolator or the like) for next-day delivery provided such delivery is confirmed in writing by such courier. Notice deposited in the mail in the manner hereinabove described shall be effective 48 hours after such deposit, and notice delivered in person or by commercial courier shall be effective at the time of delivery. A party delivering notice shall endeavor to obtain a receipt therefor. For purposes of notice, the addresses of the parties shall, until changed as hereinafter provided, be as follows:


            If to Whitney, Acquisition or Whitney's Bank:

                 Whitney Holding Corporation
                 Attention:  Mr. William Marks
                 228 St. Charles Avenue
                 New Orleans, Louisiana 70130


            With copies to:

                 Whitney National Bank
                 Legal Department
                 Attention:  Joseph S. Schwertz, Jr.
                 228 St. Charles Avenue
                 New Orleans, Louisiana 70130

            If to Citizens or Bank:

                 First Citizens BancStock, Inc.
                 Attention:  Milford L. Blum, Jr.
                 1100 Brashear Avenue
                 Morgan City, Louisiana 70380


            With copies to:

                 Alfred S. Lippman, Esq.
                 Lippman, Mahfouz & Martin
                 Inglewood Mall
                 1025 Victor II Blvd.
                 Morgan City, Louisiana 70381

                 W. Cleland Dade, Esq.
                 Bracewell & Patterson, L.L.P.
                 South Tower Pennzoil Place
                 711 Louisiana Street, Suite 2900
                 Houston, Texas 77002-2781

     8.02. WAIVER. The failure by any party to enforce any of its rights hereunder shall not be deemed to be a waiver of such rights, unless such waiver is an express written waiver which has been signed by the waiving party. Waiver of any one breach shall not be deemed to be a waiver of any other breach of the same or any other provision hereof.

     8.03. EXPENSES. Except as otherwise provided herein, regardless of whether the Mergers are consummated, all expenses incurred in connection with this Agreement and the Merger Agreements and the transactions contemplated hereby and thereby shall be borne by the party incurring them.

     8.04. HEADINGS. The headings in this Agreement have been included solely for reference and shall not be considered in the interpretation or construction of this Agreement.

     8.05. ANNEXES, EXHIBITS AND SCHEDULES. The annexes, exhibits and schedules to this Agreement are incorporated herein by this reference and expressly made a part hereof.

     8.06. INTEGRATED AGREEMENT. This Agreement, the Merger Agreements, the exhibits and schedules hereto and all other documents and instruments delivered in accordance with the terms hereof constitute the entire understanding and agreement among the parties hereto with respect to the subject matter hereof, and there are no agreements, understanding, restrictions, representations or warranties among the parties other than those set forth herein or therein, all prior agreements and understandings being superseded hereby.

     8.07. CHOICE OF LAW. The validity of this Agreement and the Merger Agreements, the construction of their terms and the determination of the rights and duties of the parties hereto in accordance therewith shall be governed by and construed in accordance with the laws of the United States and those of the State of Louisiana applicable to contracts made and to be performed wholly within such State.

     8.08. PARTIES IN INTEREST. This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns, except that this Agreement may not be transferred or assigned by any member of either consolidated group without the prior written consent of the other parties hereto, including any transfer or assignment by operation of law. Nothing in this Agreement or the Merger Agreements is intended or shall be construed to confer upon or to give any person other than the parties hereto any rights or remedies under or by reason of this Agreement or the Merger Agreements, except as expressly provided for herein and therein.

     8.09. AMENDMENT. The parties may, by mutual agreement of their respective Boards of Directors, amend, modify or supplement this Agreement, the Merger Agreements, or any exhibit or schedule of any of them, in such manner as may be agreed upon by the parties in writing, at any time before or after approval of this Agreement and the Merger Agreements and the transactions contemplated hereby and thereby by the shareholders of the parties hereto. This Agreement and any exhibit or schedule to this Agreement may be amended at any time and, as amended, restated by the chief executive officers of the respective parties (or their respective designees) without the necessity for approval by their respective Boards of Directors or shareholders, to correct typographical errors or to change erroneous references or cross references, or in any other manner which is not material to the substance of the transactions contemplated hereby.

     8.10. COUNTERPARTS. This Agreement may be executed by the parties in any number of counterparts, all of which shall be deemed an original, but all of which taken together shall constitute one and the same document.

     8.11. NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES; COVENANTS. None of the representations and warranties in this Agreement or in any instrument delivered pursuant hereto shall survive the Effective Time of the Mergers. Each party hereby agrees that its sole right and remedy with respect to any breach of a representation or warranty or covenant by the other party shall be not to close the transactions described herein if such breach results in the nonsatisfaction of a condition set forth in Section 6 hereof; provided, however, that the foregoing shall not be deemed to be a waiver of any claim for an intentional breach of a representation, warranty or covenant or for fraud except if such breach is required by law or by any bank or bank holding company regulatory authority; it being understood that a disclosure in any closing certificate provided in accordance with subparagraph (a) of subsection 6.02 or subparagraph (a) of subsection 6.03 hereof concerning an inaccuracy of a representation or warranty shall not of itself be deemed to be an intentional breach of such representation or warranty. The covenants of the parties set forth herein shall survive the Effective Time in accordance with their terms.

                                     * * *

     This Amended and Restated Agreement is executed on December 15, 1995 but shall be effective for all purposes as of September 28, 1995, the date of the Agreement, as if executed and delivered on such date, unless the context clearly requires otherwise.

     IN WITNESS WHEREOF, the parties have executed this Amended and Restated Agreement on the date first above written.


WHITNEY HOLDING CORPORATION

BY:  /s/ William L. Marks
     ---------------------------------
     William L. Marks
ITS: Chairman and CEO


WHITNEY ACQUISITION CORPORATION

BY:  /s/ William L. Marks
     ---------------------------------
     William L. Marks
ITS: Chairman and CEO


WHITNEY NATIONAL BANK

BY:  /s/ William L. Marks
     ---------------------------------
     William L. Marks
ITS: Chairman and CEO


FIRST CITIZENS BANCSTOCK, INC.

BY:  /s/ Milford L. Blum, Jr.
     ---------------------------------
     Milford L. Blum, Jr.
ITS: President and CEO


FIRST NATIONAL BANK IN ST. MARY PARISH

BY:  /s/ Milford L. Blum, Jr.
     ---------------------------------
     Milford L. Blum, Jr.
ITS: President and CEO

                                EXHIBIT 1.01(a)
                                      TO
               AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER


                           JOINT AGREEMENT OF MERGER

                                      OF

                        FIRST CITIZENS BANCSTOCK, INC.

                                      AND

                        WHITNEY ACQUISITION CORPORATION


     THIS JOINT AGREEMENT OF MERGER (this "Joint Agreement") is dated as of the ______ day of ______________________, 199__, between First Citizens BancStock,
Inc., a Louisiana corporation ("Holding"), and Whitney Acquisition Corporation, a Louisiana corporation ("Acquisition"); and is entered into pursuant to the provisions of Sections 111, et seq. of the Louisiana Business Corporation Law ("LBCL").

     WHEREAS, as required by law, at least a majority of the members of the respective Boards of Directors of Holding and Acquisition (collectively, the "Merging Corporations") deem it advisable that Acquisition be merged with and into Holding (the "Company Merger"), as provided in this Joint Agreement and in the Amended and Restated Agreement and Plan of Merger dated __________________, 1995 (the "Plan") among Whitney National Bank (which is an affiliate of Acquisition), Whitney Holding Corporation, a Louisiana corporation and the sole shareholder of Acquisition ("Whitney"), First National Bank in St. Mary Parish ("Bank") (which is a wholly-owned subsidiary of Holding), Holding and Acquisition, which sets forth, among other things, certain representations, warranties, covenants and conditions relating to the Company Merger; and

     WHEREAS, as required by law, at least a majority of the members of the respective Boards of Directors of the Merging Corporations wish to enter into this Joint Agreement and submit it to the shareholders of Holding and Acquisition for approval in the manner required by law and, subject to such approval and to such other approvals as may be required, to effect the Company Merger, all in accordance with the provisions of this Joint Agreement.

     NOW THEREFORE, in consideration of the mutual benefits to be derived from this Joint Agreement and the Company Merger, the parties hereto agree as follows:

     1.   THE MERGER

     In accordance with the applicable provisions of the LBCL, Acquisition shall be merged with and into Holding; the separate existence of Acquisition shall cease; and Holding shall be the corporation surviving the Company Merger, with the result that Holding shall become a wholly-owned subsidiary of Whitney.

     2.   EFFECTIVENESS OF THE COMPANY MERGER

     2.1. EFFECTIVE TIME OF THE COMPANY MERGER. The Company Merger shall become effective at [12:01 p.m.] on the date on which this Joint Agreement, having been executed and acknowledged in the manner required by law, is filed in the office of the Secretary of State of Louisiana (the "Effective Time").

     2.2. EFFECT OF THE COMPANY MERGER. At the Effective Time, (i) the separate existence of Acquisition shall cease and Acquisition shall be merged with and into Holding; (ii) Holding shall continue to possess all of the rights, privileges and franchises possessed by it and shall, at the Effective Time, become vested with and possess all rights, privileges and franchises possessed by Acquisition; (iii) Holding shall be responsible for all of the liabilities and obligations of Acquisition in the same manner as if Holding had itself incurred such liabilities or obligations, and the

Company Merger shall not affect or impair the rights of the creditors or of any persons dealing with the Merging Corporations; and (iv) the Company Merger shall, from and after the Effective Time, have all the effects provided by applicable Louisiana law.

     2.3. ARTICLES OF INCORPORATION.

            (a) The Articles of Incorporation of Holding, as in effect immediately prior to the Effective Time, shall be amended as of the Effective time so that Articles Two through Five thereof shall read in their entirety as set forth on Schedule 2.3 hereto and Articles Six through Twenty shall be deleted, and as so amended, such Articles of Incorporation shall be the Articles of Incorporation of Holding as the surviving corporation in the Company Merger until thereafter changed or amended as provided therein or by applicable law.

            (b) The Bylaws of Acquisition as in effect at the Effective Time shall be the Bylaws of Holding as the surviving corporation in the Company Merger until thereafter changed or amended as provided therein or by applicable law.

     2.4. DIRECTORS AND OFFICERS. The directors and officers of Acquisition at the Effective Time shall be the directors and officers of Holding as the surviving corporation in the Company Merger until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

     2.5. ADDITIONAL ACTIONS. If, at any time after the Effective Time, Holding shall consider or be advised that any further assignments or assurances in law or any other acts are necessary or desirable (a) to vest, perfect or confirm, of record or otherwise, in Holding, title to or the possession of any property or right of Acquisition acquired or to be acquired by reason of, or as a result of, the Company Merger, or (b) otherwise to carry out the purposes of this Joint Agreement, Acquisition and its proper officers and directors shall be deemed to have granted to Holding an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such property or rights in Holding and otherwise to carry out the purposes of this Joint Agreement; and the proper officers and directors of Holding are fully authorized in the name of Acquisition to take any and all such action.

     3.   METHOD OF CARRYING COMPANY MERGER INTO EFFECT

     This Joint Agreement shall be submitted to the shareholders of Holding and Acquisition for their approval. If such approval is given, then the fact of such approval shall be certified hereon by the Secretaries of Holding and Acquisition, respectively. This Joint Agreement, so approved and certified, shall, as soon as is practicable, be signed and acknowledged by the President or Vice President of each of the Merging Corporations. As soon as may be practicable thereafter and after the approval of all applicable regulatory authorities and the expiration of all applicable waiting periods, this Joint Agreement, so certified, signed and acknowledged, shall be delivered to the Secretary of State of Louisiana for filing in the manner required by law and shall be effective at the Effective Time; and thereafter, as soon as practicable, a copy of the Certificate of Merger issued by the Secretary of State of Louisiana, and certified by him to be a true copy, shall be filed for record in the Office of the Recorder of Mortgages of the parishes in which the Merging Corporations have their respective registered offices and in the Office of the Recorder of Conveyances of each parish in which Acquisition has immovable property.

     4.   CONVERSION OF SHARES

     4.1. CONVERSION. Subject to the provisions of this Section 4, at the Effective Time, by virtue of the Company Merger and without any action on the part of the holders thereof, the shares of Holding common stock, par value $1.00 per share ("Holding Common Stock"), and the shares of Acquisition common stock, no par value ("Acquisition Common Stock"), shall be converted as follows:

            (a) Exchange Ratio. Except for (i) shares issued and outstanding immediately prior to the Effective Time as to which dissenters' rights have been perfected and not withdrawn or otherwise forfeited under Section 131 of the LBCL ("Dissenters' Shares") and (ii) shares of Holding Common Stock held by Holding as treasury shares (which shall by reason of the Company Merger be cancelled), and subject to the provisions of Section 4.1(c) relating to fractional shares, each issued and outstanding share of Holding Common Stock shall be converted into and become that number of shares of Whitney common stock, no par value ("Whitney Common Stock"), that is equal to the quotient (the "Exchange Ratio") obtained by dividing the Maximum Deliverable Amount (as hereinafter defined) by the total number of issued and outstanding shares (not treasury shares) of Holding Common Stock at the Effective Time.

                 (i) Maximum Deliverable Amount. The term "Maximum Deliverable Amount" means the quotient obtained by dividing the Closing Amount (as defined below) by the Average Market Price (as defined below).

                 (ii) Average Market Price. The "Average Market Price" shall be the average of the closing per share trading prices of Whitney Common Stock (adjusted appropriately for any stock split, stock dividend, recapitalization, reclassification or similar transaction which is effected, or for which a record date occurs) on the twenty (20) trading days preceding the fifth trading day immediately prior to the Effective Time, as reported in the Wall Street Journal (corrected for typographical errors); provided, however, that if the Average Market Price as calculated above is less than $25.50, the Average Market Price for purposes of this Section 2.01(a) shall be $25.50, and if the Average Market Price as calculated above is greater than $35.50, the Average Market Price for purposes of this Section 4.1(a) shall be $35.50.

                 (iii) Closing Amount. The term "Closing Amount" means the Aggregate Purchase Price (as defined below) minus the number of shares of Holding Common Stock under option at the Effective Time (the "Closing Option Shares") multiplied by the difference of the quotient of the Aggregate Purchase Price plus the Closing Option Shares multiplied by the weighted average strike price per share of the Closing Option Shares divided by the number of shares of Holding Common Stock outstanding at the Effective Time plus the Closing Option Shares and the weighted average strike price per share of the Closing Option Shares. The Closing Amount is further defined below:

                 The Closing Amount = Aggregate Purchase Price - (Closing Option Shares * (((Aggregate Purchase Price + Closing Option Shares * Average Option Strike Price Per Share)/(Holding Common Stock Outstanding + Closing Option Shares)) -Average Option Strike Price Per Share))

                 (iv) Aggregate Purchase Price. The term "Aggregate Purchase Price" is defined as $67,000,000 if the Average Market Price is $25.50 or above. If the Average Market Price drops below $25.50, the Aggregate Purchase Price will be equal to the Average Market Price multiplied by 2,627,451. In no event shall the value of the shares of Whitney Common Stock to be issued at the Closing exceed $67,000,000.

            (b) Options. Each option under Holding's Option Plans (as defined in the Plan) that is outstanding at the Effective Time shall be converted into an option to acquire shares of Whitney Common Stock in the manner set forth in
Section 5.22 of the Plan.

            (c) Fractional Shares. In lieu of the issuance of fractional shares of Whitney Common Stock, each shareholder of Holding, upon surrender of his or her certificate that immediately prior to the Effective Time represented Holding Common Stock, other than Dissenters' Shares and shares of Holding Common Stock held by Holding as treasury shares (which shall by reason of the Company Merger be cancelled), shall receive a cash payment (without interest) equal to the fair market value at the Effective Time of any fraction of a share of Whitney Common Stock to which such holder would be entitled but for this provision. For purposes of calculating such payment, the fair market value of a fraction of a share of Whitney Common Stock at the Effective Time shall be such fraction multiplied by the Average Market Price.

            (d) Exchange of Certificates. After the Effective Time, each holder of an outstanding certificate or certificates theretofore representing a share or shares of Holding Common Stock, other than Dissenters' Shares and shares of Holding Common Stock held by Holding as treasury shares (which shall by reason of the Company Merger be cancelled), upon surrender thereof to the exchange agent selected by Whitney (the "Exchange Agent"), together with duly executed transmittal materials provided pursuant to Section 4.1(f) or upon compliance by the holder or holders thereof with the procedures of the Exchange Agent with respect to lost, stolen or destroyed certificates, shall be entitled to receive in exchange therefor any payment due in lieu of fractional shares and a certificate or certificates representing the number of whole shares of Whitney Common Stock into which such holder's shares of Holding Common Stock were converted. Until so surrendered, each outstanding Holding stock certificate shall be deemed for all purposes, other than as provided below with respect to the payment of dividends or other distributions (if any) in respect of Whitney Common Stock, to represent the number of whole shares of Whitney Common Stock into which such holder's Holding Common Stock shall have been converted. Whitney may, at its option, refuse to pay any dividend or other distribution to holders of unsurrendered Holding stock certificates until surrendered; provided, however, that upon the surrender and exchange of any Holding stock certificates there shall be paid, to the extent not previously paid, to the record holders of the Whitney stock certificates issued in exchange therefor the amount, without interest, of accumulated dividends and distributions, if any, which have become payable with respect to the number of whole shares of Whitney Common Stock into which the shares of Holding Common Stock theretofore represented by such certificates shall have been exchanged.

            (e) Deposit. Promptly following the Effective Time, Whitney shall deposit or cause to be deposited with the Exchange Agent (i) certificates representing the shares of Whitney Common Stock and (ii) the cash in lieu of fractional shares to be issued and paid, as the case may be, in exchange for outstanding shares of Holding Common Stock pursuant to this Section 4.

            (f) Transmittal Materials. Promptly after the Effective Time, Whitney shall send or cause to be sent to each former shareholder of record of Holding at the Effective Time, excluding the holders, if any, of Dissenters' Shares as to which dissenters' rights have been perfected and not withdrawn or otherwise forfeited under Section 131 of the LBCL, transmittal materials for use in exchanging certificates of Holding Common Stock for certificates of Whitney Common Stock.

            (g) Dissenters' Shares. Holders of Dissenters' Shares shall not be entitled to receive the shares of Whitney Common Stock and any unpaid dividends and distributions payable thereon pursuant to Section 4.1 and shall only be entitled to receive payment of the fair cash value of such shares in accordance with the provisions of Section 131 of LBCL unless and until such holders fail to perfect or effectively withdraw or lose their rights to appraisal and payment under the LBCL. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such right, such shares of Holding Common Stock will be treated as if they had been converted into, at the Effective Time, the shares of Whitney Common Stock (and cash in lieu of fractional share), and any unpaid dividends and distributions payable thereon pursuant to Section 4.1, without interest thereon.

            (h) Acquisition Common Stock. Each issued and outstanding share of Acquisition Common Stock shall be converted into and become one fully paid and non-assessable share of common stock, no par value, of Citizens as the surviving corporation in the Company Merger.

     4.2. CLOSING TRANSFER BOOKS. All shares of Whitney Common Stock issued, and any fractional share payments paid upon surrender for exchange of certificates representing shares of Holding Common Stock in accordance with this Section 4 shall be deemed to have been issued in full satisfaction of all rights pertaining to the shares of Holding Common Stock theretofore represented by such certificates and there shall be no further registration of transfers on the stock transfer books of Holding, as the surviving corporation in the Company Merger, of the shares of Holding Common Stock that were outstanding immediately prior to the Effective Time.

     5.   MISCELLANEOUS

     5.1. TERMINATION. Prior to the Effective Time, this Joint Agreement may be terminated, and the Company Merger abandoned, as set forth in the Plan.

     5.2. HEADINGS. The descriptive headings of the sections of this Joint Agreement are inserted for convenience only and do not constitute a part hereof for any other purpose.

     5.3. MODIFICATIONS, AMENDMENTS AND WAIVERS. At any time prior to the Effective Time (notwithstanding any shareholder approval that may have already been given), the parties hereto may, to the extent permitted by and as provided in the Plan, modify, amend or supplement any term or provision of this Joint Agreement.

     5.4. GOVERNING LAW. This Joint Agreement shall be governed by the laws of the State of Louisiana (regardless of the laws that might be applicable under principles of conflicts of law) as to all matters, including, but not limited to, matters of validity, construction, effect and performance.

     IN WITNESS WHEREOF, this Joint Agreement has been executed by a majority of the respective Directors of each of the Merging Corporations, as of the day and year first above written.


                           [Signature lines omitted]

                                 SCHEDULE 2.3
                                      TO
                           JOINT AGREEMENT OF MERGER


     Effective as of the Effective Time, Articles Two through Five of the Articles of Incorporation of Citizens, as the surviving corporation in the Company Merger, shall read in their entirety as follows:

                                  ARTICLE TWO

     The objects and purposes of this corporation are declared to be to engage in any lawful activity for which corporations may be formed under the Louisiana Business Corporation Law (the "LBCL").

                                 ARTICLE THREE

     The aggregate number of shares that this corporation shall have authority to issue is 10,000, all of the same class and series, each without designated par value, and all designated Common Stock. The whole voting power of the corporation shall be vested in the Common Stock, and the holders thereof shall be entitled to one vote for each share so held. Cash, property, or share dividends, and shares issuable to shareholders in connection with a reclassification of stock, that are not claimed by the shareholders entitled thereto within a reasonable time (not less than one year in any event) after the dividend became payable or the shares became issuable, despite reasonable efforts by the corporation to pay the dividend or deliver the certificates for the shares to such shareholders within such time, shall, at the expiration of such time, revert in full ownership to the corporation, and the corporation's obligation to pay such dividend or issue such shares, as the case may be, shall thereupon cease; provided that the Board of Directors may, at any time, for any reason satisfactory to it, but need not, authorize (a) payment of the amount of any cash or property dividend or (b) issuance of any shares, ownership of which has reverted to the corporation pursuant to this provision, to the entity that would be entitled thereto had such revision not occurred.

                                 ARTICLE FOUR

     All powers of this corporation shall be vested in, and the business and affairs of the corporation shall be managed by, a Board of Directors composed of not less than three persons, the exact number (not fewer than three) to be determined from time to time by the bylaws or by the directors or shareholders; provided, however, that when all of the shares of capital stock of this corporation are held of record by fewer than three persons, there need be only as many directors as there are shareholders of record. The directors shall have no power, by amendment of the bylaws or otherwise, to reduce the number of directors constituting the entire Board of Directors in such a way as to shorten the term of an incumbent director. Any director absent from a meeting of the Board of Directors or any committee thereof may be represented by any other director or shareholder, who may cast the vote of the absent director according to the written instructions, general or specific, of the absent director. Either the President or the Secretary of the corporation may call special meetings of the Board of Directors at any time from time to time. Reasonable notice of meetings of the Board of Directors shall be given. The members of the Board of Directors may participate in and hold meetings of the Board by means of conference telephone or similar communication equipment, provided that all persons participating in the meeting can hear and communicate with each other.

                                 ARTICLE FIVE

     1. The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative, including any action by or in the right of this corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another business, foreign or non-profit corporation, partnership, joint venture or other enterprise against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful; however, in case of actions by or in the right of the corporation:

          (a) As to persons other than directors and officers, the aforesaid indemnity shall be limited to expenses, including attorneys' fees and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the action to conclusion, actually and reasonably incurred in connection with the defense or settlement of such action, but the board of directors is authorized in its discretion to pay or provide additional indemnity in particular cases; and

          (b) As to directors and officers (including those serving as such for other entities at the request of the corporation) the aforesaid indemnity shall be limited as provided in Subparagraph (a) only if it would permit indemnification of an individual for the results of such individual's (i) willful or intentional misconduct, (ii) breach of duty of loyalty to the corporation or to the entity otherwise served by the individual, or (iii) engaging in a transaction from which the individual derived an improper personal benefit; and

          (c) No indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable for willful or intentional misconduct in the performance of his duty to the corporation unless and only to the extent that the court shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, he is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

          The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

     2. To the extent that a director, officer, employee or agent has been successful on the merits or otherwise in defense of any such action, suit or proceeding, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses, including attorneys' fees, actually and reasonably incurred by him in connection therewith.

     3. Any indemnification under Paragraph l of this Article (excluding an advance of expenses as provided in Paragraph 4), unless ordered by the court shall be made by the corporation only as authorized in a specific case upon a determination that the applicable standard of conduct has been met. Such determination shall be made:

          (a) By the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding; or

          (b) If such a quorum is not obtainable and the board of directors so directs, by independent legal counsel; or

          (c)  By the shareholders.

     4.   Subsequent to the institution of such an action, suit or proceeding;

          (a) As to directors (including officers who are also directors), expenses actually and reasonably incurred in defending such an action, suit or proceeding shall be paid by the corporation in advance of the final disposition thereof, upon receipt of an undertaking by or on behalf of the director or former director incurring such expenses, to repay such amount if it shall be finally determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation, as authorized in this Article; and

          (b) As to persons other than directors, expenses actually and reasonably incurred in defending such an action, suit or proceeding may be paid by the corporation in advance of the final disposition thereof, if authorized by the board of directors, upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation, as authorized in this Article.

     5. The indemnification and advancement of expenses provided by or granted pursuant to this Article are subject to any validly applicable limitations of state or federal law, but they shall not be deemed exclusive of any other rights to which the person indemnified or obtaining advancement of expenses is entitled under any applicable law, by-law, agreement, authorization of shareholders or directors, regardless of whether directors authorizing such indemnification are beneficiaries thereof, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his heirs and legal representative; however, no such other indemnification measure shall permit indemnification of any person for the results of such person's willful or intentional misconduct.

     6. The corporation shall have full power to procure or maintain insurance or other similar arrangement, all as provided in Sections 83(F) and (G) of the LBCL.

     7. An officer or director of the Company shall not be personally liable for monetary damages to the Company or its shareholders for the breach of his fiduciary duty as an officer or director, except as regards (i) any breach of such director's or officer's duty of loyalty to the Company or its shareholders;
(ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) liability under Section 92(D) of the LBCL; or (iv) any transaction from which the officer or director derived an improper personal benefit.

          No amendment or repeal of this Section 7 shall adversely affect any elimination or limitation of liability of an officer or director under this Section with respect to conduct occurring prior to the time of such amendment or repeal.

                                EXHIBIT 1.01(c)
                                      TO
               AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER


                              AGREEMENT OF MERGER

                                      OF

                    FIRST NATIONAL BANK IN ST. MARY PARISH

                                     INTO

                             WHITNEY NATIONAL BANK


     THIS AGREEMENT OF MERGER (this "Agreement") is made and entered into as of this ______ day of ______________________, 1995, between First National Bank in St. Mary Parish, a national banking association domiciled at Morgan, City, Louisiana ("Bank"), and Whitney National Bank, a national banking association domiciled at New Orleans, Louisiana ("WNB" or the "Receiving Association").

     WHEREAS, as required by law, at least a majority of the members of the respective Boards of Directors of Bank and WNB (collectively called the "Merging Associations") deem it advisable that Bank be merged with and into WNB (the "Bank Merger"), as provided in this Agreement and in the Agreement and Plan of Merger dated September 28, 1995 (the "Plan"), among the Merging Associations, Whitney Holding Corporation, a Louisiana corporation ("Whitney") of which WNB is a wholly-owned subsidiary, Whitney Acquisition Corporation, a wholly-owned subsidiary of Whitney, and First Citizens BancStock, Inc., a Louisiana corporation ("Holding") of which Bank is wholly-owned subsidiary, which sets forth, among other things, certain representations, warranties, covenants and conditions relating to the Bank Merger; and

     WHEREAS, as required by law, at least a majority of the members of the respective Boards of Directors of the Merging Associations wish to enter into this Agreement and submit it to the respective shareholders of the Merging Associations for approval in the manner required by law and, subject to said approval and to approval by the Comptroller of the Currency of the United States (the "Comptroller") being duly given and to such other approvals as may be required by law, to effect the Bank Merger, all in accordance with the provisions of this Agreement.

     NOW THEREFORE, in consideration of the mutual benefits to be derived from this Agreement and the Bank Merger, the parties hereto agree as follows:

     1. THE BANK MERGER. At the Effective Time (as defined in Section 2 hereof), Bank and WNB shall be merged with and into WNB under the Articles of Association of WNB, as amended, existing Charter No. 14977, pursuant to the provisions of, and with the effect provided in, 12 U.S.C. Section 215a and La. R.S. 6:351, et seq. At the Effective Time, WNB, the Receiving Association, shall continue to be a national banking association, and its business shall continue to be conducted at its main office in New Orleans, Louisiana, and at its legally established branches (including, without limitation, the legally established offices from which Bank conducted business immediately prior to the Effective
Time). The Articles of Association of WNB shall not be altered or amended by virtue of the Bank Merger, and the incumbency of the directors and officers of WNB shall not be affected by the Bank Merger nor shall any person succeed to such positions by virtue of the Bank Merger.

     2. EFFECTIVE TIME. The Bank Merger shall become effective at the time specified or permitted by the Comptroller in a certificate or other written record issued by the Office of the Comptroller of the Currency (the "Effective Time").

     3. CANCELLATION OF CAPITAL STOCK OF BANK. At the Effective Time, by virtue of the Bank Merger, all shares of the capital stock of Bank, other than any such shares as to which dissenters' rights shall exist at the Effective Time, shall be cancelled.

     4. CAPITAL STOCK OF THE RECEIVING ASSOCIATION. The shares of the capital stock of WNB, the Receiving Association, issued and outstanding immediately prior to the Effective Time shall, at the Effective Time, continue to be issued and outstanding, and no additional shares of WNB shall be issued as a result of the Bank Merger. Therefore, at the Effective Time, the amount of capital stock of WNB, the Receiving Association, shall be $_____________, divided into ________ shares of common stock, par value $_________ per share.

     5. ASSETS AND LIABILITIES OF THE MERGING ASSOCIATIONS. At the Effective Time, the corporate existence of each of the Merging Associations shall be merged into and continued in WNB, the Receiving Association, and such Receiving Association shall be deemed to be the same corporation as each bank or banking association participating in the Bank Merger. All rights, franchises, and interests of the individual Merging Associations in and to every type of property (real, personal and mixed) and choses in action shall be transferred to and vested in the Receiving Association by virtue of the Bank Merger without any deed or other transfer. The Receiving Association, upon the Bank Merger and without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises, and interests, including appointments, designations, and nominations, and all other rights and interests as trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises, and interests were held or enjoyed by any one of the Merging Associations at the time of the Bank Merger, subject to the conditions specified in 12 U.S.C. Section 215a(f). The Receiving Association shall, from and after the Effective Time, be liable for all liabilities of the Merging Associations.

     6. SHAREHOLDER APPROVAL; CONDITIONS; FILING. This Agreement shall be submitted to the shareholders of the Merging Associations for ratification and confirmation in accordance with applicable provisions of law. The obligations of the Merging Associations to effect the Bank Merger shall be subject to all the terms and conditions of the Plan. If the shareholders of the Merging Associations ratify and confirm this Agreement, then the fact of such approval shall be certified hereon by the Secretary of each of the Merging Associations and this Agreement, so approved and certified, shall, as soon as is practicable, be signed and acknowledged by the President or Chairman of the Board of each of them. As soon as may be practicable thereafter, this Agreement, so certified, signed and acknowledged, shall be delivered to the Comptroller for filing in the manner required by law.

     7. MISCELLANEOUS. This Agreement may, at any time prior to the Effective Time, be amended or terminated as provided in the Plan. This Agreement may be executed in counterparts, each of which shall be deemed to constitute an original. This Agreement shall be governed and interpreted in accordance with federal law and the applicable laws of the State of Louisiana. This Agreement may be assigned only to the extent that the party seeking to assign it is permitted to assign its interests in the Plan, and subject to the same effect as any such assignment. The headings in this Agreement are inserted for convenience only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. Capitalized terms used herein and not otherwise defined have the meanings given to them in the Plan.

     IN WITNESS WHEREOF, this Agreement has been executed by a majority of the directors of each of the Merging Associations, as of the day and year first above written.


                           [Signature lines omitted]

                                EXHIBIT 6.02(g)
                                      TO
               AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER


                                            ___________________________, 19__



Whitney Holding Corporation
228 St. Charles Avenue
New Orleans, Louisiana 70112

Gentlemen:

     This letter agreement is given in connection with the proposed merger (the "Merger") of First Citizens BancStock, Inc. ("Citizens") and Whitney Acquisition Corporation, a wholly-owned subsidiary of Whitney Holding Corporation ("WHC"). The undersigned acknowledges that, [as a member of the Board of Directors or an executive officer] [as the beneficial owner of 10% or more of the outstanding common stock] of Citizens, I may be deemed to be an "affiliate" of Citizens as that term is defined in the Securities Act of 1933 and the rules and regulations thereunder.

     I understand that resales or other dispositions of the WHC common stock, no par value per share (the "WHC Common Stock"), to be acquired by me as a result of the Merger, may be governed by Rules 144 and 145 under the Securities Act of 1933.

     I further understand that it is a condition to the Merger that it be accounted for as a "pooling of interests" within the meaning of Accounting Principles Board Opinion No. 16 and that resales or other dispositions of the WHC Common Stock by me may jeopardize the ability of WHC to account for the Merger as a pooling of interests.

     On the basis of the foregoing, and in consideration of the delivery to me of the WHC Common Stock into which my Citizens common stock will be converted, I agree that I will not, directly or indirectly, sell, transfer, pledge or otherwise alienate or encumber any of the WHC Common Stock to be held by me either (i) in violation of the Securities Act of 1933 or the rules and regulations thereunder or (ii) until such time as financial results covering at least 30 days of post-Merger combined operations of WHC have been published and I have been so notified by WHC.

     I understand that I have been asked to provide this letter agreement because I may be deemed to be an "affiliate" of Citizens; however, by delivery of this letter, I do not acknowledge that I am an "affiliate," which status I hereby disclaim.

                                 Very truly yours,

                                  APPENDIX B
            FAIRNESS OPINION OF THE ROBINSON-HUMPHREY COMPANY, INC.

                        [Robinson-Humphrey Letterhead]



                              September 28, 1995



Board of Directors
First Citizens Bancstock, Inc.
1100 Brashear Avenue
Morgan City, Louisiana 70380

Gentlemen:

     In connection with the proposed acquisition of First Citizens Bancstock, Inc. ("FIR") by Whitney Holding Corporation. ("WTNY") (the "Merger"), you have asked us to render an opinion as to whether the financial terms of the Merger, as provided in the Agreement of Combination dated as of September 28, 1995 among such parties (the "Merger Agreement"), are fair, from a financial point of view, to the stockholders of FIR. Under the terms of the Merger, holders of all outstanding shares of FIR stock will receive consideration equal to $49.95 of WTNY shares for each FIR share held, based on a closing share price for WTNY of $31.00.

     Our firm, as part of its investment banking business, is frequently involved in the valuation of securities as related to public underwritings, private placements, mergers, acquisitions, recapitalizations and other purposes.

     In connection with our study for rendering this opinion, we have reviewed the Merger Agreement, FIR's financial results for fiscal years 1990 through 1994 and for the quarter ended June 30, 1995 and certain documents and information we deem relevant to our analysis. We have also held discussions with senior management of FIR for the purpose of reviewing the historical and current operations of, and outlook for FIR, industry trends, the terms of the proposed Merger, and related matters.

     We have also studied published financial data concerning certain other publicly traded banks which we deem comparable to FIR as well as certain financial data relating to acquisitions of other banks that we deem relevant or comparable. In addition, we have reviewed other published information, performed certain financial analyses and considered other factors and information which we deem relevant.

     We have reviewed similar information and data relating to WTNY including its historical financial statements, from fiscal 1990 up through and including the quarter ended June 30, 1995.

     In rendering this opinion, we have relied upon the accuracy of the Merger Agreement, the financial information listed above, and other information furnished to us by FIR and WTNY. We have not separately verified this information nor have we made an independent evaluation of any of the assets or liabilities of FIR and WTNY.

     Based upon the foregoing and upon current market and economic conditions, we are of the opinion that, from a financial point of view, the terms of the Merger as provided in the Merger Agreement are fair to the stockholders of FIR.

                                       Very truly yours,

                                       /S/

                                       THE ROBINSON-HUMPHREY COMPANY, INC.

                                  APPENDIX C
             SECTION 131 OF THE LOUISIANA BUSINESS CORPORATION LAW

             SECTION 131 OF THE LOUISIANA BUSINESS CORPORATION LAW

     A. Except as provided in subsection B of this section, if a corporation has, by vote of its shareholders, authorized a sale, lease or exchange of all of its assets, or has, by vote of its shareholders, become a party to a merger or consolidation, then, unless such authorization or action shall have been given or approved by at least eighty per cent of the total voting power, a shareholder who voted against such corporation action shall have the right to dissent. If a corporation has become a party to a merger pursuant to R.S. 12:112(H), the shareholders of any subsidiaries party to the merger shall have the right to dissent without regard to the proportion of the voting power which approved the merger and despite the fact that the merger was not approved by vote of the shareholders of any of the corporations involved.

     B. The right to dissent provided by this Section shall not exist in the case of:

     (1) A sale pursuant to an order of a court having jurisdiction in the premises.

     (2) A sale for cash on terms requiring distribution of all or substantially all of the net proceeds to the shareholders in accordance with their respective interests within one year after the date of the sale.

     (3) Shareholders holding shares of any class of stock which, at the record date fixed to determine shareholders entitled to receive notice of and to vote at the meeting of shareholders at which a merger or consolidation was acted on, were listed on a national securities exchange, or were designated as a national market system security on an inter-dealer quotation system by the National Association of Securities Dealers, unless the articles of the corporation issuing such stock provide otherwise or the shares of such shareholders were not converted by the merger or consolidation solely into shares of the surviving or new corporation.

     C. Except as provided in the last sentence of this subsection, any shareholder electing to exercise such right of dissent shall file with the corporation, prior to or at the meeting of shareholders at which such proposed corporate action is submitted to a vote, a written objection to such proposed corporate action, and shall vote his shares against such action. If such proposed corporate action be taken by the required vote, but by less than eighty percent of the total voting power, and the merger, consolidation or sale, lease or exchange of assets authorized thereby be effected, the corporation shall promptly thereafter give written notice thereof, by registered mail, to each shareholder who filed such written objection to, and voted his shares against, such action, at such shareholder's last address on the corporation's records. Each such shareholder may, within twenty days after the mailing of such notice to him, but not thereafter, file with the corporation a demand in writing for the fair cash value of his shares as of the day before such vote was taken; provided that he state in such demand the value demanded, and a post office address to which the reply of the corporation may be sent, and at the same time deposit in escrow in a chartered bank or trust company located in the parish of the registered office of the corporation, the certificates representing his shares, duly endorsed and transferred to the corporation upon the sole condition that said certificates shall be delivered to the corporation upon payment of the value of the shares determined in accordance with the provisions of this section. With his demand the shareholder shall deliver to the corporation, the written acknowledgment of such bank or trust company that it so holds his certificates of stock. Unless the objection, demand and acknowledgment aforesaid be made and delivered by the shareholder within the period above limited, he shall conclusively be presumed to have acquiesced in the corporate action proposed or taken. In the case of a merger pursuant to R.S. 12:112(H), the dissenting shareholder need not file an objection with the corporation nor vote against the merger, but need only file with the corporation, within twenty days after a copy of the merger certificate was mailed to him, a demand in writing for the cash value of his shares as of the day before the certificate was filed with the secretary of state, state in such demand the value demanded and a post office address to which the corporation's reply may be sent, deposit the certificates representing his shares in escrow as hereinabove provided, and deliver to the corporation with his demand the acknowledgment of the escrow bank or trust company as hereinabove prescribed.

     D. If the corporation does not agree to the value so stated and demanded, or does not agree that a payment is due, it shall, within twenty days after receipt of such demand and acknowledgment, notify in writing the shareholder, at the designated post office address, of its disagreement, and shall state in such notice the value it will agree to pay if any payment should be held to be due; otherwise it shall be liable for, and shall pay to the dissatisfied shareholder, the value demanded by him for his shares.

     E. In case of disagreement as to such fair cash value, or as to whether any payment is due, after compliance by the parties with the provisions of subsections C and D of this section, the dissatisfied shareholder, within sixty days after receipt of notice in writing of the corporation's disagreement, but not thereafter, may file suit against the corporation, or the merged or consolidated corporation, as the case may be, in the district court of the parish in which the corporation or the merged or consolidated corporation, as the case may be, has its registered office, praying the court to fix and decree the fair cash value of the dissatisfied shareholder's shares as of the day before such corporate action complained of was taken, and the court shall, on such evidence as may be adduced in relation thereto, determine summarily whether any payment is due, and, if so, such cash value, and render judgment accordingly. Any shareholder entitled to file such suit may, within such sixty-day period but not thereafter, intervene as a plaintiff in such suit filed by another shareholder, and recover therein judgment against the corporation for the fair cash value of his shares. No order or decree shall be made by the court staying the proposed corporate action, and any such corporate action may be carried to completion notwithstanding any such suit. Failure of the shareholder to bring suit, or to intervene in such a suit, within sixty days after receipt of notice of disagreement by the corporation shall conclusively bind the shareholder (1) by the corporation's statement that no payment is due, or (2) if the corporation does not contend that no payment is due, to accept the value of his shares as fixed by the corporation in its notice of disagreement.

     F. When the fair value of the shares has been agreed upon between the shareholder and the corporation, or when the corporation has become liable for the value demanded by the shareholder because of failure to give notice of disagreement and of the value it will pay, or when the shareholder has become bound to accept the value the corporation agrees is due because of his failure to bring suit within sixty days after receipt of notice of the corporation's disagreement, the action of the shareholder to recover such value must be brought within five years from the date the value was agreed upon, or the liability of the corporation became fixed.

     G. If the corporation or the merged or consolidated corporation, as the case may be, shall, in its notice of disagreement, have offered to pay the dissatisfied shareholder on demand an amount in cash deemed by it to be the fair cash value of his shares, and if, on the institution of a suit by the dissatisfied shareholder claiming an amount in excess of the amount so offered, the corporation, or the merged or consolidated corporation, as the case may be, shall deposit in the registry of the court, there to remain until the final determination of the cause, the amount so offered, then, if the amount finally awarded such shareholder, exclusive of interest and costs, be more than the amount offered and deposited as aforesaid, the costs of the proceeding shall be taxed against the corporation, or the merged or consolidated corporation, as the case may be; otherwise the costs of the proceeding shall be taxed against such shareholder.

     H. Upon filing a demand for the value of his shares, the shareholder shall cease to have any of the rights of a shareholder except the rights accorded by this section. Such a demand may be withdrawn by the shareholder at any time before the corporation gives notice of disagreement, as provided in subsection D of this section. After such notice of disagreement is given, withdrawal of a notice of election shall require the written consent of the corporation. If a notice of election is withdrawn, or the proposed corporate action is abandoned or rescinded, or a court shall determine that the shareholder is not entitled to receive payment for his shares, or the shareholder shall otherwise lose his dissenter's rights, he shall not have the right to receive payment for his shares, his share certificates shall be returned to him (and, on his request, new certificates shall be issued to him in exchange for the old ones endorsed to the corporation), and he shall be reinstated to all his rights as a shareholder as of the filing of his demand for value, including any intervening preemptive rights, and the right to payment of any intervening dividend or other distribution, or, if any such rights have expired or any such dividend or distribution other than in cash has been completed, in lieu thereof, at the election of the corporation, the fair value thereof in cash as determined by the board as of the time of such expiration or completion, but without prejudice otherwise to any corporate proceedings that may have been taken in the interim.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 83 of the Louisiana Business Corporation Law ("LBCL") provides in part that a corporation may indemnify any director, officer, employee or agent of the corporation against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any action, suit or proceeding to which he is or was a party or is threatened to be made a party (including any action by or in the right of the corporation), if such action arises out of his acts on behalf of the corporation and he acted in good faith not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     The indemnification provisions of the LBCL are not exclusive; however, no corporation may indemnify any person for willful or intentional misconduct. A corporation has the power to obtain and maintain insurance, or to create a form of self-insurance on behalf of any person who is or was acting for the corporation, regardless of whether the corporation has the legal authority to indemnify the insured person against such liability.

     Whitney's Articles of Incorporation and By-laws provide for indemnification for directors, officers, employees and agents or former directors, officers, employees and agents of Whitney to the full extent permitted by Louisiana law.

     Whitney maintains an insurance policy covering the liability of its directors and officers for actions taken in their official capacity.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Whitney pursuant to the foregoing provision or otherwise, Whitney has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a)  Exhibits

          The following Exhibits are filed as part of this Registration
          Statement:

          Exhibit No.      Description

              2 Amended and Restated Agreement and Plan of Merger dated December 15, 1995 included in the Registration Statement as Appendix A and incorporated herein by reference.

              3.1 Articles of Incorporation of Whitney, as amended (filed with the Commission as an exhibit to Whitney's Quarterly Report on Form 10-Q for the quarter ended March 31, 1993 and incorporated herein by reference).

              3.2 By-laws of Whitney, as amended (filed with the Commission on April 5, 1994 as an exhibit to Whitney's Registration Statement on Form S-3 (File No. 33-52983) and incorporated herein by reference).

              5            Opinion of Milling, Benson, Woodward, Hillyer,
                           Pierson & Miller.

              8 Form of opinion of Arthur Andersen LLP as to certain tax matters.

             10.1 Stock Option Agreement between Whitney Holding Corporation and William L. Marks (filed with the Commission as an exhibit to Whitney's Annual Report on form 10-K for the year ended December 31, 1990 and incorporated herein by reference).

             10.2 Executive agreement between Whitney Holding Corporation, Whitney National Bank and William L. Marks (filed with the Commission as an exhibit to Whitney's Quarterly Report on form 10-Q for the quarter ended June 30, 1993 and incorporated herein by reference).

             10.3 Executive agreement between Whitney Holding Corporation, Whitney National Bank and R. King Milling (filed with the Commission as an exhibit to Whitney's Quarterly Report on form 10-Q for the quarter ended June 30, 1993 and incorporated herein by reference).

             10.4 Executive agreement between Whitney Holding Corporation, Whitney National Bank and Edward B. Grimball (filed with the Commission as an exhibit to Whitney's Quarterly Report on form 10-Q for the quarter ended June 30, 1993 and incorporated herein by reference).

             10.5 Executive agreement between Whitney Holding Corporation, Whitney National Bank and Kenneth A. Lawder, Jr. (filed with the Commission as an exhibit to Whitney's Quarterly Report on form 10-Q for the quarter ended June 30, 1993 and incorporated herein by reference).

             10.6 Executive agreement between Whitney Holding Corporation, Whitney National Bank and G. Blair Ferguson (filed with the Commission as an exhibit to Whitney's Quarterly Report on form 10-Q for the quarter ended September 30, 1993 and incorporated herein by reference).

             10.7 Executive agreement between Whitney Holding Corporation, Whitney National Bank and Joseph W. May effective December 13, 1993 (filed with the Commission as an exhibit to Whitney's Annual Report on form 10-K for the year ended December 31, 1993 and incorporated herein by reference).

             10.8 Executive agreement between Whitney Holding Corporation, Whitney National Bank and John C. Hope, III, effective October 28, 1994 (filed with the Commission as an exhibit to Whitney's Annual Report on form 10-K for the year ended December 31, 1994 and incorporated herein by reference).

             10.9 Long-term incentive program (filed with the Commission as an exhibit to Whitney's Annual Report on form 10-K for the year ended December 31, 1991 and incorporated herein by reference).

             10.10 Executive compensation plan (filed with the Commission as an exhibit to Whitney's Annual Report on form 10-K for the year ended December 31, 1991 and incorporated herein by reference).

             10.11 Form of restricted stock agreement between Whitney Holding Corporation and certain of its officers (filed with the Commission as an exhibit to Whitney's Quarterly Report on form 10-Q for the quarter ended June 30, 1992 and incorporated herein by reference).

             10.12 Form of stock option agreement between Whitney Holding Corporation and certain of its officers (filed with the Commission as an exhibit to Whitney's Quarterly

                           Report on form 10-Q for the quarter ended June 30, 1992 and incorporated herein by reference).

             10.13 Directors' Compensation Plan (filed with the Commission as part of Whitney's Proxy Statement dated March 24, 1994 and incorporated herein by reference).

             10.14 Letter Agreement dated December 14, 1995 among Whitney, Acquisition, Whitney Bank, Citizens and FNB.

             21            Subsidiaries

             23.1          Consent of Arthur Andersen LLP dated December 18,
                           1995

             23.2          Consent of Ernst & Young LLP dated December 15, 1995

             23.3 Consent of Milling, Benson, Woodward, Hillyer, Pierson & Miller, included in Exhibit 5.

             24 Powers of Attorney of directors of Whitney Holding Corporation (contained on page S-1 of the Registration Statement).

             99            Form of Proxy of First Citizens BancStock, Inc.

     (b)  Financial Statement Schedules

          None

ITEM 22.  UNDERTAKINGS

     The undersigned Registrant hereby undertakes as follows:

     (1) To respond to requests for information that is incorporated by reference into the Prospectus pursuant to Items 4, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

     (2) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

     (3) That for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or
Section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement related to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (4) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the Registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

     (5) That every prospectus (i) that is filed pursuant to paragraph (4) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (6) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES


          Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New Orleans, State of Louisiana, on this 18th day of December, 1995.


                                 WHITNEY HOLDING CORPORATION


                                 By:      /s/ William L. Marks
                                     ----------------------------------
                                              William L. Marks
                                           Chairman of the Board


                               POWER OF ATTORNEY

          KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears immediately below constitutes and appoints R. King Milling and Edward B. Grimball, or either of them, his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

    /s/ William L. Marks                 Chairman of the Board            December 18, 1995
----------------------------------     and Chief Executive Officer
        William L. Marks


    /s/ R. King Milling                  Director and President           December 18, 1995
----------------------------------
        R. King Milling


    /s/ Edward B. Grimball              Executive Vice President and      December 18, 1995
----------------------------------         Chief Financial Officer
        Edward B. Grimball              (Principal Financial Officer
                                       and Principal Accounting Officer)


    /s/ Harry J. Blumenthal, Jr.                 Director                 December 18, 1995
----------------------------------
        Harry J. Blumenthal, Jr.


    /s/ Joel B. Bullard, Jr.                     Director                 December 18, 1995
----------------------------------
        Joel B. Bullard, Jr.

    /s/ James M. Cain                          Director                   December 18, 1995
----------------------------------
        James M. Cain


    /s/ Angus R. Cooper, II                    Director                   December 18, 1995
----------------------------------
        Angus R. Cooper, II


    /s/ Robert H. Crosby, Jr.                  Director                   December 18, 1995
----------------------------------
        Robert H. Crosby, Jr.


    /s/ Richard B. Crowell                     Director                   December 18, 1995
----------------------------------
        Richard B. Crowell


    /s/ William A. Hines                       Director                   December 18, 1995
----------------------------------
        William A. Hines


    /s/ Robert E. Howson                       Director                   December 18, 1995
----------------------------------
        Robert E. Howson


    /s/ John J. Kelly                          Director                   December 18, 1995
----------------------------------
        John J. Kelly


    /s/ E. James Kock, Jr.                     Director                   December 18, 1995
----------------------------------
        E. James Kock, Jr.


    /s/ John G. Phillips                       Director                   December 18, 1995
----------------------------------
        John G. Phillips


    /s/ John K. Roberts, Jr.                   Director                   December 18, 1995
----------------------------------
        John K. Roberts, Jr.


                                               Director                   December __, 1995
----------------------------------
        W. P. Snyder III


    /s/ Warren K. Watters                      Director                   December 18, 1995
----------------------------------
        Warren K. Watters

                                 EXHIBIT INDEX

                                                                   SEQUENTIALLY
EXHIBIT                                                              NUMBERED
NUMBER   DESCRIPTION                                                   PAGE

  2      Amended and Restated Agreement and Plan of Merger dated
         December 15, 1995 included in the Registration Statement as Appendix A and incorporated herein by reference.

  3.1 Articles of Incorporation of Whitney, as amended (filed with the Commission as an exhibit to Whitney's Quarterly
         Report on Form 10-Q for the quarter ended March 31, 1993 and incorporated herein by reference).

  3.2 By-laws of Whitney, as amended (filed with the Commission on April 5, 1994 as an exhibit to Whitney's
         Registration Statement on Form S-3 (File No. 33-52983) and incorporated herein by reference).

  5      Opinion of Milling, Benson, Woodward, Hillyer, Pierson
         & Miller.

  8 Form of opinion of Arthur Andersen LLP as to certain tax matters.

 10.1    Stock Option Agreement between Whitney Holding
         Corporation and William L. Marks (filed with the
         Commission as an exhibit to Whitney's Annual Report on form 10-K for the year ended December 31, 1990 and incorporated herein by reference).

 10.2    Executive agreement between Whitney Holding Corporation,
         Whitney National Bank and William L. Marks (filed with the Commission as an exhibit to Whitney's Quarterly
         Report on form 10-Q for the quarter ended June 30, 1993 and incorporated herein by reference).

 10.3    Executive agreement between Whitney Holding Corporation,
         Whitney National Bank and R. King Milling (filed with the
         Commission as an exhibit to Whitney's Quarterly Report on form 10-Q for the quarter ended June 30, 1993 and incorporated herein by reference).

 10.4    Executive agreement between Whitney Holding Corporation,
         Whitney National Bank and Edward B. Grimball (filed with the Commission as an exhibit to Whitney's Quarterly Report on form 10-Q for the quarter ended June 30, 1993 and incorporated herein by reference).

 10.5    Executive agreement between Whitney Holding Corporation,
         Whitney National Bank and Kenneth A. Lawder, Jr. (filed with the Commission as an exhibit to Whitney's Quarterly
         Report on form 10-Q for the quarter ended June 30, 1993 and incorporated herein by reference).

                                                                   SEQUENTIALLY
EXHIBIT                                                               NUMBERED
NUMBER   DESCRIPTION                                                    PAGE

 10.6    Executive agreement between Whitney Holding Corporation,
         Whitney National Bank and G. Blair Ferguson (filed with the Commission as an exhibit to Whitney's Quarterly Report on form 10-Q for the quarter ended September 30, 1993 and incorporated herein by reference).

 10.7    Executive agreement between Whitney Holding Corporation,
         Whitney National Bank and Joseph W. May effective
         December 13, 1993 (filed with the Commission as an exhibit to Whitney's Annual Report on form 10-K for the year ended December 31, 1993 and incorporated herein by reference).

 10.8    Executive agreement between Whitney Holding Corporation,
         Whitney National Bank and John C. Hope, III, effective
         October 28, 1994 (filed with the Commission as an exhibit to Whitney's Annual Report on form 10-K for the year ended December 31, 1994 and incorporated herein by reference).

 10.9 Long-term incentive program (filed with the Commission as an exhibit to Whitney's Annual Report on form 10-K for the year ended December 31, 1991 and incorporated herein by reference).

 10.10 Executive compensation plan (filed with the Commission as an exhibit to Whitney's Annual Report on form 10-K for the year ended December 31, 1991 and incorporated herein by reference).

 10.11   Form of restricted stock agreement between Whitney
         Holding Corporation and certain of its officers (filed with the Commission as an exhibit to Whitney's Quarterly
         Report on form 10-Q for the quarter ended June 30, 1992 and incorporated herein by reference).

 10.12   Form of stock option agreement between Whitney Holding
         Corporation and certain of its officers (filed with the Commission as an exhibit to Whitney's Quarterly Report on form 10-Q for the quarter ended June 30, 1992 and incorporated herein by reference).

 10.13 Directors' Compensation Plan (filed with the Commission as part of Whitney's Proxy Statement dated March 24, 1994 and incorporated herein by reference).

 10.14   Letter Agreement dated December 14, 1995 among Whitney,
         Acquisition, Whitney Bank, Citizens and FNB.

 21      Subsidiaries

 23.1    Consent of Arthur Andersen LLP dated December 18, 1995

 23.2    Consent of Ernst & Young LLP dated December 15, 1995

                                                                   SEQUENTIALLY
EXHIBIT                                                              NUMBERED
NUMBER   DESCRIPTION                                                   PAGE

 23.3    Consent of Milling, Benson, Woodward, Hillyer, Pierson &
         Miller, included in Exhibit 5.

 24      Powers of Attorney of directors of Whitney Holding
         Corporation (contained on page S-1 of the Registration
         Statement).

 99      Form of Proxy of First Citizens BancStock, Inc.